VERTEX ENERGY, INC. 8-K

Exhibit 10.1

Execution Version

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

Dated as of September 25, 2024

among

VERTEX REFINING ALABAMA LLC,

as the Borrower,

VERTEX ENERGY, INC.,

as Parent and as a Guarantor,

CERTAIN DIRECT AND INDIRECT SUBSIDIARIES OF PARENT PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

CANTOR FITZGERALD SECURITIES,

as Agent

-i-

	5.9.	Financial Statements	71
	5.10.	No Fraudulent Transfer	72
	5.11.	Taxes; Pension Plans	72
	5.12.	Consents and Approvals	72
	5.13.	Intellectual Property	73
	5.14.	[Reserved]	73
	5.15.	Environmental Matters	73
	5.16.	Government Consents	74
	5.17.	Full Disclosure	74
	5.18.	Inventory	74
	5.19.	Sanctioned Persons	74
	5.20.	Foreign Assets Control Regulations, Etc.	75
	5.21.	Status	75
	5.22.	[Reserved]	75
	5.23.	Tax Classification	75
	5.24.	Bankruptcy Related Matters	76
	5.25.	Compensation of Officers and Directors	76
6.	Affirmative Covenants		77
	6.1.	Good Standing	77
	6.2.	Government Compliance	77
	6.3.	Financial Statements, Reports, Certificates	78
	6.4.	Certificates of Compliance	80
	6.5.	Notices	80
	6.6.	Taxes	80
	6.7.	Maintenance	81
	6.8.	Insurance	81
	6.9.	Environmental Laws	82
	6.10.	Intellectual Property Rights	82
	6.11.	Formation or Acquisition of Subsidiaries	83
	6.12.	Further Assurances	84
	6.13.	Inventory, Returns	84
	6.14.	Delivery of Third-Party Agreements	85
	6.15.	Inspections and Rights to Consult with Management	85
	6.16.	Privacy and Data Security	85
	6.17.	[Reserved]	85
	6.18.	Bankruptcy Matters	85
	6.19.	Post-Closing Matters	86
	6.20.	[Reserved]	86
	6.21.	Access Rights to Advisors	86
	6.22.	Engagement and Retention of Chief Restructuring Officer	87
	6.23.	Additional Covenants of the Borrower	88
	6.24.	Restructuring Milestones	89
	6.25.	Additional Financings	89
7.	Negative Covenants		89
	7.1.	Chief Executive Office; Location of Collateral	89
	7.2.	Extraordinary Transactions and Disposal of Collateral	90

	7.3.	Restructure	90
	7.4.	Liens	91
	7.5.	Indebtedness, Disqualified Equity Interests and Preferred Stock	91
	7.6.	Investments	91
	7.7.	[Reserved]	91
	7.8.	Transactions with Affiliates	91
	7.9.	Stock Certificates	91
	7.10.	Compliance	91
	7.11.	Deposit Accounts	91
	7.12.	[Reserved]	92
	7.13.	Sanctions and AML Restrictions on Use of Proceeds	92
	7.14.	Accounting Changes; Change in Nature of Business; Foreign Operations	92
	7.15.	Burdensome Agreements	92
	7.16.	Restricted Payments; Prepayments of Certain Indebtedness	93
	7.17.	Amendments or Waivers of Certain Related Agreements	94
	7.18.	Activities of Parent	94
	7.19.	Financial Covenant	94
8.	Events of Default		94
	8.1.	Payment Default	94
	8.2.	Certain Covenant Defaults	95
	8.3.	Other Covenant Defaults	95
	8.4.	Attachment	95
	8.5.	Other Agreements	95
	8.6.	Judgments	95
	8.7.	Misrepresentations	96
	8.8.	Enforceability	96
	8.9.	Bankruptcy Event of Default	96
	8.10.	RSA	96
	8.11.	[Reserved]	96
	8.12.	Cross Default	96
	8.13.	ERISA	96
	8.14.	Change of Control	96
	8.15.	Collateral Documents	96
	8.16.	[Reserved]	96
	8.17.	Loss of Material Contracts	96
9.	Agent and Lenders’ Rights and Remedies		97
	9.1.	Rights and Remedies	97
	9.2.	Waiver by the Loan Parties	98
	9.3.	Effect of Sale	99
	9.4.	Power of Attorney in Respect of the Collateral	99
	9.5.	Lender Expenses	99
	9.6.	Remedies Cumulative	100
	9.7.	Reinstatement of Rights	100
	9.8.	Share Collateral	100
	9.9.	Application of Proceeds	101
	9.10.	Lift of Stay; Stay of Proceedings	102

10.	Waivers; Indemnification		102
	10.1.	Demand; Protest	102
	10.2.	Liability for Collateral	102
	10.3.	Indemnification; Lender Expenses	102
11.	Notices		104
12.	Agent Provisions		106
	12.1.	Appointment and Authorization	106
	12.2.	Agent in Individual Capacity; Lender as Agent	107
	12.3.	Exculpatory Provisions	107
	12.4.	Exculpation; Limitation of Liability	108
	12.5.	Credit Decisions	109
	12.6.	Indemnification	109
	12.7.	Successor Agents	110
	12.8.	Agent Generally	110
	12.9.	Reliance	110
	12.10.	Notice of Default	111
	12.11.	Erroneous Payments	111
	12.12.	Collateral Matters	114
13.	Guaranty		115
	13.1.	Guaranty	115
	13.2.	Rights of Lenders	115
	13.3.	Certain Waivers	115
	13.4.	Obligations Independent	116
	13.5.	Subrogation	116
	13.6.	Termination; Reinstatement	117
	13.7.	Stay of Acceleration	117
	13.8.	Condition of Borrower	117
	13.9.	Appointment of Borrower	117
	13.10.	Right of Contribution	118
14.	General Provisions		118
	14.1.	Successors and Assigns	118
	14.2.	Representation of the JS Lender	120
	14.3.	Severability of Provisions	120
	14.4.	Entire Agreement; Construction; Amendments and Waivers	120
	14.5.	Reliance	123
	14.6.	[Reserved]	123
	14.7.	Counterparts	123
	14.8.	Survival	123
	14.9.	Publicity	123
	14.10.	Keepwell; Acknowledgement Regarding Any Supported QFCs	123
	14.11.	Relationship of Parties	124
	14.12.	Confidentiality	125
	14.13.	Patriot Act/Freedom Act	126
	14.14.	Governing Law; Jurisdiction; Waiver of Jury Trial	126
	14.15.	DIP Orders Control	126
	14.16.	Counterparts	127
	14.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	127

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

This Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) is entered into as of September 25, 2024, by and among Vertex Energy, Inc., a Nevada corporation (“Parent”), Vertex Refining Alabama LLC, as a debtor and debtor-in-possession, a Delaware limited liability company (“Borrower”), each of Parent’s direct and indirect Subsidiaries from time to time party hereto listed on Schedule 1 hereto other than Excluded Subsidiaries (as hereinafter defined) (collectively, the “Subsidiary Guarantors” and each, individually, a “Subsidiary Guarantor”; the Subsidiary Guarantors, together with Parent, each a “Guarantor” and collectively, the “Guarantors”), Cantor Fitzgerald Securities (“Cantor”) as administrative agent and collateral agent for the Lenders (“Agent”) and the Lenders from time to time party hereto.

RECITALS

The Borrower entered into a Loan and Security Agreement, dated as of April 1, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified and in effect prior to the date hereof, the “Pre-Petition Loan Agreement”), among the Borrower, the guarantors party thereto, the Pre-Petition Agent and each lender from time to time party thereto.

On September 24, 2024, (the “Petition Date”), each of the Loan Parties (each, a “Debtor”, and collectively, the “Debtors”) filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors are continuing in the possession of their assets and continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under Section 1107(a) and 1108 of the Bankruptcy Code.

On the Petition Date, the Loan Parties filed an Acceptable Disclosure Statement (as defined below) and an Acceptable Plan of Reorganization (as defined below) with the Bankruptcy Court.

The Debtors have requested that the Lenders make available to the Borrower, from and after the date of entry of the Interim DIP Order, a senior secured super-priority debtor-in- possession term loan facility in the aggregate principal amount of up to $280,000,000 (the “DIP Facility”) which shall consist of (x) a new money term loan facility (the “New Money Facility”) in the aggregate principal amount of up to $80,000,000 and (y) a $200,000,000 term loan to reflect the roll-up of a portion of outstanding Pre-Petition Loans made by the Pre-Petition Lenders under the Pre-Petition Loan Agreement, on the terms and conditions set forth in this Agreement.

The DIP Facility shall be available for borrowing as of the Interim Effective Date, subject in all respects to the terms, conditions and limitations set forth herein and in the other Loan Documents and shall be afforded the liens and priority set forth in the DIP Orders and as set forth in Annexes 2 and 3 and to be used during the Bankruptcy Cases for the purposes set forth in Section 2.2.

By execution and delivery of this Agreement and the other Loan Documents and entry of the applicable DIP Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrower and each Guarantor agrees to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each Debtor’s respective assets, on and subject to the terms and priorities set forth in the DIP Orders and the other Loan Documents.

The Lenders are willing to make available the DIP Facility described herein, subject to and in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, parties agree as follows:

1.	Definitions and Construction.

1.1.          Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth below, or if not set forth therein, shall be given the meaning set forth in Annex 4 or the DIP Order.

“Acceptable Disclosure Statement” shall mean the disclosure statement relating to an Acceptable Plan of Reorganization in form and substance reasonably acceptable to the Required Lenders and the Debtors or as may be amended or modified in a manner reasonably acceptable to the Required Lenders and the Debtors.

“Acceptable Intermediation Order” means an Intermediation Order in form and substance reasonably acceptable to the Required Lenders and the Debtors or as may be amended or modified in a manner reasonably acceptable to the Required Lenders and the Debtors.

“Acceptable Plan of Reorganization” means a Plan of Reorganization that (a) is in form and substance reasonably acceptable to the Debtors, the Agent, and the Required Lenders (including containing a release in favor of the Agent, the Pre-Petition Agent, the Lenders, the Pre-Petition Lenders and their affiliates) or as may be amended or modified in a manner reasonably acceptable to the Agent, the Required Lenders and the Debtors, and (b) is in form and substance reasonably acceptable to the Debtors and the Required Lenders and contains a provision for termination of the Term Loan Commitments and treatment of the Obligations in accordance with the RSA.

“Account” is any “account” as defined in the UCC, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Act” means the provisions of the Securities Act of 1933, as amended from time to time, and any successor statute thereof.

“Additional Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party arising under, owing pursuant to, or existing in respect of Hedging Agreements entered into with one or more of the Additional Hedge Providers; provided that Additional Hedge Obligations shall not include any obligations (including, without limitation, any Transaction Obligations and Related Hedges (in each case, under and as defined under the Intermediation Facility (as in effect on the Closing Date)) under any Intermediation Contracts or Hedge Facility, including, without limitation, by virtue of setoff or indemnification rights under the Intermediation Facility Documents).

“Additional Hedge Provider” means any Bank Product Provider that is a party to a Hedging Agreement with a Loan Party or otherwise provides Bank Products under clause (f) of the definition thereof; provided for the avoidance of doubt, the Hedge Provider is not an Additional Hedge Provider.

“Additional Secured Obligations” means (x) all fees under the Loan Documents and costs and expenses incurred in connection with enforcement and collection of the Secured Obligations (including the out-of-pocket fees, charges and disbursements of counsel for each of the Agent and the Lenders), in each case whether direct or indirect (including those acquired by assumption), matured or unmatured, absolute or contingent, primary or secondary, liquidated or unliquidated, disputed or undisputed, joint, joint and several, legal, equitable, secured or unsecured, due or to become due, now existing or hereafter arising whether or not any claim for such Indebtedness, liability or obligation is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law, including the Bankruptcy Cases and (y) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, including the Bankruptcy Cases, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that (x) Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party and (y) Additional Secured Obligations shall not include any obligations (including, without limitation, any Transaction Obligations and Related Hedges (in each case, under and as defined under the Intermediation Facility (as in effect on the Closing Date)) under any Intermediation Facility Document, including, without limitation, by virtue of setoff or indemnification rights under the Intermediation Facility Documents).

“Adequate Protection Liens” shall have the meaning assigned such term in the DIP Orders.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form provided or approved by Agent (which form shall be reasonable in light of its scope and purpose) and submitted to Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person that owns or Controls such Person, any Person that Controls or is Controlled by or is under common Control with such Person or each of such Person’s senior executive officers, directors, members or partners. Notwithstanding anything to the contrary, no Secured Party (nor any of their Affiliates or Approved Funds), and none of Macquarie Energy North America Trading Inc., Shell Trading (US) Company, Equilon Enterprises LLC d/b/a Shell Oil Products US, Shell Chemical LP, Synergy Supply & Trading LLC, and Idemitsu Apollo Renewable Corp. (or any of their respective Affiliates) shall be an Affiliate of any Loan Party or of any Subsidiary of any Loan Party.

“Agent” has the meaning given to such term in preamble to this Agreement.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of the Closing Date, by and between Parent, Borrower and Agent, as may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other Applicable Laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the Applicable Laws, statutes, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA Patriot Act.

“Applicable Law” means, as to any Person, all applicable Laws of any Governmental Authority binding upon such Person or to which such a Person is subject.

“Applicable Rate” shall mean a percentage per annum equal to the Base Rate plus, (v) in the case of New Money Term Loans, 9.50%, (w) in the case of Interim Roll-Up Loans, 9.40%, (x) in the case of Restricted Roll-Up Loans, 9.60% and (y) in the case of Final Roll- Up Loans, 9.40%.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Approved Bankruptcy Court Order” shall mean (a) the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement and (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of Agent and Lenders, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any DIP Super-Priority Claims (as defined in the DIP Order) (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Super- Priority Claims (as defined in the DIP Order)), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to the DIP Facility or Pre-Petition Loan Agreement, (vii) the Acceptable Plan of Reorganization, (viii) the Bid Procedures Order, the Scheduling Order, any Sale Order, and (ix) the Intermediation Order, in each case, for clauses (a) and (b), that (x) are in form and substance reasonably acceptable to Agent and the Required Lenders, (y) have not been vacated, reversed or stayed and (y) have not been amended or modified except in a manner reasonably acceptable to the Required Lenders.

“Approved Budget” means the Initial Approved Budget, as the same may be updated, modified or supplemented from time to time as provided in Section 6.23(a)(i).

“Approved Fund” means (a) with respect to any Lender other than the JS Lender, any Fund that is administered or managed by, a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender and (b) with respect to the JS Lender, any lineal descendant, sibling or other family member(s) of Jennifer Straumins, and each of their respective heirs and estates, and any partnerships, trusts or other investment vehicles formed for the benefit of any of the above.

“Assignment” has the meaning assigned to it in Section 14.1(b).

“Assignment Agreement” means an agreement substantially in the form of Exhibit C attached hereto or such other form as approved by Agent.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Availability Period” means the period beginning on the Closing Date and ending on the Term Loan Commitment Termination Date.

“Avoidance Actions” means any of the actions described in clause (c) of the definition of “Collateral”.

“Avoidance Proceeds” has the meaning specified in clause (c) of the definition of “Collateral”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 5 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedging Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, in each case, other than Additional Hedge Obligations, (b) all Additional Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party; provided that Bank Product Obligations shall not include any obligations (including, without limitation, any Transaction Obligations and Related Hedges (in each case, under and as defined under the Intermediation Facility (as in effect on the Closing Date)) under any Intermediation Facility Document, including, without limitation, by virtue of setoff or indemnification rights under the Intermediation Facility Documents). The Borrower shall provide an officer’s certificate upon the incurrence of any Bank Product Obligations, which shall include the amount of such Bank Product Obligations, the identity of the Bank Product Provider and such information as may be requested by the Agent in connection therewith. The Agent shall have no duties with respect to such holders of Bank Product Obligations in the absence of such certificate.

“Bank Product Provider” means each Person providing the Bank Products to the Loan Parties.

“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Bankruptcy Code” means (x) Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, or (y) equivalent legislation in any jurisdiction applicable to the Loan Parties.

“Bankruptcy Court” has the meaning given to such term in the recitals to this Agreement.

“Bankruptcy Event of Default” means the occurrence of any of the following in the Bankruptcy Cases:

(a)             the bringing of a motion or taking of any action by any of the Loan Parties or any Subsidiary to use cash collateral of the Agent and the other Secured Parties under section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders, except as provided in the Interim DIP Order or Final DIP Order;

(b)            the filing by any of the Loan Parties of a Plan of Reorganization other than an Acceptable Plan of Reorganization or the entry of an order in the Bankruptcy Cases confirming a Plan of Reorganization that is not an Acceptable Plan of Reorganization;

(c)            (i) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order in any material respect without the written consent of the Required Lenders or (ii) the Interim DIP Order or the Final DIP Order not being in full force and effect;

(d)            after entry of the Final DIP Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against, the Agent, any Lender, any other Secured Party or any of the Collateral;

(e)            the entry of an order granting relief from the Automatic Stay under section 362 of the Bankruptcy Code so as to allow a third-party to exercise remedies against a material portion of the Collateral;

(f)             (i) the appointment of a trustee, receiver or an examiner (other than a fee examiner) in the Bankruptcy Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties, or (ii) the sale without the Required Lenders’ consent of all or substantially all of the Debtors’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed Plan of Reorganization in the Bankruptcy Cases or otherwise that does not result in either the payment in full in cash of all the Obligations, treatment of the Obligations in accordance with the RSA, or as otherwise agreed by the Required Lenders;

(g)            the dismissal of the Bankruptcy Cases, or the conversion of the Bankruptcy Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal of the Bankruptcy Cases under Section 1112 of the Bankruptcy Code or otherwise or the conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code;

(h)            any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter an order granting relief from or modifying the Automatic Stay (i) to allow any creditor (other than the Agent) to execute upon or enforce a Lien on any material portion of the Collateral, (ii) approving any settlement or other stipulation not approved by the Required Lenders (which approval shall not be unreasonably withheld) with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, (iii) with respect to any Lien (other than Permitted Liens) on or the granting of any Lien (other than Permitted Liens) on any Collateral to any federal, state or local environmental or regulatory agency or authority which in either case involved a claim of $500,000 or more or (iv) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(i)             the commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against the Agent, any Lender or any other Secured Party and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for thirty (30) days after service thereof on the Agent, or such any Secured Party, where such suit or action asserts or seeks by or on behalf of a Loan Party, a claim or any legal or equitable remedy or the entry of an order in the Bankruptcy Cases that would (x) have the effect of invalidating, subordinating or challenging any or all of the Obligations or Liens of the Agent (on behalf of the Secured Parties) to any other claim, (other than as contemplated in Annexes 2 or 3), or (y) have a Material Adverse Effect on the rights and remedies of the Agent or the collectability of all or any portion of the Obligations (other than a challenge as to whether an Event of Default has, in fact, occurred and is continuing);

(j)             the entry of an order in the Bankruptcy Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement;

(k)            the failure of any Loan Party to perform in all material respects any of its obligations under the DIP Orders, the Intermediation Order, any Sale Order, the Scheduling Order or the Bid Procedures Orders, in each case, as determined by the Bankruptcy Court;

(l)             the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than the Obligations in, or as otherwise permitted under the applicable Loan Documents or permitted under the DIP Orders, entitled to superpriority administrative expense claim status in the Bankruptcy Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 of the Bankruptcy Code or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the DIP Orders then in effect;

(m)           the Interim DIP Order (prior to the entry of the Final DIP Order) or, on and after entry thereof, the Final DIP Order shall cease (i) to create a valid and perfected Lien on the Collateral, (ii) to grant valid, perfected and enforceable super-priority claims with respect to the DIP Facility with the priority provided in the RSA or (iii) to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without the prior written consent of the Required Lenders;

(n)            upon entry of a Final DIP Order, an order in the Bankruptcy Cases shall be entered limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(o)            an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties;

(p)           an order materially adversely impacting the rights and interests of the Agent and the Lenders under the Loan Documents, as reasonably determined by the Required Lenders in good faith, shall have been entered by the Bankruptcy Court or any other court of competent jurisdiction;

(q)            any Loan Party shall challenge, support or encourage a challenge of any payments made to the Agent, any Lender, or any Secured Party with respect to the Obligations, or without the consent of the Required Lenders, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any Pre-Petition Agent, or the Pre-Petition Lenders, that is inconsistent with a DIP Order;

(r)             without the Required Lenders’ prior written consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party of any motion or other request with the Bankruptcy Court (in each case, other than the DIP Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the consent of the Agent (at the direction of the Required Lenders) or to obtain any financing under Section 364 of the Bankruptcy Code other than the Loan Documents;

(s)            any Loan Party or any person acting validly on behalf of any Loan Party shall file any motion seeking authority to consummate a sale of assets (constituting Collateral or otherwise) outside the ordinary course of business and not permitted hereunder (for the avoidance of doubt, a Third-Party Sale, a Credit Bid Sale, and a Sale shall each be permitted hereunder, in each case, to the extent in accordance with an Approved Bankruptcy Court Order);

(t)             any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise or on account of any pre-petition Indebtedness or payables, in each case, except as otherwise permitted under this Agreement, the RSA, one or more “first day” or “second day” orders, the DIP Orders, or other Approved Bankruptcy Court Orders and consistent with the Approved Budget (subject to Permitted Variances);

(u)            without the Required Lenders’ prior written consent, any Loan Party shall file any motion or other request with the Bankruptcy Court seeking (A) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, Liens or security interests in any Collateral, whether senior, equal or subordinate to the Agent’s Liens and security interests; or (B) to modify or affect any of the rights of the Agent, the Lenders or the Secured Parties under the DIP Orders or the Loan Documents and related documents by any plan of reorganization confirmed in the Bankruptcy Cases or subsequent order entered in the Bankruptcy Cases; or

(v)            the entry of the Final DIP Order shall not have occurred within thirty (30) days after the Petition Date.

“Base Rate” shall be, for any day, the greater of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States minus 1.50% as in effect on such day and (ii) the sum of the Federal Funds Rate for such day plus 1/2 of 1.0%. In no event shall the Base Rate be less than 1.0%.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Bid Deadline” means the deadline for submitting qualified bids for the Third-Party Sale.

“Bid Procedures Order” means an order to approve the bidding procedures in form and substance reasonably acceptable to the Required Lenders and the Debtors.

“BlackRock Lenders” means each of the Lenders party hereto from time to time that are affiliated with or managed by BlackRock Financial Management, Inc. or any Affiliate thereof.

“Board” means Parent’s board of directors (or equivalent management or oversight body) as elected from time to time in accordance with the Organization Documents and bylaws of Parent in effect from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Joinder Agreement” means the agreement substantially in the form of Exhibit B-1 hereto.

“Borrower Materials” has the meaning given to such term in Section 6.3(c).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized to close under the laws of, or are in fact closed in, New York.

“Cantor” has the meaning given to such term in preamble to this Agreement.

“Capital Lease Obligations” means, as to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (consistently applied), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (consistently applied); provided that any lease that would properly be recognized as an “operating lease” by Parent as of the Closing Date shall continue to be treated as an operating lease and shall not constitute a Capital Lease Obligation for purposes of this Agreement.

“Carve Out” has the meaning given to the term in the DIP Orders.

“Cash Collateral” has the meaning ascribed to it in section 363(a) of the Bankruptcy Code.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) certificates of deposit, denominated solely in U.S. Dollars, maturing within 180 days after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof.

“Cash Flow Forecast” means a projected statement of sources and uses of cash for the Borrower, prepared in accordance with Section 6.23(a)(i), for the current and following 13 calendar weeks (but not any preceding weeks), including the anticipated uses of the proceeds of the Term Loans for each week during such period. As used herein, “Cash Flow Forecast” shall initially refer to the 13-week cash flow forecast used to prepare the Initial Budget and, thereafter, the most recent Cash Flow Forecast delivered by the Borrower in accordance with Section 6.23(a)(i).

“Cash Management Order” means an order relating to or authorizing, among other things, the continuation of certain cash management services to the Debtors on an emergency, interim or final basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Bankruptcy Cases, in form and substance reasonably acceptable to the Required Lenders and the Debtors.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, credit, purchasing debit card, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, treasury management services (including controlled disbursement services), cash pooling arrangements, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Casualty Event” means any material loss of or damage to any tangible property or interest in tangible property of Parent or any Subsidiary.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Certificate of Title Collateral” shall mean all Vehicles and Rolling Stock (to the extent covered by a certificate of title), in each case, with a fair market value in excess of $100,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)             the direct or indirect Disposition occurs (other than by way of merger or consolidation permitted hereunder), in one or a series of related transactions, of all or substantially all of the Properties or assets of Loan Parties taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

(b)            the consummation of any transaction (including any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), becomes the beneficial owner, directly or indirectly, of more than 33% of the Equity Interest of Parent, measured by voting power rather than number of shares, units or the like; or

(c)             Parent fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of (x) the Borrower and (y) each other Loan Party, unless, in the case of this clause (y), permitted hereunder.

“Closing Date” means the first date on which all the conditions precedent in Section 3.1 and Section 3.2 are satisfied or waived in accordance with Section 14.1, which date is September 25, 2024.

“Collateral” means all real and personal property and interests in real and personal property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents or the DIP Orders, including but not limited to (provided that, for the avoidance of doubt, “Collateral” shall not include Excluded Property):

(a)	the assets and property listed on Annex 1 (including, without limitation, any Purchase Agreement);

(b)	all Real Property;

(c)	all proceeds recovered by or on behalf of each Loan Party or any trustee of any Loan Party (whether in the Bankruptcy Cases or any subsequent case to which any of the Bankruptcy Cases is converted) as a result of transfers or obligations avoided or actions maintained or taken pursuant to sections 542, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code or other Debtor Relief Laws (such actions, “Avoidance Actions”), subject to the entry of the Final DIP Order (“Avoidance Proceeds”);

(d)	all “Collateral” referred to in the DIP Order, it being understood that Collateral shall include all such “Collateral,” irrespective of whether any such property was excluded pursuant to the Pre-Petition Loan Agreement or any other Pre-Petition Loan Document; and

(e)	to the extent not otherwise included, all proceeds of the foregoing.

“Collateral Documents” means Article 4 of this Agreement, the DIP Orders, the Mortgages, if any, any Control Agreement, and all other instruments, documents, and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents which purport to grant to Agent, for the benefit of Secured Parties, a Lien on any real, personal, or mixed property of such Loan Party as security for the Secured Obligations and any power of attorney from time to time granted by Agent in relation to notating the Agent’s Lien on any Certificate of Title Collateral, in each case, as such Collateral Documents may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Commercial Tort Claim” means any “commercial tort claim” as defined in the UCC.

“Committee” means an official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Committee Professionals” means the persons or firms retained by the Committee pursuant to section 328 or 1103 of the Bankruptcy Code.

“Competitor” means any Person (other than the Parent or any of its Subsidiaries or any of their respective Affiliates) that is actively engaged in a Similar Business; provided, that an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor and has no active control of management or governance, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Confidential Information” has the meaning given to such term in Section 14.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Liquidity” means, for any period, an amount determined for the Loan Parties on a consolidated basis, equal to the aggregate sum of (x) Unrestricted Cash of the Loan Parties plus (y) the aggregate principal amount of Term Loan Commitments available to be drawn; provided that any calculation of Consolidated Liquidity for any purpose hereunder shall include a certification from the Loan Parties to the Agent that all accounts payable included in such calculation are within stated invoices terms and are no more than sixty (60) days past due.

“Contingent Obligation” means, as applied to any Person, any obligation, whether contingent or otherwise, with respect to any indebtedness, lease, dividend, letter of credit of such Person or other obligation of another Person, including, without limitation, any obligation of such Person, with respect to (i) undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (ii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under such guarantee or other support arrangement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to individually direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement, the terms of which are reasonably satisfactory to Agent and Required Lenders (it being agreed that the Agent shall not be obligated to enter into any agreement where it indemnifies a third-party in Agent’s individual capacity; provided that the Control Agreement, if any, entered into on or about the Closing Date is satisfactory to Agent), which is executed by Agent, each Loan Party and the applicable financial institution and/or securities/investment intermediary, and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest in the Loan Parties’ accounts maintained at such financial institution or securities/investment intermediary, in each case, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Copyrights” means any and all copyright rights in the United States (whether registered or unregistered and whether published or unpublished), copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, together with any and all (i) rights and privileges arising under Applicable Law with respect thereto and (ii) renewals and extensions thereof.

“Covered Entity” means any of the following:

(a)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning given to such term in Section 14.10(b).

“Credit Bid Sale” means a Sale to the Lenders.

“Credit Bid Sale Order” means an order approving the Credit Bid Sale.

“CRO” has the meaning given to such term in Section 6.22(a).

“Current Financial Statements” has the meaning given to such term in Section 5.9. Agreement.

“Debtor” has the meaning given to such term in the recitals to this

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief Laws (including applicable provisions of any corporate laws) of the United States or any state thereof or other applicable jurisdictions from time to time in effect.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to (i) the then Applicable Rate, plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that:

(a)             has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,

(b)            has given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c)             has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under an Insolvency Proceeding, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Deposit Account” means any “deposit account” as defined in the UCC.

“DIP Facility” has the meaning given to such term in the recitals to this Agreement. DIP Order.

“DIP Orders” means, collectively, the Interim DIP Order and the Final

“Disclosure Amount” means $250,000.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Secured Obligations that are accrued and payable and the termination of the Term Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by any Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” shall mean any Person that is (i) designated by the Supermajority Lenders by written notice delivered to Agent on or prior to the Closing Date, and listed on Schedule 2 hereto; provided that following the Closing Date, any Disqualified Institution may be removed from Schedule 2 by the Supermajority Lenders by written notice delivered to Agent and no Borrower consent shall be required for such removal.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enforcement Notice Period” has the meaning given to such term in the applicable DIP Order.

“Environmental Claim” means any complaint, summons, citation, notice, notice of potential liability, notice of violation, directive, order, claim, suit, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder; (ii) in connection with the actual or alleged presence or Release of Hazardous Materials; (iii) exposure of any Person to any Hazardous Materials; or (iv) in connection with any actual or alleged liability under Environmental Law arising from any damage, injury, threat or harm to human health or safety (to the extent relating to exposure of any Person to Hazardous Materials), natural resources or the environment.

“Environmental Law” means any Law or any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party and/or any Subsidiary thereof, relating to (i) the protection of human health or safety (to the extent relating to exposure of any Person to Hazardous Materials) and the environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the manufacture, processing, handling, generation, use, disposal, production, storage, handling, treatment, Release or transport of, or exposure of Persons to, Hazardous Materials, (iv) occupational health and safety (to the extent relating to exposure of any Person to Hazardous Materials) or (v) pipeline safety, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, convertible debt or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” means, any issuance by any Loan Party or any of its Subsidiaries to any Person of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Loan Party, any entity, trade or business (whether or not incorporated) under common control with the Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event (other than the Bankruptcy Cases or the events giving rise thereto) with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (g) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan other than the Bankruptcy Cases or the events giving rise thereto; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, (k) the filing by a Loan Party or any ERISA Affiliate of an application with respect to a Pension Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 12.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.11(e).

“Event of Default” has the meaning given to such term in Section 8.

“Exchange” has the meaning given to such term in Section 6.21(d).

“Excluded Account” means (a) any tax, trust, or payroll account (including, without limitation, accounts used for payroll, payroll taxes, workers’ compensation or unemployment compensation premiums or benefits and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees or for other trust or fiduciary purposes of a Loan Party or accounts of a Loan Party used specifically and exclusively for holding any other taxes required to be collected or withheld by a Loan Party (including, without limitation, federal and state sales, use and excise taxes, customs duties, import duties and independent customs brokers’ charges) for which any Loan Party is or may reasonably be expected to be liable), so long as such deposit account contains only funds to be used exclusively for taxes, trust obligations and payroll obligations, (b) in accordance with the Intermediation Order, an account solely used to post cash collateral or margin to an Intermediator to secure any Intermediation Facility (including, without limitation, any account used to hold any Independent Amount), (c) any account solely used to post cash collateral or margin to any Bank Product Provider to secure Non-LSA Hedges up to an amount not to exceed $750,000 and (d) other deposit accounts, so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $1,000,000.

“Excluded Property” means, with respect to any Loan Party, (a) any property which, subject to the terms of clause (c) of “Permitted Indebtedness”, is subject to a Lien of the type described in clause (c) of “Permitted Liens” pursuant to documents that prohibit such Loan Party from granting any other Liens in such property, (b) Excluded Accounts (other than clause (d) of such definition which shall not be Excluded Property), (c) any contract, permit, license or any contractual obligation entered into by any Loan Party (A) that prohibits or requires the consent of any Person other than any Loan Party and its Affiliates (which consent has not been obtained) as a condition to the creation by such Loan Party of a Lien on any right, title or interest in such permit, license or contractual obligation or any equity interest related thereto or that would be breached or give the other party to the right to terminate such permit, license or contractual obligation as a result thereof or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition or requirement for consent in clauses (A) and (B), to the extent, and for as long as, such prohibition or requirement for consent (x) was not entered into in contemplation of this Agreement and (y) is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law or by the receipt of the applicable Person whose consent is required, (d) any “intent to use” trademark application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, (e) Intermediation Excluded Property and (f) Avoidance Actions; provided that, subject to the entry of the Final DIP Order, the proceeds of any Avoidance Action shall not be Excluded Property.

“Excluded Subsidiary” means (x) as of the Closing Date, VRM-LA and (y) any Subsidiary that is prohibited, but only so long as such Subsidiary would be prohibited, by any contract entered into by any Loan Party or any Subsidiary acquired after the Closing Date (but only to the extent in existence on the Closing Date or, upon the acquisition of any Subsidiary and in respect of such Subsidiary, in existence on the date of acquisition thereof and, in each case, only to the extent not entered into in contemplation of this Agreement or is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other requirement of law) with one or more unaffiliated third parties, from providing a guaranty of the Secured Obligations or granting a Lien on its assets to secure the Secured Obligations or that would require third-party contractual authorization to provide such a guaranty or grant such a Lien unless such authorization has been received (it being understood that the Loan Parties shall not be obligated to seek any authorization except to the extent it is commercially reasonable to do so); provided that the exclusion in this clause (y) shall in no way be construed to (A) apply to the extent that any described prohibition is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other Applicable Law, or (B) limit, impair, or otherwise affect any of the Agent’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with the Equity Interests of such Excluded Subsidiary, or (2) any proceeds from the sale, license, lease, or other dispositions of the Equity Interests of such Excluded Subsidiary; provided that in the case of clauses (x) or (y) above, such Subsidiary or Subsidiaries shall, upon no longer constituting an “Excluded Subsidiary”, promptly (and, in all events, within 10 Business Days or such longer period as the Required Lenders shall reasonably agree) comply with Sections 6.11 and 6.12.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Additional Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 14.10), or the grant by such Loan Party of a security interest to secure, such Additional Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Additional Hedge Obligation. If an Additional Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Additional Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.9(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Notes” means the 6.25% Convertible Senior Notes due 2027 issued pursuant to the Existing Convertible Notes Indenture.

“Existing Convertible Notes Indenture” means the Indenture, dated as of November 1, 2021, by and between Parent and U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank National Association, as Trustee, as in effect on the date hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between Parent, Borrower and the Initial Lenders, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Final DIP Order” means a Final DIP Order entered by the Bankruptcy Court (i) authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement and (b) use Cash Collateral during the pendency of the Bankruptcy Cases, and (ii) granting certain related relief on a final basis, in form and substance reasonably acceptable to the Agent, the Required Lenders and the Borrower, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent (at the direction of the Required Lenders), the Required Lenders and the Borrower.

“Final Effective Date” means the first date after (i) the entry of the Final DIP Order and (ii) the Interim Effective Date.

“Final Roll-Up Lender” has the meaning specified therefor in Section 2.1(d).

“Final Roll-Up Loans” has the meaning specified therefor in Section 2.1(d).

“Flood Laws” means all Applicable Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Law related thereto.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person), fund, commingled investment vehicle or managed account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funds Flow Memorandum” shall mean each funds flow memorandum to delivered with a Notice of Borrowing and executed and delivered by the Borrower to the Agent in connection with the application of Term Loan proceeds on any proposed borrowing date, which funds flow memorandum shall be in form and substance reasonably satisfactory to the Lenders.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“GDPR” means the European Union General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 of the European Parliament and the Council of the European Union and all regulations promulgated thereunder.

“Goods” means any “goods” as defined in the UCC.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning given to such term in Section 13.1.

“Guarantor Joinder Agreement” means the agreement substantially in the form of Exhibit B-2 hereto.

“Guarantors” has the meaning given to such term in the preamble. “Guaranty” means, collectively, the Guarantee made by the Guarantors under Article 13 in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.11, in each case, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, or for which liability or standards of care are imposed by, any Environmental Law; and (b) any petroleum, petroleum distillate or petroleum-derived substances or products, crude oil, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil or natural gas, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos- containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time; provided that, notwithstanding anything to the contrary, Intermediation Contracts and Hedge Facility shall not constitute a Hedging Agreement hereunder.

“Hedging Obligations” has the meaning set forth in Annex 4.

“Highbridge Lenders” means each of the Lenders party hereto that are managed by Highbridge Capital Management, LLC.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including interest whether charged at the Applicable Rate or otherwise) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any earn-out obligations, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than sixty (60) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person (not in duplication of any other clause of this definition), (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, (j) all obligations of such Person in respect of bankers’ acceptances, (k) obligations in respect of Disqualified Equity Interests, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended calendar quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such calendar quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture; provided that Indebtedness will not be deemed to include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction (including any proceeds held in an escrow, trust, collateral or similar account or arrangement for a period of no longer than thirty (30) days (or such longer period to which the Required Lenders may reasonably agree)).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Approved Budget” means the budget prepared by the Loan Parties in the form of Exhibit J attached hereto and initially furnished to the Agent and Required Lenders on the Closing Date and which is approved by, and in form and substance satisfactory to the Required Lenders.

“Initial Lender” means each of the Whitebox Lenders, the Highbridge Lenders, the BlackRock Lenders, CrowdOut Credit Opportunities Fund LLC, CrowdOut Capital LLC and the JS Lender.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); domain names; all trade secrets and related rights, including without limitation rights to unpatented inventions, know-how and manuals; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents; all licenses or other rights to use any of the foregoing and all license fees and royalties arising from such use; and all proceeds and products of the foregoing.

“Intellectual Property Security Agreement” means an intellectual property security agreement to be filed with the USPTO if required by the terms of the DIP Orders in form and substance satisfactory to the Required Lenders in their reasonable discretion with respect to Intellectual Property, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Interest Payment Date” shall mean (a) the last Business Day of each calendar month commencing October 2024 to occur during any period in which any Term Loan is outstanding and (b) the Maturity Date.

“Interim DIP Order” means the interim order entered by the Bankruptcy Court (i) authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement and (b) use cash collateral during the pendency of the Bankruptcy Cases, and (ii) granting certain related relief on an interim basis substantially in the form of Exhibit A, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent (at the direction of the Required Lenders), the Required Lenders and the Borrower.

“Interim Effective Date” means the first date after (i) the entry of the Interim DIP Order and (ii) the Closing Date.

“Interim Facility Amount” means, $39,390,204.38.

“Interim Period” means the period commencing on the Interim Effective Date and ending on (but excluding) the earlier to occur of (a) the Final Effective Date and (b) the Term Loan Commitment Termination Date.

“Interim Roll-Up Lender” has the meaning specified therefor in Section 2.1(b).

“Interim Roll-Up Loans” has the meaning specified therefor in Section 2.1(b).

“Intermediation Facility” means that certain Supply and Offtake Agreement, dated as of April 1, 2022, entered into by and among the Intermediator and certain of the Loan Parties (including any replacement or refinancing of thereof), as amended, modified or supplemented from time to time in accordance with the terms thereof and subject to and in accordance with the terms and conditions of an Acceptable Intermediation Order.

“Intermediation Facility Documents” means the agreements documenting the Intermediation Facility between a Loan Party and the Intermediator, including, the Intermediation Contracts and Intermediation Order, in each case, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Intermediation Facility Obligations” means the Intermediation Obligations (as defined in Annex 4), but for the avoidance of doubt, excluding all Hedge Obligations.

“Intermediation Order” means the Intermediation Order (as defined in Annex 4).

“Intermediator” means Macquarie Energy North America Trading Inc.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as defined in the UCC, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Loan Party’s Books relating to any of the foregoing.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), any purchase or other acquisition of debt or other securities of any Person, any loan, advance or capital contribution to, or Guarantee or assumption of debt of, any Person (including any partnership or joint venture interest in any Person), or the purchase or other acquisition (in one transaction or series of transactions) of all or substantially all of the property and assets or business of any Person or assets constituting a business unit, line of business or division of any Person.

“Involuntary Disposition” means any loss of damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party.

“IRS” means the United States Internal Revenue Service.

“JS Lender” means Jennifer Straumins, a natural Person, in her capacity as a Lender hereunder.

“Knowingly” has a correlative meaning of undertaking an action with Knowledge.

“Knowledge” means, with respect to a Person, the knowledge of the individuals of such Person, including a Responsible Officer, who have the responsibility for any day-to-day decision making, or legal, operational, or financial affairs of such Person, which knowledge shall include any and all facts and other information of such Person actually knew or reasonably should have known in accordance with all applicable industry standards and commercially reasonable prudence and diligence.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Expenses” means all reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses), incurred by Agent or any Lender in connection with the preparation, negotiation, administration, any Default or Events of Default, and enforcement of the Loan Documents or the DIP Orders (including without limitation the reasonable and documented (1) legal fees and expenses of (i) Sidley Austin LLP, counsel for the Lender Group, (ii) Shipman & Goodwin LLP, counsel to the Agent, (iii) Latham & Watkins LLP, as special counsel for the JS Lender with scope of role and limitations as agreed by JS Lender and the Borrower; provided that such expenses for the JS Lender shall not exceed $100,000 per month after the Closing Date, and (iv) one local counsel in each applicable jurisdiction for the Lenders as a group and the Agent and one of each of any specialty/regulatory/tax counsel as reasonably required by the Agent or any Lender, and (2) fees, expenses and disbursements of an appraiser, investment banker, consultant and/or financial advisor employed or retained by the Secured Parties or their counsel for the Lenders as a group limited to one of each category), including any amendments, modifications, consents and waiver to and/or under any and all Loan Documents, the Interim DIP Order, the Final DIP Order and any transaction contemplated thereby (whether or not the transactions contemplated hereby or thereby shall be consummated) and any refinancing of the obligations hereunder or any “exit financing” requested by the Loan Parties in connection with the Bankruptcy Cases; any public record searches conducted by or at the request of Agent from time to time, including without limitation, title investigations, public records searches, pending litigation and tax lien searches and searches for applicable corporate, limited liability, partnership and related records; reasonable Collateral audit fees incurred by Agent or any Lender; and Agent’s and any Lender’s reasonable costs and expenses (including but not limited to reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred before, during and/or after an Insolvency Proceeding (including, for the avoidance of doubt, the Bankruptcy Cases) (i) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral; (ii) maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents or DIP Orders; or incurred in any other matter or proceeding relating to the Loan Documents or DIP Orders (including in all cases, without limit, court costs, settlement costs, legal expenses and reasonable attorneys’ fees and expenses, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise); and (iii) the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases and any successor cases, attendance at meetings, court hearings or conferences related to the Bankruptcy Cases or any successor cases, and general monitoring of the Bankruptcy Cases and any successor cases.

“Lender Group” means the Initial Lenders, their respective Affiliated and Approved Funds and their permitted successors and assignees pursuant to Section 14.1 hereof.

“Lenders” shall mean collectively, the New Money Lenders and the Roll-Up Lenders.

“Letter of Credit Rights” means any “letter of credit right” as defined in the UCC.

“Lien” means any pledge, bailment, lease, mortgage, deed of trust (or similar instrument), hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance, preference, priority or other lien (statutory or otherwise) in favor of any Person, including any Lien (as defined in Annex 2).

“Loan and Security Agreement” means this Agreement.

“Loan Documents” means, collectively, this Agreement, each Note, each Approved Budget, each Variance Report, the Agent Fee Letter, the Fee Letter, any Borrower Joinder Agreement, any Guarantor Joinder Agreement, each Notice of Borrowing, the Collateral Documents, and all other documents, instruments and agreements executed or delivered by any Loan Party to or for the benefit of Agent and Lenders in connection with this Agreement, all as amended or extended from time to time, including for the avoidance of doubt, any other agreements, consents or waivers entered into which are designated therein as a “Loan Document”.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of Parent and the other Loan Parties taken as a whole, (ii) the ability of Borrower to repay the Secured Obligations or any Loan Party to otherwise perform its obligations under the Loan Documents taken as a whole, or (iii) the validity, perfection or priority of, or any impairment to, Agent’s security interests in the Collateral or Agent’s right to enforce any of its rights or remedies with respect to the Secured Obligations; provided, that, the commencement of the Bankruptcy Cases or any sale or other liquidation of any, all or substantially all of Debtors’ assets in such Bankruptcy Cases in accordance with the terms of the RSA, an Approved Bankruptcy Court Order, or this Agreement shall not, individually or collectively, constitute a Material Adverse Effect.

“Material Contracts” means any contract or agreement (whether written or oral) to which any Loan Party is a party where the aggregate consideration payable to or by such Loan Party pursuant to the terms of such contract or agreement exceeds 10% of such Loan Party’s expenditures for contracts or agreements of such type, with the types of “expenditures” being (A) Revenue, (B) costs and (C) operating expenditures, as amended, restated, supplemented or otherwise modified from time to time.

“Matheson Documents” means, collectively, as amended, restated, supplemented or otherwise modified from time to time, (i) the Hydrogen and Steam Supply Agreement by and between Borrower and Matheson Tri-Gas, Inc., as successor in interest to Linde Gas LLC, dated as of June 11, 2022; (ii) the A&R Hydrogen and Steam Supply Agreement by and between Vertex Refining Alabama LLC, as successor in interest to Shell Chemical LP, and Matheson Tri-Gas, Inc., as successor in interest to Linde Gas LLC, dated as of January 12, 2006 and amended as of March 31, 2020; and (iii) the Ground Lease Agreement by and between Vertex Refining Alabama LLC as successor in interest to Linde Gas LLC and Matheson Tri-Gas, Inc. as successor in interest to Shell Chemical LP, dated as of January 12, 2006.

“Maturity Date” shall mean the earliest to occur of (a) the date that is four (4) months after the Closing Date, which may be extended, at the Borrower’s election so long as no Default or Event of Default shall have occurred and be continuing, by two (2) one-month extensions, subject to the payment of the Extension Fee (as defined in the Fee Letter) for each such one-month extension, (b) the date that is thirty (30) days after the Petition Date if the Final DIP Order has not been approved by the Bankruptcy Court on or prior to such date, (c) the Plan Effective Date, and (d) the date the Agent, at the direction of the Required Lenders, delivers the Termination Declaration (as defined in the DIP Orders) to the Borrower.

“Mobile Refinery” means that certain refinery and related assets in Mobile, Alabama.

“Mortgage” means a mortgage, deed of trust, trust deeds, or deed to secure debt, in form and substance reasonably satisfactory to the Required Lenders, made by a Loan Party in favor of Agent for the benefit of Agents and the Lenders, securing the Secured Obligations and delivered to Agent, in each case, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

“Named Executive Officers and Directors” means (a) the Persons currently serving (x) in the roles listed as Named Executive Officers (as defined in the Parent’s SCHEDULE 14A filed with the SEC on April 29, 2024), (y) as any other C-level officer, including on an interim basis, of Parent established from time to time, including the CRO, but excluding the current general counsel and (z) as the members of the Board, but excluding independent and disinterested members of the Board, (b) any Person serving as a successor to any such Person described in clause (a), including on an interim basis (which for the avoidance of doubt would exclude independent and disinterested members of the Board but not any successor general counsel) and (c) any such Person described in the foregoing clauses (a) or (b) serving in any other role or capacity with Parent or its Subsidiaries.

“Negotiable Collateral” means all Collateral of which any Loan Party is a beneficiary, including, letters of credit, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Loan Party’s Books relating to any of the foregoing.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Parent or any Subsidiary in respect of any Disposition, Equity Issuance, or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness permitted to be incurred hereunder and secured by a Permitted Lien (ranking senior to any Lien of the Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by Parent or any Subsidiary in any Disposition, Equity Issuance, or Involuntary Disposition.

“New Money Facility” has the meaning given to such term in the recitals to this Agreement.

“New Money Lenders” means the Lenders providing the New Money Term Loans.

“New Money Term Loans” has the meaning specified therefor in Section 2.1(a).

“New Owned Property” has the meaning specified therefor in Section 6.14(c).

“Non-LSA Hedges” has the meaning specified therefor in clause (l) of “Permitted Liens”.

“Note” means a secured promissory note in favor of a Lender in substantially the form of Exhibit E.

“Notice of Borrowing” means a notice of borrowing of a Term Loan pursuant to the terms of this Agreement in substantially the form of Exhibit D.

“Obligations” means all debt, principal, interest, fees, charges, indemnities, Lender Expenses, and other amounts owing by Borrower or any other Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to or evidenced by the Loan Documents, regardless of how such obligation arises or by what Loan Document it may be evidenced, whether or not for the payment of money, whether direct or indirect, matured or unmatured, absolute or contingent, primary or secondary, liquidated or unliquidated, disputed or undisputed, joint, joint and several, legal, equitable, secured or unsecured, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Term Loans and including all Lender’s Expenses that Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise, whether or not any claim for such Indebtedness, liability or obligation is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law.

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning given to such term in preamble to this Agreement.

“Participant” has the meaning specified in Section 14.1(e).

“Participant Register” has the meaning specified in Section 14.1(e).

“Patents” means all issued patents, patent applications and like protections including without limitation rights and privileges arising under Applicable Law with respect thereto (in the United States), inventions, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Recipient” has the meaning assigned to it in Section 12.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained, or required to be contributed to, a Loan Party or any ERISA Affiliate.

“Permitted Disposition” has the meaning given to such term in Section 7.2.

“Permitted Equity Issuance” means (x) any Equity Issuance by a Loan Party to Parent, the Borrower or another Loan Party resulting from any Loan Party forming a Subsidiary in accordance with the terms hereof, which Subsidiary shall also become a Loan Party, the issuance by such Subsidiary of Equity Interests to such Loan Party and (y) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clause (x) above.

“Permitted Indebtedness” means the following:

(a)            Indebtedness of any Loan Party in favor of Agent or a Lender arising under this Agreement or any other Loan Document;

(b)            Indebtedness existing on the Closing Date, including under the Pre- Petition Loan Agreement and the Existing Convertible Notes;

(c)            Indebtedness consisting of capital leases or purchase money obligations in an amount not to exceed $1,000,000 to the extent contemplated by the Approved Budget;

(d)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;

(e)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(f)             Indebtedness of any Loan Party arising from Bank Products provided by Bank Product Providers; provided that in the case of Additional Hedge Obligations (which shall not include the Hedge Obligations under the Hedge Facility): (i) such obligations are (or were) entered into by such Person in the ordinary course of business and not for purposes of speculation and (ii) such Hedging Agreement does not contain any provision exonerating the non- defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)            Indebtedness consisting of the financing of insurance premiums contemplated by clause (h) of the definition of “Permitted Liens”;

(h)            other obligations of any kind not to exceed at any time outstanding more than $1,000,000 to the extent contemplated by the Approved Budget;

(i)             Indebtedness of the Loan Parties with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business requiring no more than $3,000,000 per year in premiums and/or penalty payments;

(j)             intercompany Indebtedness by and among Parent and its Subsidiaries (subject to clause (c) of the definition of “Permitted Investments”);

(k)            other obligations to the extent permitted in the DIP Orders or otherwise contemplated by the Approved Budget;

(l)             advances or deposits received in the ordinary course of business from customers or vendors;

(m)           (x) Intermediation Obligations, including deferred payment obligations, incurred by any Loan Party under the Intermediation Contracts in accordance with an Acceptable Intermediation Order and (y) Hedge Obligations incurred by any Loan Party under the Hedge Facility in accordance with an Acceptable Intermediation Order; and

(n)            guarantees in respect of any Permitted Indebtedness.

“Permitted Investment” means:

(a)            Investments existing on the Closing Date as permitted in the DIP Orders;

(b)            Investments constituting cash and Cash Equivalents;

(c)            Investments among Loan Parties;

(d)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Loan Parties’ business;

(e)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f)             Investments in accounts at financial institutions; provided, that such accounts are permitted pursuant to Section 7.11 and Agent has a perfected security interest in the amounts held in such deposit accounts as required pursuant to Section 7.11;

(g)            [reserved];

(h)            deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Permitted Liens; and

(i)             Investments (other than Investments in Excluded Subsidiaries) in accordance with (and as specifically identified in) the Approved Budget.

“Permitted Liens” means the following:

(a)            Liens existing on the Closing Date;

(b)            Liens for taxes, fees, assessments or other governmental charges or levies that are delinquent and for which the applicable Loan Party maintains adequate reserves;

(c)            Liens on fixed or capital assets which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness;

(d)            non-exclusive licenses or sublicenses of Intellectual Property granted to third parties in the ordinary course of business that do not materially interfere with the business of the Parent or any of its Subsidiaries;

(e)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or Section 8.6;

(f)            Liens in favor of other financial institutions arising in connection with Loan Parties’ deposit accounts or securities accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions; provided that Agent, for itself and the benefit of Lenders has a perfected security interest in the amounts held in such accounts to the extent required under Section 7.11 of this Agreement;

(g)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(h)            Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(i)             Liens on deposits securing obligations with suppliers entered into in the ordinary course of business and deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens attach only to Inventory and secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same;

(k)            (x) Intermediation Liens arising under the Intermediation Facility Documents to secure Permitted Indebtedness under clause (m) of the definition thereof and (y) Hedging Liens arising under the Hedge Facility, in each case, in accordance with the terms of an Acceptable Intermediation Order and subject to the Lien priorities set forth in Annex 2;

(l)             Liens in favor of a Bank Product Provider securing Bank Product Obligations constituting Permitted Indebtedness under clause (f) of the definition thereof but not constituting Secured Obligations hereunder (any such obligations, “Non-LSA Hedges”); provided that the value of collateral securing such Bank Product Obligations shall not exceed $750,000 in the form of cash collateral held in Excluded Accounts under clause (c) of the definition thereof; provided further that any such Liens are subject to the DIP Orders;

(m)           Liens to secure workers’ compensation, employment insurance, old- age pensions, social security and other like obligations incurred in the ordinary course of business;

(n)            Adequate Protection Liens subject to the Lien priorities set forth in Annex 2;

(o)            Liens granted in favor of the Agent to secure the Secured Obligations subject to the Lien priorities set forth in Annex 2;

(p)            Liens granted with respect to Indebtedness permitted under clause (j) of Permitted Indebtedness;

(q)            Leases and rights of usage granted to Matheson Tri-Gas, Inc. pursuant to the Matheson Documents but for the avoidance of doubt, obligations of the Loan Parties under the Matheson Documents are not permitted to be secured by a Lien granted by the Loan Parties to Matheson Tri-Gas, Inc.; and

(r)             other Liens to the extent permitted in the DIP Orders or otherwise contemplated by the Approved Budget.

“Permitted Variance” has the meaning given to such term in Section 6.23(b).

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“Petition Date” has the meaning given to such term in recitals to this Agreement.

“PIK Interest Amount” has the meaning given to such term in Section 2.4(a).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established, maintained or required to be contributed to by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, by any ERISA Affiliate.

“Plan Effective Date” means the effective date of a Plan of Reorganization in the Bankruptcy Cases.

“Plan of Reorganization” means a plan of reorganization or liquidation filed by the Debtors under chapter 11 of the Bankruptcy Code.

“Platform” has the meaning given to such term in Section 6.3(c).

“Pledged Entity” means an issuer of pledged Equity Interests or holder of pledged Indebtedness, in each case, owned by any Loan Party.

“Pledged Securities” means all Equity Interests of a Pledged Entity now owned or hereafter acquired by any Loan Party.

“Pre-Petition” means the time period ending immediately prior to the filing of the Bankruptcy Cases.

“Pre-Petition Agent” shall mean the “Agent” under and as defined in the Pre-Petition Loan Agreement.

“Pre-Petition Lenders” shall mean the “Lenders” under and as defined in the Pre-Petition Loan Agreement.

“Pre-Petition Loan Agreement” has the meaning given to such term in the recitals to this Agreement.

“Pre-Petition Loan Documents” shall mean the “Loan Documents” under and as defined in the Pre-Petition Loan Agreement.

“Pre-Petition Loans” shall mean the “Term Loans” under and as defined in the Pre-Petition Loan Agreement.

“Preferred Stock”: as applied to the Equity Interests of any corporation or company, Equity Interest of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, redemptions upon liquidation, dissolutions or winding up or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Equity Interests of any other class of such corporation or company.

“Prepayment Event” means the occurrence of any of the following events or circumstance prior to the Maturity Date: (a) all or any portion of the Secured Obligations evidenced by the Term Loans are refinanced, repaid, prepaid or replaced or modified by operation of Law or reduced for any reason prior to the date of any scheduled repayment pursuant to this Agreement, including, without limitation, as a result of any optional or mandatory repayments of the Term Loans, by acceleration or otherwise, (b) there is a Bankruptcy Event of Default, (c) all or any portion of the Obligations evidenced by the Term Loans are satisfied as a result of a foreclosure sale, deed in lieu or by similar means (including, without limitation, (x) a foreclosure or enforcement of any Lien on the Collateral pursuant to the Loan Documents or (y) a sale of the Collateral in any proceeding under Debtor Relief Laws) or (d) this Agreement (or the Secured Obligations evidenced by the Term Loans) terminates for any other reason.

“Pro Rata Percentage” means, with respect to any Lender (a) a percentage equal to a fraction (i) the numerator of which is such Lender’s applicable undisbursed Term Loan Commitment (as the case may be), then in effect plus the aggregate unpaid principal balance of the applicable Term Loans (as the case may be) of such Lender and (ii) the denominator of which is the aggregate of the applicable undisbursed Term Loan Commitments (as the case may be) of all Lenders then in effect plus the aggregate unpaid principal balance of all outstanding applicable Term Loans (as the case may be) or (b) if all of the applicable Term Loan Commitments (as the case may be) have terminated, a percentage equal to a fraction (i) the numerator of which is the aggregate unpaid principal balance of the applicable Term Loans (as the case may be) of such Lender and (ii) the denominator of which is the aggregate unpaid principal balance of all outstanding applicable Term Loans (as the case may be).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Public Lender” has the meaning given to such term in Section 6.3(c).

“Purchase Agreement” means an asset purchase agreement or similar agreement for a Third-Party Sale.

“Purchaser” means the “Purchaser” or “Buyer” or similar party to the Purchase Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given to such term in Section 14.10(b).

“Qualified ECP Guarantor” means, in respect of any Additional Hedge Obligations under a Secured Hedge Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Additional Hedge Obligation under a Secured Hedge Agreement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each New Owned Property, each in form and substance reasonably satisfactory to the Required Lenders:

(a)            a Mortgage duly executed by the applicable Loan Party, together with evidence of the recording of such Mortgage in such office or offices as may be necessary to create a valid and perfected Lien on such New Owned Property in favor of the Agent for the benefit of the Required Lenders (or evidence that such Mortgage has been deposited with such recording office or offices for recording) and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders;

(b)            a paid Title Insurance Policy with respect to each Mortgage, dated as of the date such Title Insurance Policy is required to be delivered to the Agent;

(c)            a current ALTA survey and a surveyor’s certificate, certified to Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such New Owned Property is located;

(d)            customary opinions of counsel (x) from counsel in the state where such New Owned Property is located with respect to the enforceability of the Mortgage to be recorded and (y) from counsel of the jurisdiction of organization of the Loan Party entering into the Mortgage as to matters relating to due authorization and execution of the Mortgage by such Loan Party;

(e)            to the extent reasonably requested by the Agent, an ASTM 1527-21 Phase I Environmental Site Assessment by an independent firm reasonably satisfactory to the Required Lenders with respect to such New Owned Property;

(f)            such documentation and information reasonably requested by any Lender (through the Agent) to ensure that such Lender is in compliance with the Flood Laws applicable to New Owned Property that is subject to a Mortgage, including, but not limited to, if required by Flood Laws obtaining flood insurance for such property, structures and contents prior to or upon such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws; and

(g)           such other agreements, instruments and other documents (including “bad boy” guarantees and opinions of counsel) as Agent may reasonably require and to the extent customarily required by lenders in comparable loan transactions.

“Recipient” means (a) the Agent or (b) any Lender, as applicable.

“Recovery Event Proceeds” means any insurance proceeds from any Casualty Event or any condemnation proceeds (or similar recoveries) received by any Parent or any Subsidiary in respect of any assets that are Collateral, in each case, net of (a) any reasonable and documented collection expenses and other direct costs incurred in connection therewith (including, without limitation, legal and accounting fees, if applicable), (b) taxes paid or reasonably estimated by the Borrower to be payable by the applicable Loan Party as a result thereof (after taking into account any available tax credit or deduction), and (c) any amount required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to the Casualty Event or condemnation (excluding any repayment hereunder); provided that “Recovery Event Proceeds” shall not include any such proceeds received by any Parent or any Subsidiary from any Casualty Event or any condemnation proceeds with respect to any Intermediation Excluded Property.

“Register” has the meaning given to such term in Section 14.1(d).

“Related Agreements” means, collectively, the Intermediation Facility Documents, any agreements governing Indebtedness over the Threshold Amount, any Organization Documents and any Material Contracts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, controlling persons, members, directors, officers, employees, agents, trustees, administrators, financing sources, managers, advisors, attorneys-in- fact, managed funds and accounts and representatives of such Person and of such Person’s Affiliates and each of the successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including from any building, structure, facility or fixture and any movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means Lenders holding more than 66 2/3% of the sum of (a) the undisbursed Term Loan Commitments then in effect plus (b) the aggregate unpaid principal balance of the Term Loans then outstanding. Such portion of the aggregate undisbursed Term Loan Commitments and the sum of the aggregate unpaid principal amount of the Term Loans then outstanding, as applicable, held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Resolution Authority” means EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the President, Chief Executive Officer, Chief Financial Officer, Head of Finance, or Controller of any Loan Party.

“Restricted Information” means any material non-public information relating to the business and affairs of Parent and its Subsidiaries, including without limitation, any Confidential Information or other competitively sensitive information or trade secrets.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of Parent or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, including with respect to the Existing Convertible Notes, (d) any payment with respect to any earnouts, hold back amounts, deferred purchase price, contingent obligations or similar obligation and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, conversion, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Existing Convertible Notes or any Indebtedness subordinated to the Term Loan.

“Restricted Roll-Up Lender” has the meaning specified therefor in Section 2.1(c).

“Restricted Roll-Up Loans” has the meaning specified therefor in Section 2.1(c).

“Restructuring Milestones” means the Restructuring Milestones set forth on Schedule 6.24 hereof.

“Revenue” means, for any Person, revenue received by such Person as determined in accordance with GAAP (consistently applied) from the sale of finished Goods, Inventory or services, in all cases in the ordinary course of such entity’s business, less returns, credits and sales taxes, computed using the same methodology employed in Current Financial Statements to report such matter.

“RFS Assets” means as of any date of determination and as determined by the Borrower in good faith the market value of RINs of the Loan Parties as of the last Business Day of the immediately preceding calendar month (as published by the Oil Price Information Service, commonly known as OPIS, or any successor market price-reporting agency or, if no such value is published by the Oil Price Information Service or any successor thereto as of such date, any other source selected by the Borrower in good faith that publishes market values of RINs and is generally accepted as a reference source in the refining industry) expressed in Dollars.

“RFS Liabilities” mean the amount, expressed in Dollars, of all (x) RIN obligations of the Borrower or any other Loan Party that have arisen in connection with the RFS Program as of any date of determination and as determined by the Borrower in good faith based on the market value of RINs as of the last Business Day of the immediately preceding calendar month (as published by the Oil Price Information Service, commonly known as OPIS, or any successor market price-reporting agency or, if no such value is published by the Oil Price Information Service or any successor thereto as of such date, any other source selected by the Borrower in good faith that publishes market values of RINs and is generally accepted as a reference source in the refining industry) and (y) fines, penalties, costs or liabilities of the Borrower or any other Loan Party that have arisen in connection with the RFS Program as of any date of determination and as determined by the Borrower in good faith.

“RFS Program” means the renewable fuel program and policies established section 211(o) of the Clean Air Act (42 U.S.C. § 7545(o)) as implemented by the U.S. Environmental Protection Agency under Subpart M of Part 80 of Title 40 of the Code of Federal Regulations.

“RIN” means the renewable identification number, which is the serial number assigned to a batch of biofuel for the purpose of tracking biofuel production, use and trading as required by the RFS Program.

“Roll-Up Lender” shall mean (a) each financial institution and other Persons listed on Schedule 2.1(a) as having Roll-Up Loans constituting either Interim Roll-Up Loans, Restricted Roll-Up Loans or Final Roll-Up Loans, respectively, and (b) each financial institution or other Person that becomes a party hereto pursuant to an Assignment Agreement that shall hold Roll-Up Loans constituting either Interim Roll-Up Loans, Restricted Roll-Up Loans or Final Roll- Up Loans, respectively, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment Agreement.

“Roll-Up Loans” means, collectively, the Interim Roll-Up Loans, the Restricted Roll-Up Loans and the Final Roll-Up Loans.

“Rolling Stock” means all Equipment (as defined in the UCC) covered by a certificate of title under applicable state law, including, without limitation, trucks, trailers, tractors, and other registered mobile equipment.

“RSA” mean that certain Restructuring Support Agreement and all exhibits attached thereto, dated as of September 24, 2024 by and among the Loan Parties, the Pre-Petition Lenders, and their permitted successors, assigns and transferees.

“RVOs” means Renewable Volume Obligations, as calculated pursuant to 40 C.F.R. 80.1407.

“Sale” means a sale of some or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code.

“Sale Date” means the date of the consummation of any Sale.

“Sale Orders” means the Credit Bid Sale Order and/or Third-Party Sale Order.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities in the United States (including, but not limited to, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC and the U.S. Department of State or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) or (d) owned or controlled (as such terms are defined by the applicable Sanctions) by any such Person or Persons described in the foregoing clauses (a)-(c).

“Scheduling Order” means an order to approve a schedule of key dates related to confirmation of an Acceptable Plan of Reorganization in form and substance reasonably acceptable to the Required Lenders.

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

“Secured Bank Product Agreement” means any Bank Product permitted to be incurred under Section 7.5 and permitted to be secured under Section 7.4 that is entered into by and between any Loan Party (and to the extent such Loan Party is not the Borrower, the Borrower as joint and several primary obligor thereunder) and any Bank Product Provider and designated by the Borrower and the Bank Product Provider in writing to the Agent as a “Secured Bank Product Agreement”; provided that no such agreement shall constitute a Secured Bank Product Agreement unless and until Agent receives a notice that such an agreement exists from such Person on or prior to the date that is ten (10) days after the provision of such Bank Product to a Loan Party (or such later date as Agent (at the direction of the Required Lenders) shall agree to in writing in its sole discretion) with respect to Bank Product Agreements entered into after the Closing Date. The designation of any Bank Products as a “Secured Bank Product Agreement” shall not create in favor of such Bank Product Provider any rights in connection with the management or release of Collateral or the obligations of any Loan Party under the Loan Documents.

“Secured Hedge Agreement” means any Hedging Agreement permitted to be incurred under Section 7.5 and permitted to be secured under Section 7.4 that is entered into by and between any Loan Party (and to the extent such Loan Party is not the Borrower, the Borrower as joint and several primary obligor thereunder) and any Additional Hedge Provider and designated by the Borrower and the Additional Hedge Provider in writing to the Agent as a “Secured Hedge Agreement”; provided that no such agreement shall constitute a Secured Hedge Agreement unless and until Agent receives a notice that such an agreement exists from such Person on or prior to the date that is ten (10) days after the effectiveness of such Hedging Agreement (or such later date as Agent (at the direction of the Required Lenders) shall agree to in writing in its sole discretion) with respect to Hedging Agreements entered into after the Closing Date. The designation of any Hedging Agreement as a “Secured Hedge Agreement” as provided above shall not create in favor of such Additional Hedge Provider any rights in connection with the management or release of Collateral or the obligations of any Loan Party under the Loan Documents.

“Secured Obligations” means all Obligations, all Bank Product Obligations arising under Secured Bank Product Agreements and Secured Hedge Agreements, any Erroneous Payment Subrogation Rights and all Additional Secured Obligations. Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties include (a) the obligation (irrespective of whether a claim therefor is allowed in a proceeding under any Debtor Relief Law) to pay principal, interest, fees (whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and/or attorneys’ fees), and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation to pay all costs and expenses incurred by the Agent and/or any other Secured Party to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all reasonable attorneys’ fees and expenses of any Secured Party to enforce any Obligations whether or not by litigation, and (c) the obligation to reimburse any amount in respect of any of the foregoing that any Secured Party (in its reasonable discretion pursuant to the terms of this Agreement or any other Loan Document) may elect to pay or advance on behalf of the Loan Parties.

“Secured Parties” means, collectively, the Agent, the Lenders, the Bank Product Providers party to Secured Bank Product Agreements, the Indemnified Persons and each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 12.1; provided that no such Bank Product Provider (including any Additional Hedge Provider), in its capacity as such, shall have any rights under any Loan Document in connection with the management or release of any Collateral or the obligations of any Loan Party under the Loan Documents.

“Securities Account” means any “securities account” as defined in the UCC.

“Seller” means the Loan Party or Loan Parties that are the “Seller” or similar party to the Purchase Agreement.

“Similar Business” any of the following, whether domestic or foreign: refining used motor oil (as described in the definition of Used Motor Oil Asset Divestiture), processing various grades of sweet crude oil and renewable biomass into gasoline, diesel, renewable diesel, vacuum gas oil, jet, renewable jet, benzene concentrate, LPG and other miscellaneous related products or byproducts, for sale to customers via pipeline, marine transportation and truck, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.

“Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned, controlled or held by Parent directly or indirectly through Subsidiaries including any Subsidiary formed after the Closing Date, in each case, other than Excluded Subsidiaries as of such date.

“Subsidiary Guarantor” has the meaning given to such term in preamble to this Agreement.

“Supermajority Lenders” means Lenders holding more than 80% of the sum of (a) the undisbursed Term Loan Commitments then in effect plus (b) the aggregate unpaid principal balance of the Term Loans then outstanding. Such portion of the aggregate undisbursed Term Loan Commitments and the sum of the aggregate unpaid principal amount of the Term Loans then outstanding, as applicable, held by a Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders at any time.

“Supported QFC” has the meaning given to such term in Section 14.10(b).

“Supporting Obligations” means any “supporting obligations” as defined in the UCC.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person in accordance with GAAP (consistently applied) if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means collectively the New Money Term Loans and the Roll-Up Loans.

“Term Loan Commitment” means the obligation of the Lenders to make New Money Term Loans which, (i) on the Interim Effective Date, (a) with respect to all Lenders, shall be in an amount equal to the Interim Facility Amount and (b) with respect to each Lender, shall be up to the amount set forth opposite such Lender’s name on Schedule 2.1(a) attached hereto under the column entitled “Term Loan Commitments as of the Interim Effective Date” as such Term Loan Commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment Agreement and (ii) on and after the Final Effective Date and during the Availability Period, (a) with respect to all Lenders, shall be $80,000,000 (before taking into account any borrowing that happens from the Closing Date until such date) and (b) with respect to each Lender, shall be up to the amount set forth opposite such Lender’s name on Schedule 2.1(a) attached hereto under the column entitled “Term Loan Commitments as of the Final Effective Date”, as such Term Loan Commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment Agreement; provided, that on and after the Term Loan Commitment Termination Date, the amount of each Lender’s Term Loan Commitment shall be zero.

“Term Loan Commitment Termination Date” means the earlier of (i) the Sale Date (or such other date as may be agreed by the Required Lenders and the Debtors) and (ii) one (1) day prior to the Maturity Date.

“Test Period” means, the first cumulative four-week period ending on a Friday, including the Petition Date, and each subsequent four-week period thereafter.

“Third-Party Sale” means a Sale to a Person that is not an Affiliate of the Lenders or Loan Parties.

“Third-Party Sale Order” means an order approving a Third-Party Sale.

“Threshold Amount” means $2,000,000.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Required Lenders, together with all customary endorsements made from time to time thereto and available in the state in which the New Owned Property is located, issued by or on behalf of a title insurance company reasonably satisfactory to the Required Lenders, insuring the Lien created by a Mortgage in an amount equal to the loan amount allocated to such real property secured by the Mortgage and on terms otherwise reasonably satisfactory to the Required Lenders and delivered thereto.

“Trademarks” means any and all trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections (whether filed with the USPTO or any similar offices in any State of the United States), and the entire goodwill of the business of Loan Party connected with and symbolized by such trademarks, together with any and all (i) rights and privileges arising under Applicable Law, and (ii) extensions and renewals thereof.

“U.S. Borrower” means the Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 14.10(b).

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.9(g).

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time, provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” of any Person, means cash or Cash Equivalents of such Person, (a) that are not, and are not required to be, designated as “restricted” on the financial statements of such Person, (b) that are not contractually required, and have not been contractually committed by such Person, to be used for a specific purpose, (c) that are not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the organizational documents of such Person, (iii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests), in each case of (i) through (iv), preventing such cash or Cash Equivalents from being applied to the payment of the Obligations, (d) in which no Person other than Agent has a Lien other than Permitted Liens as set forth in clause (f) of the definition of Permitted Liens, and (e) that are held in a Deposit Account or Securities Account, as applicable, in which Agent has a valid and enforceable security interest, perfected by “control” (within the meaning of the applicable UCC or for any Deposit Account or Securities Account located outside the United States, other controlling legal authority) or as provided in the DIP Orders, but in all cases shall exclude the amount of such Person’s Indebtedness which is more than 10 Business Days overdue (or in the case of Indebtedness of the type described in clause (e) of the definition of Indebtedness, remains outstanding more than 10 Business Days from the date constituting Indebtedness).

“USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015), as may be amended.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as may be amended.

“Used Motor Oil Asset Divestiture” means the sale, transfer or other disposition of any substantial portion of the businesses and related assets owned or controlled by Borrower and/or its Affiliates consisting primarily of (1) operating two used oil refineries and a barge terminal and, in connection therewith, acquiring used lubricating oils from commercial and retail establishments and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers, (2) collecting and processing used motor oil, oil filters, and related automotive waste streams and (3) the provision of related products and support services.

“Variance Report” means a weekly variance report setting forth for the week ended on the immediately preceding Friday prior to the delivery thereof (1) the positive variance (as compared to the Approved Budget) of the aggregate operating disbursements made by the Borrower ; provided that professional fees shall not be subject to variance testing and (2) an explanation, in reasonable detail, for any positive variance greater than 15%, certified by a Responsible Officer of Borrower.

“Vehicles” means (i) all cars, Rolling Stock, construction and earth moving equipment and other vehicles covered by a certificate of title or similar evidence of title, law of any state, and (ii) motor vehicles, trailers, and road vehicles in each case as defined in any applicable UCC and any other term now or hereafter used to describe or define any of the foregoing in any applicable UCC.

“Whitebox Lender” means each of the Lenders party hereto that are affiliated with or managed by Whitebox Advisors, LLC.

“Wind Down Reserve” means New Money Term Loans in an amount to be determined at a later date by the Debtors in their reasonable discretion, and consented to by the Required Lenders sufficient to (a) fund the estimated fees, costs, and expenses necessary to fully administer and wind down the estates of the Debtors, including the fees, costs, and expenses of the plan administrator selected by the Required Lenders to wind down the Debtors’ estates and (b) pay in full in cash all Claims (as defined in the RSA) required to be paid under the Bankruptcy Code and Plan in order for the Plan Effective Date to occur or otherwise assumed or required to be paid under the terms of the Plan, in each case to the extent not liquidated and paid in full in cash on the Plan Effective Date; provided that (x) in no event shall the Wind Down Reserve constitute an increase to the Term Commitments at any time without the express consent of all Lenders and (y) any New Money Term Loans provided for the Wind Down Reserve shall be funded in accordance with Section 2.1(a)(v) and the conditions set forth therein.

“Withholding Agent” means the Borrower and the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.3.          Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement or any of the other Loan Documents shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (a) all references to dollars, Dollars or $ shall mean United States Dollars and (b) all accounting terms used in this Agreement or any other Loan Document (e.g. revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, consistently applied. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference herein or in any other Loan Document to the “satisfaction,” “repayment,” “paid in full” or “payment in full” of the Secured Obligations (including the “Guaranteed Obligations” and the “Secured Obligations” as may be defined in any Collateral Document) shall mean (i) the repayment in Dollars in full in cash of immediately available funds of (a) all of the Secured Obligations (including any interest, fees and other charges accruing during the Bankruptcy Cases (whether or not allowed in such proceeding)) and all Lender Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, other than (x) unasserted contingent indemnification obligations or (y) Bank Product Obligations or Additional Secured Obligations relating to such Bank Product Obligations unless acceptable arrangements have been made with the Bank Product Providers holding such Bank Product Obligations and (b) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, and (ii) the termination of all Term Loan Commitments of the Lenders. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and in the case of an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders, as applicable.

2.	Term Loan and Terms of Payment.

2.1.	Term Loan.

(a)             Subject to the terms and conditions set forth herein, after the Interim Effective Date and prior to the Term Loan Commitment Termination Date, each Lender with a Term Loan Commitment agrees severally (not jointly, and not jointly and severally) to make Term Loans to the Borrower (such loans, the “New Money Term Loans”), from time to time, and subject to the DIP Orders; provided, that (i) no more than one (1) Term Loan borrowing per month, in accordance with the Approved Budget, shall be made hereunder, (ii) the aggregate principal amount of each borrowing of New Money Term Loans shall be in a minimum amount of at least $5,000,000 and in a multiple of $100,000 in excess thereof (except for any borrowing of New Money Term Loans in an aggregate amount that is equal to the entire unused balance of aggregate Term Loan Commitments), (iii) prior to the Final Effective Date, the aggregate borrowings of New Money Term Loans hereunder shall not exceed the Interim Facility Amount, (iv) notwithstanding anything to the contrary set forth herein or in the other Loan Documents, in no event shall the aggregate outstanding principal balance of the Term Loans at any time exceed the aggregate amount set forth in Schedule 2.1(a) or Term Loan Commitment and in no event shall any Lender’s Pro Rata Percentage of the outstanding principal balance of the Term Loans exceed the amount set forth opposite such Lender on Schedule 2.1(a), and (v) subject to the limitations set forth above (other than subclause (i) above) and satisfaction of the terms and conditions herein including Section 3.2, New Money Term Loans in an amount equal to the Wind Down Reserve shall be made available to the Debtors upon approval of a Credit Bid Sale Order or Third-Party Sale Order and three (3) days prior to the consummation of a Credit Bid Sale or Third-Party Sale, as applicable. Any dispute regarding the Wind Down Reserve shall be resolved by the Bankruptcy Court.

(b)            Upon entry of the Interim DIP Order, each Roll-Up Lender holding 2024-1 Term Loans (as defined in the Pre-Petition Loan Agreement) (“Interim Roll-Up Lender”) shall be deemed to have advanced additional loans in an aggregate principal amount of $37,949,226.03 of Term Loans in the amount set forth opposite such Interim Roll-Up Lender on Schedule 2.1(a), and such Interim Roll-Up Lender’s 2024-1 Term Loans (as defined in the Pre- Petition Loan Agreement) will be deemed to have been converted on a cashless, dollar-for-dollar basis into Term Loans (such Term Loans, the “Interim Roll-Up Loans”). The Interim Roll-Up Loans shall be deemed funded and shall constitute and be deemed to be Term Loans hereunder with the terms set forth on the date of entry of the Interim DIP Order. Each Interim Roll-Up Lender shall have been deemed to execute this Agreement on the Closing Date.

(c)            Upon entry of the Final DIP Order, each Roll-Up Lender holding Initial Term Loans or Additional Term Loans (each as defined in the Pre-Petition Loan Agreement) that were funded by such Restricted Roll-Up Lender on the Closing Date or the First Amendment Effective Date (each as defined in the Pre-Petition Loan Agreement), as applicable, (“Restricted Roll-Up Lender”) shall be deemed to have advanced additional loans in an aggregate principal amount of $135,202,821.00 of Term Loans in the amount set forth opposite such Restricted Roll- Up Lender on Schedule 2.1(a), and such Restricted Roll-Up Lender’s Initial Term Loans or Additional Term Loans (each as defined in the Pre-Petition Loan Agreement) that were funded by such Restricted Roll-Up Lender on the Closing Date or the First Amendment Effective Date (each as defined in the Pre-Petition Loan Agreement), as applicable, will be deemed to have been converted on a cashless, dollar-for-dollar basis into Term Loans (such Term Loans, the “Restricted Roll-Up Loans”). The Restricted Roll-Up Loans shall be deemed funded and shall constitute and be deemed to be Term Loans hereunder with the terms set forth on the date of entry of the Final DIP Order. Each Restricted Roll-Up Lender shall have been deemed to execute this Agreement on the Closing Date.

(d)            Upon entry of the Final DIP Order, each Roll-Up Lender holding 2023 Term Loans or JS Loans (each as defined in the Pre-Petition Loan Agreement), as applicable, (“Final Roll-Up Lender”) shall be deemed to have advanced additional loans in an aggregate principal amount of $26,847,952.97 of Term Loans in the amount set forth opposite such Final Roll-Up Lender on Schedule 2.1(a), and a portion of such Final Roll-Up Lender’s 2023 Term Loans or JS Loans (each as defined in the Pre-Petition Loan Agreement), as applicable, will be deemed to have been converted on a cashless, dollar-for-dollar basis in the amounts set forth on Schedule 2.1(a) into Term Loans (such Term Loans, the “Final Roll-Up Loans”). The Final Roll- Up Loans shall be deemed funded and shall constitute and be deemed to be Term Loans hereunder with the terms set forth on the date of entry of the Final DIP Order. Each Final Roll-Up Lender shall have been deemed to execute this Agreement on the Closing Date.

2.2.	Use of Proceeds; The Term Loan.

(a)            Use of Proceeds. The proceeds of the Term Loans hereunder shall be used (i) for working capital needs and other general corporate and other purposes of the Debtors, and (ii) to pay costs and expenses (including professional fees) of administering the Bankruptcy cases, in each case, subject to, and within the limitations contained in, the Approved Budget (subject to the Permitted Variance (other than in the case of professional fees)).

(b)            The Term Loan. The Term Loan shall be repayable as set forth in Section 2.4. If prepaid or repaid, the principal of the Term Loan may not be re-borrowed. Each Lender and Agent may, and are hereby authorized by the Borrower to, endorse in such Lender’s and Agent’s books and records appropriate notations regarding such Lender’s interest in the Term Loan; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.

2.3.	Procedure for Making the Term Loan; Interest.

(a)             Notice and Eligibility. On and after the Closing Date, an irrevocable Notice of Borrowing must be submitted by 3:00 p.m. New York time at least one (1) Business Day prior to the proposed funding date of any Term Loan. Upon receipt of a Notice of Borrowing, Agent shall promptly notify the Lenders. Funding on the Closing Date shall be subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2. Each funding after the Closing Date shall be subject to the satisfaction of the conditions set forth in Section 3.2. Upon satisfaction of the conditions set forth in Sections 3.1 and 3.2, as applicable, each Lender with a Term Loan Commitment agrees, severally and not jointly, to fund its Pro Rata Percentage of the Term Loan to the Agent.

(b)            Interest Rate. Interest will accrue on the unpaid principal amount of the Term Loans (including any PIK Interest Amount), from the date of funding or deemed borrowing of such Term Loan until such Term Loan has been paid in full, at a per annum rate of interest equal to the Applicable Rate, payable as set forth in Section 2.4(a). All computations of interest shall be based on a year of three hundred sixty (360) days for actual days elapsed including the first day but excluding the last day. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(c)             Disbursement. Subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2, as applicable, upon receipt of all amounts requested in the Notice of Borrowing (unless otherwise agreed by the Agent), Agent will make the proceeds of such Term Loans available to or as directed by the Borrower on the day of the proposed Term Loan by causing said amount, in immediately available funds, to be disbursed as specified by the Borrower in the Notice of Borrowing.

2.4.	Payments of Principal and Interest.

(a)             Interest Payments. Interest on the Term Loans shall be (i) in the case of all interest accrued on the Term Loans from the immediately prior Interest Payment Date (or the Closing Date, as applicable) to such Interest Payment Date in respect of all then outstanding Term Loans (the “PIK Interest Amount”), payable in kind, monthly, in arrears, on each Interest Payment Date, in which case, on and as of such Interest Payment Date for such then outstanding Term Loans, an amount equal to the PIK Interest Amount shall be automatically capitalized and added to the then-outstanding principal amount of such Term Loans, (ii) payable in cash in connection with any prepayment or repayment of the Term Loan, and (iii) payable in cash at maturity (whether upon demand, by acceleration or otherwise), in each case except as otherwise set forth in the RSA.

(b)            [Reserved]

(c)            Principal Payment at or Prior to Maturity. Unless the Term Loan is prepaid in full prior to the Maturity Date, Borrower shall pay the entire unpaid principal and accrued interest and all unpaid Obligations constituting Secured Obligations and Additional Secured Obligations relating to such Obligations on the Maturity Date in cash. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.

(d)            Payments to JS Lender. All principal and interest payments with respect to the Term Loans held by the JS Lender shall be made directly from Borrower to the JS Lender at the account designated by the JS Lender and shall not be paid through the Agent.

2.5.	Fees and Expenses.

(a)            Agent Fees. The Borrower agrees to pay Agent the fees set forth in the Agent Fee Letter.

(b)            Lender Expenses. On the Closing Date, Borrower shall pay to Agent, for the benefit of the applicable Persons, (i) the fees set forth in the Fee Letter and (ii) all unreimbursed Lender Expenses, which, if provided for in the DIP Orders, the Agent may deduct from the New Money Term Loans when funded if consented to by the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned). Thereafter, all unreimbursed Lender Expenses shall be due and payable on demand. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.

2.6.	Prepayments.

(a)	Mandatory Prepayments.

(i)            Acceleration. If, at the election of Agent (acting at the direction of the Required Lenders) repayment of the Term Loan is accelerated following the occurrence and continuance of an Event of Default, then Borrower shall immediately pay to Agent for its benefit and the benefit of Lenders, as applicable (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to the date of prepayment, (ii) the outstanding principal amount of the Term Loan and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Secured Obligations due hereunder.

(ii)           [Reserved].

(iii)          Recovery Event Proceeds. Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the Recovery Event Proceeds concurrently upon receipt of the same by Borrower, Parent or any Subsidiary of Parent and the same shall be applied to (x) (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to the date of prepayment, (ii) the outstanding principal amount of the Term Loan and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, such Recovery Event Proceeds, to the extent less than $20,000,000 in the aggregate and the assets subject to such Casualty Event are necessary in the go-forward business, shall not be required to be so applied to the extent that Borrower notifies Agent prior to or concurrently with receipt of such Recovery Event Proceeds that the same will be used (and to the extent Borrower, Parent or such Subsidiary actually uses such Recovery Event Proceeds) for the replacement, substitution or restoration of the assets subject to the applicable Casualty Event or condemnation within one hundred eighty (180) days after the receipt of such Recovery Event Proceeds; provided further that, if at any time Borrower, Parent or any Subsidiary of Parent determines that such Recovery Event Proceeds or any portion thereof will not be so used within one hundred eighty (180) days after the receipt of such Recovery Event Proceeds, such Recovery Event Proceeds shall be immediately applied to prepay the Term Loans as required above.

(iv)         Dispositions and Involuntary Dispositions. Borrower shall (x) prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by Borrower, Parent or any Subsidiary of Parent from all Dispositions or Involuntary Dispositions (other than Casualty Events or Dispositions permitted by Sections 7.2(i) or (iii) within five (5) Business Days of the date of such Disposition or Involuntary Disposition and shall be applied to (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to the date of prepayment, (ii) the outstanding principal amount of the Term Loan and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder.

(v)          [Reserved].

(vi)          [Reserved].

(vii)        Change of Control. Other than with respect to any Change of Control resulting from a Credit Bid Sale consummated in accordance with the Approved Bankruptcy Court Order or a Recapitalization Transaction as defined in and in accordance with the RSA, upon a Change of Control, Borrower shall immediately offer to pay to Agent for its benefit and the benefit of Lenders, as applicable (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to the date of prepayment, (ii) the outstanding principal amount of the Term Loan, and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder.

(viii)       Certain Equity Issuances. Immediately upon the receipt by Borrower, Parent or any Subsidiary of Parent of the Net Cash Proceeds of any Equity Issuance (other than Permitted Equity Issuances) Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ix)          Issuance of Indebtedness. Immediately upon the receipt by Borrower, Parent or any Subsidiary of Parent of the Net Cash Proceeds of any Indebtedness (other than any Permitted Indebtedness), the Borrower shall prepay the Term Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(b)            Voluntary Prepayments. Borrower may voluntarily prepay the Term Loan in whole or in part, at any time; provided that each of the following conditions is satisfied: Borrower pays to Agent for its benefit and the benefit of Lenders, as applicable, (i) all accrued and unpaid payments of interest with respect to the Term Loan (or portion thereof subject to prepayment) due up to and including the date of prepayment, (ii) the outstanding principal amount of the Term Loan being prepaid, and (iii) to the extent that on any date occurring prior to the Maturity Date that payment or prepayment in full of the Secured Obligations hereunder occurs (or is deemed to have occurred in the case of a Prepayment Event), the Borrower shall pay in full all outstanding Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted). Term Loans bearing interest based on the Base Rate may be prepaid upon two (2) Business Days prior written notice, which is received by the Agent no later than 11:00 a.m. New York time on a Business Day (or such notice is counted as the next Business Day).

(c)             Each prepayment of the outstanding Term Loan pursuant to this Section 2.6 shall be applied to pursuant to Section 9.9. Such prepayments shall be paid to the Lenders in accordance with their Pro Rata Percentage.

(d)            Borrower shall notify the Agent in writing (such writing to include, the subsection of this Section 2.6 pursuant to which such prepayment is being made, the amount of such prepayment and the date of such prepayment) of any prepayment required to be made pursuant to this Section 2.6 at least one (1) Business Day prior to the date of such prepayment, unless otherwise specified in this Section 2.6.

2.7.	Other Payment Terms.

(a)             Place and Manner. Except as otherwise provided herein. all payments to be made by Borrower under any Loan Document, including payments of principal and accrued but unpaid interest hereunder, and all fees and Lender Expenses shall be made without setoff or counterclaim from. All payments to be made by Borrower under any of the Loan Documents shall be made by 3:00 p.m. New York time in immediately available funds by same day wire transfer to Agent, for its benefit and the benefit of Lenders, as applicable, in accordance with the wire transfer instructions as provided in writing by Agent from time to time. Unless otherwise determined by Agent (acting at the direction of the Required Lenders), all payments received from Borrower shall be applied first to any outstanding fees and/or Lender Expenses, then to accrued and unpaid interest, then to principal. Any wire transfer or payment received by Agent after 3:00 p.m. New York time may be deemed to have been received by Agent, in its sole discretion, as of the opening of business on the immediately following Business Day. Any prepayment made pursuant to Section 2.6 shall be accompanied by interest to, but not including, the prepayment date on the amount so prepaid.

(b)            Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)             Default Rate. If an Event of Default has occurred and is continuing, at the election of the Required Lenders, upon written notice from the Agent, Borrower shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at a per annum rate equal to the Default Rate, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court. Notwithstanding anything to the contrary herein, (x) the Required Lenders may waive the Default Rate on all outstanding Term Loans if all underlying Event of Defaults could be waived by Required Lenders and (y) the Supermajority Lenders may waive the Default Rate on all outstanding Term Loans for any underlying Event of Default. All computations of interest shall be made on the basis of a year of 360 days, as the case may be, and actual days elapsed.

(d)            Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 2.8 and Section 14.1) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable requirements of law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

(e)            Defaulting Lenders.

(i)              Responsibility. The failure of any Defaulting Lender to make any Term Loan, or to fund any purchase of any participation required to be made or funded by hereunder, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)            Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 14.4, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document (or be, or have its Term Loans and Term Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly and adversely affected” pursuant to Section 14.4) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Term Loan Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Term Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Term Loans and Term Loan Commitments held by Defaulting Lenders shall be excluded from the total Term Loans and Term Loan Commitments outstanding.

(iii)          Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. In the event that Agent is holding cash collateral of a Defaulting Lender that cures pursuant to clause (iv) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent, and other Lenders under the Loan Documents.

(iv)          Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such Lender fully pays to Agent, on behalf of the applicable Lenders the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its Contractual Obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.8.	Increased Costs.

If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation in any such Term Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.9.	Taxes.

(a)            Defined Terms: For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.9(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)             Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B)          Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Agent, whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)              Survival. Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.10.       Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations). Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations) and upon payment in full of all Obligations (other than inchoate indemnity obligations which are not the subject of an indemnity claim), Agent’s Lien on the Collateral shall terminate automatically. This Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to Agent and Lenders and upon receipt by Agent of payment of the Obligations in full in cash (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement).

3.	Conditions Precedent.

3.1.          Conditions Precedent to the Closing Date. The obligation of each Lender to make New Money Term Loans on the Closing Date is subject to the satisfaction of (or waiver by the Initial Lenders in writing of) the following the conditions precedent, in form and substance satisfactory to Agent and the Initial Lenders:

(a)            The Loan Documents (including, but not limited to, this Agreement and the Agent Fee Letter) duly executed by Borrower and the Guarantors required to sign such Loan Document.

(b)            Customary legal opinions of (x) Bracewell LLP, in its capacity as special counsel to the Loan Parties and (y) local counsel opinions covering Loan Parties and jurisdictions as reasonably agreed by the Borrower and the Initial Lenders, in each case, dated as of the Closing Date and addressed to the Agent and the Initial Lenders.

(c)            A duly executed officer’s certificate of each Loan Party containing (i) resolutions authorizing the Loan Documents, (ii) a good standing certificate from (A) each Loan Party’s state of formation and (B) from any state where such party is, or is required to be, qualified to do business to the extent failure to so qualified could reasonably be expected to have a Material Adverse Effect, (iii) incumbency and representative signatures and (iv) certifying as to the conditions set forth in Sections 3.1 (e), (f), (g), (k) and Sections 3.2(b), (c), and (d).

(d)           The Borrower and each of the Guarantors shall have provided no less than 3 business days prior to the Closing Date the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than 10 days prior to the Closing Date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, IRS Form W-9 (if applicable) and other applicable tax forms.

(e)            The Petition Date shall have occurred.

(f)             No later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order granting of the super-priority claim and the liens and other rights and protections contemplated hereby and as customary for debtor in possession financings and authorizing the Term Loans (including, for the avoidance of doubt, a roll up of the Pre-Petition Loans into the Roll-Up Loans upon the entry of the Final DIP Order), which Interim DIP Order (i) shall be in full force and effect and shall not have been, in whole or in part, vacated, reversed, stayed, or set aside and (ii) shall not have been modified or amended without the consent of the Required Lenders.

(g)            The “first day” orders (including the Cash Management Order and approval of the cash management system) entered by the Bankruptcy Court, to the extent affecting the rights or obligations of the Agent, the Lenders, or the agent or the lenders under the Pre-Petition Loan Agreement, or which may give rise to a post-petition claim, administrative in nature or otherwise, shall be in form and substance reasonably acceptable to the Agent and Required Lenders. There shall exist no unstayed order and injunctions challenging this Agreement or any other Loan Documents, the Pre-Petition Loan Agreement or any Pre-Petition Loan Document, this Agreement or any Loan Documents (as defined therein), the Pre-Petition Loan Obligations, or any Liens or claims in connection therewith.

(h)            The Lenders shall have received UCC, tax and judgment lien searches and other appropriate evidence in form and substance reasonably satisfactory to the Required Lenders evidencing the absence of any other liens or mortgages on the Collateral, except the liens securing the Pre-Petition Loan Documents, Permitted Liens, and other existing liens acceptable to the Required Lenders.

(i)             The Lenders shall have received an Initial Approved Budget.

(j)             The Loan Parties shall have filed the Acceptable Disclosure Statement and the Acceptable Plan of Reorganization with the Bankruptcy Court.

(k)            Since the Petition Date there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Initial Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2.         Conditions Precedent to each Term Loan. The obligation of each Lender on and after the Closing Date to honor a Notice of Borrowing is subject to the satisfaction of each of the following conditions precedent:

(a)            Delivery of an executed Notice of Borrowing and Funds Flow Memorandum.

(b)            The following statements shall be true on the proposed date of borrowing of any Term Loan, both immediately before and immediately after giving effect to the application of the proceeds thereof:

(i)             the representations and warranties contained in Article 5 shall be true and correct on and as of the Closing Date (except for such representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date), after giving effect in all cases to any standard(s) of materiality contained in Article 5 as to such representations and warranties; and

(ii)            no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to the funding of the Term Loan, including the application of proceeds therefrom (including, without limitation, the entry of the Final DIP Order in accordance with Section 6.24 hereof).

(c)            The DIP Order shall be in full force and effect and which shall not have been modified or amended without the consent of the Required Lenders and not have been vacated, reversed, modified, amended or stayed.

For purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed this Agreement or delivered an Assignment Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the date of the applicable Term Loan borrowing specifying its objection thereto.

4.	Creation of Security Interest.

4.1.          Grant of Security Interest. To secure prompt repayment of any and all Secured Obligations and prompt performance by the Loan Parties of each of their covenants and duties under the Loan Documents, each Loan Party grants Agent, for itself and as agent for Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the Closing Date, in each case, subject to Permitted Liens. This Agreement is intended by the parties to be a security agreement for purposes of the UCC.

IT BEING UNDERSTOOD, HOWEVER, that, notwithstanding anything in this Section 4.1 to the contrary, (1) in no event shall the Collateral include, or the security interest or Lien granted under this Section 4.1 attach to, any Excluded Property, and (2) for so long as the applicable property continues to be Excluded Property, the Loan Parties shall not be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property; provided, however, that the security interest granted under this Section 4.1 shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) that would otherwise constitute Collateral, were it not Excluded Property, upon such asset (or portion thereof) ceasing to be Excluded Property and (3) any and all assets or property sold, conveyed, transferred, assigned or otherwise disposed of by the Loan Parties to the extent permitted by the terms of the Loan Documents shall be free of the security interests granted and created herein upon, from and after such sale, conveyance, transfer, assignment or other disposition, and all rights therein shall revert to the applicable Loan Party; provided, further, however, that security interests granted and created herein shall continue in any Proceeds (as defined in the UCC) of such sale, conveyance, transfer, assignment or other disposition. Upon any such release or such sale, transfer, conveyance, assignment or other disposition of Collateral or any part thereof, the Agent shall, upon the request and at the sole cost and expense of the Loan Parties, assign, transfer and deliver to the applicable Loan Party, against receipt and without recourse to our any warranty by Agent except as to the fact that the Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in the possession of the Agent and as have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, documents and instruments (including UCC-3 termination financing statements or releases) reasonably requested by the Borrower acknowledging the termination hereof or the release of such Collateral.

4.2.          Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full in cash and the satisfaction of all Secured Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at Borrower’s sole cost and expense, promptly execute such further documents and take such further actions as may be reasonably requested by the Borrower at the Borrower’s sole cost and expense to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the UCC. Any such release shall be without recourse, representation or warranty by Agent.

4.3.          Possession of Collateral. So long as no Event of Default has occurred and is continuing, and subject to the DIP Orders, the Loan Parties shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent or the Required Lenders for perfection or protection of Agent’s security interest therein or in connection with any Permitted Lien, Permitted Disposition or Permitted Investment) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.4.           Delivery of Additional Documentation Required.

(a)            Negotiable Collateral. The Loan Parties shall from time to time execute and deliver to Agent for the benefit of Lenders, in accordance with the terms of the DIP Orders, all Negotiable Collateral and other documents that Agent (at the direction of Required Lenders) may reasonably request, in a form reasonably satisfactory to Agent and Required Lenders, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

(b)            Commercial Tort Claims. For the avoidance of doubt, if Borrower acquires a Commercial Tort Claim, Borrower shall promptly notify Agent of the general details thereof, and upon Agent’s request (at the direction of the Required Lenders), cooperate in any filings necessary to perfect a Lien on such Commercial Tort Claim.

(c)            Certificate of Title Collateral. Subject to Section 6.19, on the Closing Date, each Loan Party agrees to deliver to Agent or Agent’s designee the certificates of title for all Certificate of Title Collateral owned by such Loan Party for notation of the Agent’s Lien. With respect to any Certificate of Title Collateral acquired by any Loan Party after the Closing Date, the Loan Parties shall deliver to Agent or Agent’s designee the certificates of title for all Certificate of Title Collateral provided that to the extent such protections are granted in any DIP Order, Certificate of Title Collateral will not be required to be delivered. Each Loan Party agrees to take all actions necessary to cause such certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office.

4.5.          Right to Inspect. Agent and/or a representative of the Required Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during the Loan Parties’ usual business hours but no more than once per year at the expense of the Borrower (or if an Event of Default has occurred and is continuing may do any of the foregoing at the expense of the Borrower as often as the Agent and/or a representative of the Required Lenders may desire any time during normal business hours and without advance notice), to inspect each Loan Party’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.6.          Authorization to File. Each Loan Party hereby authorizes the Agent, at the expense of such Loan Party (including the reasonable and documented fees and expenses of outside counsel to the extent of and as permitted by Section 10.3), to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of such Loan Party where permitted by law and using language such as “All assets of the Debtor whether now owned or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or such other language as the Agent (acting at the direction of the Required Lenders) reasonably deems necessary or appropriate. A photocopy or other reproduction of any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Loan Party understands and agrees that even though the Agent has no obligation to do so, with respect to any financing statement, the Agent intends to file (at the expense of such Loan Party, including the reasonable and documented fees and expenses of outside counsel to the extent of and as permitted by Section 10.3) any continuation statement or amendment where failure to so file could reasonably be expected to result in the lapse of such financing statement at any time within six months of any such proposed filing. Notwithstanding the foregoing, Agent shall have no obligation to make such filings or to otherwise perfect or maintain the perfection of the security interest on the Collateral.

4.7.         Collateral Matters.

(a)            The parties hereto agree, and the DIP Orders shall provide, that the Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Agent or any Lender to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, collateral access agreements, notices of Lien or similar instruments or to otherwise perfect the Agent’s Liens under applicable non-bankruptcy law.

(b)            Notwithstanding anything to the contrary herein, except as set forth in the DIP Orders, in no event shall the Collateral of the Debtors include any Excluded Property and/or any other property specifically excluded pursuant to the DIP Orders.

(c)            Each of the Loan Parties agrees that to the extent that its Obligations have not been paid in full, (i) its obligations shall not be discharged by any order confirming a Plan of Reorganization (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) DIP Superpriority Claims (as defined in the DIP Order) granted to the Secured Parties pursuant to the DIP Orders and the Liens granted to the Secured Parties pursuant to the DIP Orders shall not be affected in any manner by any order confirming a Plan of Reorganization; provided that such Obligations shall be discharged either (i) upon such payment in full, or (ii) upon such Obligations being treated in accordance with an Acceptable Plan of Reorganization and such treatment will provide for the discharge of the Obligations arising hereunder if so provided by such Acceptable Plan of Reorganization.

(d)            Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim DIP Order (and, when entered, the Final DIP Order), the Liens in favor of the Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral (as defined in the Interim DIP Order, but in any case, excluding any Excluded Property and Avoidance Actions (but including, in the case of any Avoidance Actions, subject to the entry of the Final DIP Order, the proceeds thereof)), which includes, without limitation, all of such Debtor’s Real Property (excluding any Real Property that is Excluded Property), now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

(e)             Each Loan Party that is a Debtor further agrees that upon the request of the Agent (acting at the direction of the Required Lenders), such Loan Party shall execute and deliver to the Agent, as soon as reasonably practicable following such request but in any event within 45 days following such request (or such later date as may be extended by the Required Lenders), with respect to Real Property owned or leased by such Loan Party (in any case, excluding any Real Property that is Excluded Property) and identified by the Agent, the applicable Loan Party shall deliver Real Property Deliverables.

4.8.          Loan Parties’ Rights. As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to the Loan Parties in accordance with Section 4.9(a) hereof:

(a)            Each Loan Party shall have the right, from time to time, to vote and give consents with respect to the Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement or any other Loan Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of materially and adversely effecting Agent’s position or interest in respect of the Collateral or which would authorize, effect or consent to (unless and to the extent expressly permitted hereby) any of the following:

(i)            the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(ii)           the consolidation or merger of a Pledged Entity with any other Person;

(iii)          the Disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for the granting of Liens in favor of Agent, for itself and the benefit of the other Secured Parties and except for Permitted Liens;

(iv)          any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Equity Interests; or

(v)           the alteration of the voting rights with respect to the Equity Interests of a Pledged Entity;

(b)           Each Loan Party shall be entitled, from time to time, to collect and receive for its own use all dividends, interest, principal or other distributions paid on or distributed in respect of the Pledged Securities to the extent not in violation of this Agreement other than any non-cash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Securities; and

(c)            all dividends, interest, principal or other distributions (other than such dividends, interest, principal or other distributions permitted to be paid to each Loan Party in accordance with Section 7.16), whenever paid or made, shall, to the extent constituting Collateral, be delivered to Agent to hold as Collateral for its and the other Secured Parties’ benefit, and shall, if received by such Loan Party, be received in trust for the benefit of Agent and the other Secured Parties, be segregated from the other property or funds of such Loan Party, and be delivered to Agent as Collateral in the same form as so received (with any necessary indorsement).

4.9.	Defaults and Remedies; Proxy.

(a)             Subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order) and following expiration of the Remedies Notice Period (as defined in the DIP Orders), upon the occurrence of an Event of Default and during the continuation of such Event of Default, and with written notice to Borrower, Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral, to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in any manner permitted by the UCC in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice each Loan Party agrees is commercially reasonable) the whole or any part of the Collateral and to otherwise act with respect to the Collateral as though Agent was the outright owner thereof. Any sale shall be made at a public or private sale at Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Agent may deem fair, and Agent or Lenders may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of any Loan Party or any right of redemption. Each sale shall be made to the highest bidder, but Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Agent may apply the proceeds of any sale or sales to other persons or entities, in whatever order Agent in its sole discretion may decide, to the expenses of such sale (including, without limitation, reasonable attorneys’ fees), to the Secured Obligations, and the remainder, if any, shall be paid to the applicable Loan Party or to such other person or entity legally entitled to payment of such remainder. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer, agent or designee of Agent. EFFECTIVE UPON AN EVENT OF DEFAULT THAT REMAINS CONTINUING EACH LOAN PARTY HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS AGENT AS THE PROXY AND ATTORNEY-IN-FACT OF SUCH LOAN PARTY WITH RESPECT TO THE COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SECURITIES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE MATURITY DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SECURITIES, THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SECURITIES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SECURITIES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SECURITIES OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b)            If, at the original time or times appointed for the sale of the whole or any part of the Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Agent, in its discretion (at the direction of the Required Lenders), that the proceeds of the sales of the whole of the Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Agent may, on one or more occasions and in its sole discretion, postpone any such sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after five (5) days’ notice to the applicable Pledgor.

(c)            If, at any time when Agent shall determine to exercise its right to sell the whole or any part of the Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, Agent may, in its sole discretion (subject only to applicable requirements of law) at the direction of the Required Lenders, sell such Collateral or part thereof by private sale in such manner and under such circumstances as Agent may deem necessary or advisable (at the direction of the Required Lenders), but subject to the other requirements of this Section 4.9, and shall not be required to effect a registration of such Collateral under the Act or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Agent in its discretion (but without obligation) (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Collateral or any part thereof. In addition to a private sale as provided above in this Section 4.9, if any of the Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 4.9, then Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)            as to the financial sophistication and ability of any person or entity permitted to bid or purchase at any such sale;

(ii)           as to the content of legends to be placed upon any certificates representing the Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)          as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the Loan Parties and such Person’s intentions as to the holding of the Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)          as to such other matters as Agent may, in its discretion, deem necessary or appropriate (at the direction of the Required Lenders) in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d)            Each Loan Party recognizes that Agent may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (c) above. Each Loan Party also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if the applicable Loan Party and the Pledged Entity would agree to do so.

(e)            Each Loan Party agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and each Loan Party waives the benefit of all such laws to the extent it lawfully may do so. Each Loan Party agrees that it will not interfere with any right, power and remedy of Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Loan Party by Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Loan Party in any respect.

(f)             Each Loan Party further agrees that a breach of any of the covenants contained in this Section 4.9 will cause irreparable injury to Agent and Lenders, that Agent and Lenders shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 4.9 shall be specifically enforceable against such Loan Party, and each Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations. Each Loan Party hereby waives any right to require the posting of a bond in connection with Agent’s request for equitable relief, including without limitation, specific performance or injunctive relief.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order).

5.	Representations and Warranties.

Each Loan Party represents, warrants and covenants to Agent and Lenders, which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the providing of any Term Loan pursuant hereto, as of the Closing Date and as of the date of funding of any Term Loan, prior to such funding and after giving effect thereto including the application of proceeds thereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), as follows:

5.1.          Due Organization and Qualification. Each Loan Party (a) is duly formed and existing under the laws of its respective state of formation or incorporation, as applicable, and

(b) is qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except, solely in the case of this clause (b), where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2.          Authority and Power. Subject to the entry of the applicable DIP Order, the execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of such Loan Party’s Organization Documents. No Loan Party is in default under any Material Contract to which it is a party or by which it is bound (other than as may have been caused by the Chapter 11 Cases) in which the default could reasonably be expected to have a Material Adverse Effect and the execution and delivery by the Loan Parties of the Loan Documents will not cause a breach of any Material Contract to which any Loan Party is a party or by which it is bound.

5.3.          Subsidiaries. Parent has no Subsidiaries other than as disclosed in Schedule 1 hereto. The ownership interests in each Subsidiary is uncertificated. Each Subsidiary is duly formed and validly existing under the laws of its respective jurisdiction.

5.4.          Conflict with Other Instruments, etc.. Neither the execution and delivery of any Loan Document to which any Loan Party is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will, subject to the entry of the applicable DIP Order, (a) conflict with or result in a breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality (other than instances in which (i) such instance is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) such instance could not reasonably be expected to have a Material Adverse Effect) or (b) result in the creation or imposition of any Lien on any assets of any Loan Party, other than Permitted Liens under this Agreement.

5.5.          Enforceability. Subject to the entry of the applicable DIP Order, the Loan Documents have been duly executed and delivered by each Loan Party that is a party thereto, and constitute legal, valid and binding obligations of such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.6.          No Prior Encumbrances. Each Loan Party has good and marketable title to (i) its respective property, except for defects to title which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) its respective Collateral, free and clear of Liens, except for Permitted Liens.

5.7.          [Reserved].

5.8.          Litigation; Governmental Action. Other than the Bankruptcy Cases and any litigation disclosed, there are no actions or proceedings pending or, to the Knowledge of the Responsible Officers, threatened by or against any Loan Party or any of their respective Subsidiaries in writing (x) with reasonably expected liability more than the Disclosure Amount or (y) that could be reasonably be expected to have a Material Adverse Effect.

5.9.          Financial Statements. As of the Closing Date, Agent and the Lenders have received (a) audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statement of operations, shareholder’s equity and cash flows for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the twelve (12) months ended December 31, 2023, and the related consolidated statement of operations and cash flows for the twelve (12) months then ended (the “Current Financial Statements”). The Current Financial Statements fairly present in all material respects Parent’s consolidated financial condition as of the dates thereof and consolidated results of operations for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures.

5.10.       No Fraudulent Transfer. No property has been transferred, concealed or removed by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents, in each case, with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

5.11.       Taxes; Pension Plans. Parent and each Subsidiary has filed or caused to be filed all federal income tax returns and other material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all Taxes before the same become delinquent, other than payments of Taxes in an aggregate amount not to exceed the Disclosure Amount or except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party is aware of any claims or adjustments proposed for Parent’s or any Subsidiary’s prior tax years which could result in additional Taxes in excess of the Disclosure Amount becoming due and payable. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) Parent and each Subsidiary have paid all amounts necessary, if any, to fund all present qualified pension, profit sharing and deferred compensation plans in accordance with their terms, (b) no Loan Party nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation which remains outstanding other than the payment of premiums, and there are no such premium payments which have become due which are unpaid, (c) no ERISA Event has occurred or is reasonably expected to occur and (d) no Loan Party or ERISA Affiliate has withdrawn from participation in, permitted the partial or complete termination of, or permitted the occurrence of any other event with respect to, any Pension Plan or Multiemployer Plan which could reasonably be expected to result in any liability to any Loan Party, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.12.       Consents and Approvals. Subject to the entry of the DIP Order, no approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of any Loan Party or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which any Loan Party is a party or by which any Loan Party is bound, is required to be obtained by the Loan Parties in order to make or consummate the transactions contemplated under the Loan Documents except for those that have already been obtained and are in full force and effect and except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Subject to the entry of the applicable DIP Order, all consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by the Loan Parties in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect, except for those that have already been obtained and are in  full force and effect and except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.13.       Intellectual Property. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties own all Intellectual Property used in their business, except for (i) off the shelf or shrink-wrap software and non-customized mass market licenses that are commercially available to the public, (ii) [reserved], (iii) [reserved], and (iv) other Intellectual Property licensed from a third party to any Loan Party. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of such Loan Party, each Loan Party has all rights with respect to Intellectual Property that are reasonably necessary for, or otherwise used or held for use in, the operation of any portion of its respective businesses as currently conducted. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of the Loan Parties, no Intellectual Property material to the Loan Parties’ business is owned by any Subsidiary that is not a Loan Party. Except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) each of the Copyrights, Trademarks and Patents owned by any Loan Party that is material to its business is valid and enforceable, (b) no part of the Intellectual Property owned by any Loan Party that is material to its business has been judged invalid or unenforceable, in whole or in part, (c) no claim has been made to any Loan Party that any material Intellectual Property used in the business of such Loan Party violates or infringes the rights of any third party, and (d) no Loan Party is a party to, or bound by, any material inbound license or other agreement that restricts the grant by such Loan Party of a security interest in Parent’s or such Subsidiary’s rights in such license or agreement or any other Intellectual Property. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, each Loan Party has a valid license agreement for the use of Intellectual Property rights of third parties known to the Loan Parties to be necessary to the conduct of the Loan Parties’ business.

5.14.       [Reserved].

5.15.       Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) each Loan Party and its Subsidiaries, business, operations and Real Property are in compliance with, and none of the Loan Parties or their Subsidiaries have any liability under, any Environmental Laws, (b) each Loan Party and its Subsidiaries have obtained and maintain all permits, licenses, approvals, registrations and other authorizations required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under Environmental Laws, and all such permits, licenses, approvals, registrations and other authorizations are valid and in good standing, (c) there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or from any Real Property or facility presently or formerly owned, leased or operated by the Loan Parties, their Subsidiaries, or their predecessors in interest that would result in liability for the Loan Parties or any of their Subsidiaries under Environmental Law, (d) there is no Environmental Claim pending, or to each Loan Party’s Knowledge, threatened against the Loan Parties or any of their Subsidiaries or relating to any Real Property currently or formerly owned, leased or operated by the Loan Parties or any of their Subsidiaries or relating to the operations of the Loan Parties or any of their Subsidiaries and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such Environmental Claim, (e) no Real Property or facility owned, operated or leased by the Loan Parties or any of their Subsidiaries and, to each Loan Party’s Knowledge, no Real Property or facility formerly owned, operated or leased by the Loan Parties or any of their Subsidiaries or predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System or the Superfund Enterprise Management System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum, (f) none of the Loan Parties or their Subsidiaries is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, (g) no Environmental Lien has been recorded or attached to any revenues or to any Real Property owned or operated by a Loan Party or any of their Subsidiaries, (h) none of the Loan Parties or their Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Property or facility in a manner that could reasonably be expected to give rise to any Environmental Liability of the Loan Parties or any of their Subsidiaries, and (i) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.

5.16.       Government Consents. Subject to the entry of the applicable DIP Order, each Loan Party (and each Subsidiary thereof) has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of the Loan Parties’ (and their Subsidiaries’) business as currently conducted, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.17.       Full Disclosure. No representation, warranty or other statement made by (or on behalf of) any Loan Party (or any Subsidiary thereof) in any Loan Document, certificate or written statement furnished to Agent or any Lender, taken together with all such certificates, Loan Documents and written statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.18.       Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, spoilage, non-conformance, or payment dispute (except for Inventory for which adequate reserves have been made), and free and clear of Liens (except for Permitted Liens).

5.19.       Sanctioned Persons. None of Parent or any of its Subsidiaries, and to Parent’s Knowledge, any of their directors, officers, agents, employees is a Sanctions Target. Borrower will not directly or indirectly use the proceeds of the Term Loan or otherwise make available such proceeds to any Sanctions Target.

5.20.     Foreign Assets Control Regulations, Etc.

(a)         Neither the borrowing of the Term Loan by Borrower hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT, or (v) USA FREEDOM ACT. No part of the Term Loan will be used, directly or Knowingly indirectly, for any material payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)         Neither Parent nor any Subsidiary, including Borrower (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)         Each Loan Party, including Borrower, and their respective Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.

(d)         The Loan Parties, each of their Subsidiaries, and, to the Knowledge of Parent, each of their respective directors, officers and employees and, to the Knowledge of Parent, the agents of the Loan Parties, are and will remain in material compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Parent and its Subsidiaries, including Borrower have instituted and maintain or are subject to policies and procedures designed to ensure continued compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.21.     Status. Neither Parent nor any of its Subsidiaries, including Borrower, ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Loan Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code, (ii) a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code or (iii) a “U.S. Real Property Holding Corporation” within the meaning of Section 897 of the Internal Revenue Code.

5.22.     [Reserved].

5.23.     Tax Classification. The Borrower is classified as a disregarded entity for U.S. federal income tax purposes.

5.24.     Bankruptcy Related Matters.

(a)         The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim DIP Order and Final DIP Order, (ii) the hearing for the entry of the Interim DIP Order, and (iii) the hearing for the entry of the Final DIP Order (provided that notice of the final hearing will be given as soon as reasonably practicable after such hearing has been scheduled).

(b)         After the entry of the Interim DIP Order, and pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, the Obligations will constitute allowed administrative expense claims in the Bankruptcy Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve Out, (ii) an Acceptable Intermediation Order and (iii) the priorities set forth in the Interim DIP Order or Final DIP Order, as applicable, subject to any Permitted Liens.

(c)         After the entry of the Interim DIP Order and pursuant to and to the extent provided in the Interim DIP Order and the Final DIP Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral subject, as to priority, to the extent set forth in the Interim DIP Order or the Final DIP Order and to the extent such Collateral is not subject to valid, enforceable, perfected and non-avoidable Liens as of the Petition Date, and in any case, (i) subject to Permitted Liens and (ii) excluding Avoidance Actions (but including, upon entry of the Final DIP Order, the proceeds thereof).

(d)         The Interim DIP Order (with respect to the period on and after entry of the Interim DIP Order and prior to entry of the Final DIP Order) or the Final DIP Order (with respect to the period on and after entry of the Final DIP Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required Lenders’ (and with respect to any provision that affects the rights or duties of the Agent, Agent’s) consent, modified or amended.

(e)         The Loan Parties are in compliance in all material respects with the DIP Orders.

5.25.     Compensation of Officers and Directors. No Loan Party has adopted or approved increased base compensation and regular course incentive opportunities for, or adopted or approved special, additional or supplemental cash compensation or bonuses for Named Executive Officers and Directors since December 31, 2023 inconsistent with the Loan Parties’ historical ordinary course of business practices as in effect prior to December 31, 2023 other than (i) the retention of the CRO required by Section 6.22(a), (ii) as previously disclosed to the Lender Group in connection with the Pre-Petition Loan Agreement, (iii) occurred prior to the Closing Date and was permitted under the Pre-Petition Loan Agreement at such time or (iv) after the Closing Date, in accordance with the RSA. No key employee agreement, director compensation arrangement, severance agreements or employee retention plans, in each case, with respect to Named Executive Officers and Directors, have been approved, adopted, amended, modified or ratified by any Loan Party since April 17, 2023, except (i) as otherwise already disclosed to the Lender Group in connection with the Pre-Petition Loan Agreement, (ii) that occurred prior to the Closing Date and was permitted under the Pre-Petition Loan Agreement at such time or (iii) after the Closing Date, in accordance with the RSA. No management incentive plan, or equity, equity- based, and/or cash incentive plan or similar arrangements or agreements, in each case, for Named Executive Officers and Directors, have been approved, adopted, amended, modified or ratified by any Loan Party and no Loan Party has discretionarily accelerated vesting under any such plan since April 4, 2024, except (i) as otherwise already disclosed to the Lender Group in connection with the Pre-Petition Loan Agreement, (ii) occurred prior to the Closing Date and was permitted under the Pre-Petition Loan Agreement at such time or (iii) after the Closing Date, in accordance with the RSA.

6.           Affirmative Covenants.

The Loan Parties covenant and agree that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, each Loan Party shall (and shall cause each of its Subsidiaries to) do all of the following:

6.1.       Good Standing. Each Loan Party and each of its Subsidiaries shall maintain its corporate existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2.       Government Compliance. Parent, each Loan Party, and each of their Subsidiaries shall comply with all applicable federal and state statutes, laws, ordinances and government rules and regulations (including Environmental Laws) to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3.        Financial Statements, Reports, Certificates.

(a)         Borrower shall deliver the following to Agent by email to the address specified pursuant to Article 11 (and Agent shall deliver same to Lenders immediately upon receipt thereof), and Agent and Lenders shall be entitled to rely on the information contained therein: (i) as soon as available, but in any event within the earlier of (x) forty-five (45) days after the end of each calendar quarter and (y) the date on which delivered to the SEC, Parent’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer of Parent; (ii) if a Default or Event of Default has occurred and is continuing, as soon as available, but in any event within thirty (30) days after the end of each calendar month (in form and substance satisfactory to the Required Lenders), Parent’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer of Parent; (iii) as soon as available, but in any event within the earlier of (x) one hundred and twenty (120) days after the end of Parent’s fiscal year and (y) the date on which delivered to the SEC, audited consolidated financial statements of Parent in accordance with GAAP, consistently applied; (iv) as soon as available, but in any event within thirty (30) days prior to the end of Parent’s fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format reasonably acceptable to the Required Lenders; (v) copies of all statements, reports and notices sent or made available generally by any Loan Party to its security holders and debt holders, when made available to such holders; (vi) promptly upon receipt of written notice thereof, a report of any legal actions pending or threatened against any Loan Party that could reasonably be deemed to result in damages, fines, penalties or other sanctions by any Governmental Authority payable by any Loan Party exceeding the Threshold Amount, or claims for injunctive or equitable relief; (vii) promptly upon receipt thereof (but in any event no more than three (3) Business Days thereafter), (A) copies of any amendments, waivers, consents or other modifications to any Intermediation Facility Documents or any other documents relating to Indebtedness in excess of the Threshold Amount, as applicable, (B) notices of default required to be delivered pursuant to any Intermediation Facility Documents, or any other documents relating to Indebtedness in excess of the Threshold Amount, as applicable, (C) notices of material adverse changes, and (D) notice of any Change of Control; (viii) other financial information as Agent or any Lender may reasonably request from time to time promptly after such request; (ix) environmental, social and corporate governance related materials reasonably requested by the Lenders, including the BlackRock ESG Questionnaire within seventy-five (75) days after request therefor by the requesting Lenders, which in the case of the BlackRock ESG Questionnaire, shall be completed by the Loan Parties, for direct delivery to the BlackRock Lenders, within seventy-five (75) days after request through the e-Front system without any additional request by such BlackRock Lenders and (x) no later than 30 days after the end of each calendar month (commencing on September 30, 2024), (1) a reasonably detailed summary as of the last day of the preceding month of the Loan Parties’ RFS Assets and RFS Liabilities and (2) a reasonably detailed summary of (x) all obligations for the purchase of RINs that have not been paid and (y) RINs that the Loan Parties must purchase in order to satisfy its RVOs; provided, that if requested by Agent, the Borrower shall make its management and advisors available to Required Lenders and their advisors from time to time during normal business hours with reasonable advance notice to address questions from Agent and its advisors in respect of the foregoing items in clause (x).

(b)         Electronic Delivery. Documents required to be delivered pursuant to Section 6.3(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or any other Loan Party posts such documents, or provides a link thereto on the Parent’s website at: www.vertexenergy.com; or (ii) on which such documents are posted on the Loan Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify the Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents (other than documents otherwise filed with the SEC) and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c)         “PUBLIC” Borrower Materials. The Loan Parties hereby acknowledge that (i) the Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, any Affiliate thereof and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent, Borrower, their Affiliates or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 14.12); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Agent and any Affiliate thereof shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(d)        [Reserved].

(e)         Aging. Upon reasonable request by the Required Lenders, the Loan Parties shall deliver a summary aging, by vendor, of each Loan Party’s accounts payable, any book overdraft, and any held checks, in form and substance reasonably satisfactory to the Required Lenders and consistent with the Loan Parties’ historical practices.

(f)          Reserved.

(g)        Reports delivered to the Agent pursuant this Section 6.3 are for informational purposes only and the Agent will not be deemed to have actual or constructive notice of any information contained therein or determinable therefrom, including the Borrower’s compliance with its covenants under this Agreement. Any Lender may request to not receive any information that may constitute material non-public information from the Agent or the Loan Parties, pursuant to this Section 6.3, it being acknowledged that such documents or information may include amendments or requests for amendment that have been designated as “private side” information by the Borrower. The Loan Parties may request that the Lenders enter into or extend non-disclosure agreements prior to receiving material non-public information for the time period for which information is being provided under Section 6.3 which non-disclosure agreements shall be in form and substance consistent with past practice.

6.4.        Certificates of Compliance. Each time financial statements are required to be furnished pursuant to Section 6.3(a) (i) or (iii) above, there shall be delivered to Agent (for delivery to the Lenders) a certificate signed by a Responsible Officer of Parent (each a “Compliance Certificate”) in substantially the form attached hereto as Exhibit G certifying that as of the end of the reporting period for such financial statements, the Loan Parties were in full compliance with all of the terms and conditions of the Loan Documents, and setting forth such other information as Agent (at the direction of the Required Lenders) shall reasonably request, or otherwise certifying as to any applicable non-compliance together with details thereof. Parent shall deliver the Compliance Certificate to Agent (for delivery to the Lenders) by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

6.5.        Notices.

(a)         As soon as possible, and in any event within three (3) Business Days after any Loan Party’s Knowledge of a Default or an Event of Default, notify the Agent of the facts relating to or giving rise to such Default or Event of Default and the action which the Loan Parties propose to take with respect thereto. Borrower shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

(b)        [Reserved].

(c)         Notify the Agent (each such notice, an “IA Notice”), as soon as possible, and in any event within five (5) Business Days after any Loan Party’s Knowledge that the amount of the Independent Amount has increased by 20% or more from (x) the amount of the Independent Amount as in effect on the Closing Date or (y) the amount of the Independent Amount as in effect on the date of the previously delivered IA Notice, as applicable. Borrower shall deliver such IA Notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

(d)         Notify the Agent, as soon as possible, and in any event within five (5) Business Days after any Loan Party’s Knowledge of any matter that results in or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties, taken as a whole. Notwithstanding the foregoing, any Lender may request to not receive any information that may constitute material non-public information from the Agent, it being acknowledged that such documents or information may include amendments or requests for amendment that have been designated as “private side” information by the Borrower.

6.6.        Taxes. Except to the extent such Taxes are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Closing Date, Parent shall make, and cause each other Subsidiary to make, due and timely payment or deposit of all federal and material state and local Taxes, assessments, or contributions required of it by law or imposed on its income or upon any properties belonging to it; and Parent will make due and timely payment or deposit of all material related tax payments and withholding Taxes required of it by Applicable Law, including those laws concerning F.I.C.A., F.U.T.A., and state disability, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent and Required Lenders indicating that the Loan Parties have made such payments or deposits; provided that the Loan Parties need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is fully reserved against by the applicable Loan Party.

6.7.        Maintenance. The Loan Parties, at their expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.8.        Insurance.

(a)         The Loan Parties and each of their Subsidiaries shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, insurance with respect to the Collateral, its properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the management of Parent, adequate for Loan Parties. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to the Required Lenders.

(b)         Within 30 days (or such later date as consented to by the Required Lenders), all such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent and Required Lenders, showing Agent for itself and the benefit of each other Secured Party as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of each other Secured Party as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). Each Loan Party shall promptly deliver to Agent its current copy of such policies of insurance, evidence of the payments of all premiums therefor and insurance certificates and related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is Borrower’s obligation to promptly deliver such materials to Agent.

(c)         The Loan Parties shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any insurance policy shall, at Agent’s option, be payable to Agent for the benefit of the Secured Parties on account of the Secured Obligations.

6.9.        Environmental Laws.

(a)         At its sole expense, the Loan Parties shall (i) comply, and shall cause their Subsidiaries and their Real Property and operations to comply, with applicable Environmental Laws, the breach of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) not Release any Hazardous Material on, under, about or from any of the Loan Parties’ or any of their Subsidiaries’ Real Property or any other property offsite the Real Property to the extent caused by any Loan Party’s or any of their Subsidiaries’ operations except in compliance with applicable Environmental Laws, if and to the extent that the Release or threatened Release of such Hazardous Materials, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all permits, licenses, approvals, registrations and other authorizations to be obtained or filed in connection with the operation or use of the Loan Parties’ or any of their Subsidiaries’ Real Property, if and to the extent that the failure to obtain or file such permits, licenses, approvals, registrations or other authorizations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event such Remedial Work is required under applicable Environmental Laws because of or in connection with the Release of Hazardous Material on, under, about or from any of the Loan Parties’ or any of their Subsidiaries’ Real Property, if and to the extent that failure to commence and diligently prosecute to completion such Remedial Work, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)         If any Loan Party or any of its Subsidiaries receives written notice of any action or, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Loan Party, any of its Subsidiaries, or their Real Properties, in each case in connection with any Environmental Laws, the Borrower shall within fifteen (15) days after any Responsible Officer obtains actual Knowledge thereof give written notice of the same to Agent if such action, investigation, inquiry, demand or lawsuit could reasonably be expected to cause a Material Adverse Effect.

6.10.     Intellectual Property Rights.

(a)         Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, Borrower shall give Agent written notice of: (i) any registration or filing in the U.S. of any Trademark, Copyright or Patent by any Loan Party since the delivery of the prior Compliance Certificate including the date of such registration or filing, the registration or filing numbers, the jurisdiction of such registration or filing, and a general description of such registration or filing and shall execute an Intellectual Property Security Agreement and take such other actions as necessary or that Agent (at direction of the Required Lenders) may request to perfect and maintain a first priority perfected security interest in favor of the Agent; provided that to the extent such protections are granted in any DIP Order, no Intellectual Property Security Agreement will be required, (ii) any material change to the Loan Party’s material Intellectual Property, and (iii) Parent’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of its or any other Loan Party’s material Intellectual Property.

(b)         The Loan Parties shall (and shall cause all its licensees to), (i) (1) continue to use each material Trademark in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any material Patent may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the material Copyrights may become invalidated, otherwise impaired or fall into the public domain or (z) any material trade secret may become publicly available or otherwise unprotectable.

(c)         The Loan Parties shall notify the Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such entity’s ownership of, interest in, right to use, register, own or maintain any material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any intellectual property office). The Loan Parties shall take all actions that are necessary or reasonably requested by the Agent (at the direction of the Required Lenders) to maintain or pursue each application (and to obtain the relevant registration) and to maintain each registration and recordation included in the material Intellectual Property. The Loan Parties shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any material Intellectual Property of the Loan Parties is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third-party, such entity shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

6.11.     Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, the Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary so long as such Subsidiary remains an Excluded Subsidiary) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Required Lenders in their reasonable discretion)) become a Guarantor hereunder by way of execution of a Guarantor Joinder Agreement or become a Borrower hereunder by way of execution of a Borrower Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Agent and the Lenders not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Required Lenders in their reasonable discretion), or acquiring the Equity Interests of any other Person that results in such Person becoming a Subsidiary. In connection with the foregoing, the Loan Parties shall deliver to the Agent and the Lenders, with respect to each new Guarantor or Borrower to the extent applicable, substantially the same documentation required pursuant to Sections 3.1(b) – (d), and 6.12 and such other documents or agreements as the Agent or any Lender may reasonably request with respect to any new Subsidiary that signs and delivers a Borrower Joinder Agreement or Guarantor Joinder Agreement in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms.

6.12.     Further Assurances.

(a)         Except with respect to Excluded Property, each Loan Party will cause all Equity Interests and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Required Lenders.

(b)         At any time upon request of the Required Lenders, promptly execute and deliver any and all further instruments and documents and take all such other action as the Required Lenders may reasonably deem necessary or desirable to maintain in favor of the Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.

(c)         Promptly upon request by the Agent, or any Lender through the Agent, (a) correct any material defect or material error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent (at the direction of the Required Lenders) may reasonably require from time to time in order to (i) carry out more effectively the purposes of (A) the Collateral Documents or (B) this Agreement and the other Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (other than any Excluded Subsidiary so long as such Subsidiary remains an Excluded Subsidiary) properties, assets, rights or interests to the Liens intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary so long as such Subsidiary remains an Excluded Subsidiary) is or is to be a party, and cause each of its Subsidiaries (other than any Excluded Subsidiary so long as such Subsidiary remains an Excluded Subsidiary) to do so, provided that in the case of clause (i)(B) above, the same does not increase the obligations, or detract from the rights, of any Loan Parties under the Loan Documents in any material respect.

6.13.     Inventory, Returns. The Loan Parties shall use commercially reasonable efforts to keep all Inventory in good and marketable condition, free from all material defects and payment disputes (except for Inventory for which adequate reserves have been made), and free and clear of Liens (except for Permitted Liens). Returns and allowances, if any, as between the Loan Parties and its Account Debtors shall be on the same basis and in accordance with GAAP, consistently applied, or with the usual customary practices of the Loan Parties, as they exist at the time of the execution and delivery of this Agreement.

6.14.     Delivery of Third-Party Agreements.

(a)         [Reserved].

(b)         [Reserved].

(c)         Upon the acquisition by any Loan Party after the Closing Date of any fee interest in any real property (wherever located) (each such interest, a “New Owned Property”) with a Current Value (as defined below) in excess of $500,000, promptly so notify Agent, setting forth with reasonable specificity a description of the interest acquired, the location of the real property, any structures or improvements. For purposes of this Section 6.14(c), the “Current Value” shall be calculated as the greater of (i) either an appraisal or such Loan Party’s good-faith and reasonable estimate of the current fair market value of such real property and (ii) the value of such real property at the time of its acquisition. Agent (at the direction of the Required Lenders) shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to any such New Owned Property with a Current Value in excess of $500,000. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Loan Party that has acquired such New Owned Property shall promptly furnish the same to Agent within ninety (90) days of such Loan Party’s receipt of such notice. The Borrower shall pay all actual fees and out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all customary title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.14(c).

6.15.     Inspections and Rights to Consult with Management. Agent and Lenders shall have the inspection rights provided in Section 4.5 of this Agreement. In addition, the Loan Parties shall permit any representative of the Agent or the Lenders to meet, at reasonable times and upon reasonable notice, with management and officers of the Loan Parties and their Subsidiaries at least once per calendar quarter (unless an Event of Default is continuing, in which case such additional meetings as requested shall be permitted).

6.16.     Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in compliance in all material respects with all applicable United States and international privacy and data security laws and regulations including GDPR (to the extent applicable).

6.17.     [Reserved].

6.18.     Bankruptcy Matters.

Parent and the Borrower will and will cause each of the other Loan Parties to:

(a)  cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Term Loans and other Obligations, the Pre-Petition Loan Obligations and the Loan Documents, the Intermediation Facility, the Hedge Facility, the use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors (outside of the relief approved in the “first day” and “second day” orders) and (vi) orders establishing procedures for administration of the Bankruptcy Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement to be Approved Bankruptcy Court Orders (and with respect to any provision that affects the rights or duties of the Agent, acceptable to the Agent in their reasonable discretion);

(b) comply in all material respects with each order entered by the Bankruptcy Court in connection with the Bankruptcy Cases;

(c) comply in a timely manner with their obligations and responsibilities as debtors- in-possession under the Bankruptcy Code, the Bankruptcy Rules, the Interim DIP Order and the Final DIP Order, as applicable, and any other order of the Bankruptcy Court; and

(d)  deliver to counsel to the Required Lenders and to counsel to the Agent (to the extent practicable) (x) promptly as soon as available but no later than two (2) Business Days prior to filing, copies of all (i) First Day Pleadings and all orders sought pursuant thereto; (ii) Bidding Procedures Motion; (iii) Sale Order; (iv) the Plan of Reorganization; (v) the Plan Supplement; (vi) the Disclosure Statement; (vii) the Disclosure Statement Order; (viii) the Solicitation Materials; (x)    the DIP Orders; and (x) the Confirmation Order, and (xi) all other material filings to be filed by or on behalf of the Loan Parties with the Bankruptcy Court in the Bankruptcy Cases, or distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Bankruptcy Cases or any other party in interest, and shall consult in good faith with the Required Lenders’ advisors regarding the form and substance of any such document and (y)   use commercially reasonable efforts to provide to counsel to the Required Lenders and to counsel to the Agent drafts of all pleadings that the Company Parties or any of its Affiliates intend to file with the Bankruptcy Court at least two days prior to the date on which such party files such pleading.

6.19.     Post-Closing Matters. Each Loan Party agrees to complete, or cause all of the items, matters and documents set forth in Schedule 6.19 to be completed, executed and delivered (as applicable) not later than the dates and times set forth in the Schedule 6.19.

6.20.     [Reserved].

6.21.     Access Rights to Advisors.

(a)         The Loan Parties agree that Alvarez & Marsal, subject to any applicable privilege, shall be authorized and directed to (i) consult, communicate (without the presence of the Borrower) and fully cooperate with the Lenders and to share with the Lenders all records, projections, financial information, reports and other information prepared by or in the possession of Alvarez & Marsal relating to Collateral held by the Agent for the benefit of the Secured Parties and the financial condition and operations of the businesses of the Loan Parties; and (ii) keep the Lenders fully informed of the progress of the business and operations of the Loan Parties and respond fully to inquiries of any Lender regarding the business and operations of the Loan Parties.

(b)         The Loan Parties agree that Perella Weinberg Partners, subject to any applicable privilege, shall be authorized and directed to (i) consult, communicate (without the presence of the Borrower) and fully cooperate with the Lenders and to share with the Lenders all records, projections, financial information, reports and other information prepared by or in the possession of Perella Weinberg Partners relating to Collateral held by the Agent for the benefit of the Secured Parties and the financial condition and operations of the businesses of the Loan Parties; and (ii) keep the Lenders fully informed of the progress of the business and operations of the Loan Parties and respond fully to inquiries of any Lender regarding the business and operations of the Loan Parties.

(c)         The Loan Parties agree that Donohoe Advisory Associates LLC, subject to any applicable privilege, shall be authorized and directed to (i) consult, communicate (without the presence of the Borrower, but shall be in the presence of the CRO) and fully cooperate with the Lenders and to share with the Lenders all materials, reports and other information prepared by or in the possession of Donohoe Advisory Associates LLC relating to (x) retaining the listing of Parent’s securities on The Nasdaq Stock Market LLC (the “Exchange”) and (y) assisting the Loan Parties in seeking and obtaining approval of any potential upcoming transactions, including any rights offering transaction, any backstop thereof, any change of control transaction resulting from an issuance of warrants, common stock or otherwise, in each case, under the applicable Exchange Listing Rules and policies, including the financial hardship exemption; and (ii) keep the Lenders fully informed of the progress of the foregoing.

6.22.     Engagement and Retention of Chief Restructuring Officer.

(a)         The Loan Parties shall have appointed a Chief Restructuring Officer (the “CRO”), who shall be reasonably acceptable to the Required Lenders (and for the avoidance of doubt, the CRO in place as of the Petition Date is acceptable to the Required Lenders), the Loan Parties agree that the CRO, subject to any applicable privilege and fiduciary duties, shall be authorized and directed to (i) consult, communicate (without the presence of any other officers of the Borrower) and fully cooperate with the Lenders and to share with the Lenders all records, projections, financial information, reports and other information prepared by or in the possession of the CRO relating to Collateral held by the Agent for the benefit of the Secured Parties and the financial condition and operations of the businesses of the Loan Parties; and (ii) keep the Lenders fully informed of the progress of the business and operations of the Loan Parties and respond fully to inquiries of any Lender regarding the business and operations of the Loan Parties. For the avoidance of doubt, the Required Lenders hereby consent to the appointment of Seth Bullock as the Chief Restructuring Officer.

(b)         The Loan Parties shall maintain such CRO and shall not terminate the CRO without the prior written consent of the Required Lenders, which consent shall not be unreasonably conditioned, delayed, or withheld. If the CRO resigns, the Borrower shall immediately notify Agent in writing and provide Agent with a copy of any notice of resignation immediately upon the sending of such notice by the CRO. Any replacement or successor CRO shall be reasonably acceptable to the Required Lenders and shall be appointed within three (3) Business Days immediately following the notice of resignation of the resigning CRO.

6.23.     Additional Covenants of the Borrower.

In consideration of Agent and Lenders entering into this Agreement in accordance with the terms and conditions hereof, Borrower hereby covenants and agrees that the Borrower shall at all times comply with each of the following covenants, it being understood by the parties that the failure to do so will immediately constitute the occurrence of an Event of Default:

(a)         Reporting.

(i)          No later than 5:00 p.m. on the Thursday of every fourth calendar week, commencing with fourth Thursday including the week in which the Closing Date occurs, the Borrower shall deliver to the Agent a Cash Flow Forecast. Each Cash Flow Forecast shall be reasonably acceptable to Agent and the Required Lenders and no such Cash Flow Forecast shall be effective until so approved; provided that (x) Agent and the Required Lenders shall be deemed to have approved a Cash Flow Forecast delivered pursuant to this clause (a)(i) unless Agent and the Required Lenders have objected to such Cash Flow Forecast prior to 5:00 p.m. on the immediately succeeding Tuesday and (y) any single capital expenditure disbursement in excess of $1,000,000 shall be subject to the prior written approval of the Required Lenders (which approval shall be deemed provided if the Required Lenders do not object to such disbursement as a separate (and not aggregated) line item within 48 hours of receiving prior written notice thereof from the Borrower). Upon such approval or deemed approval by Agent and the Required Lenders pursuant to this clause (a)(i), the Cash Flow Forecast delivered shall constitute an “Approved Budget”; provided that the Borrower may amend, supplement or replace the current Approved Budget, and once such Cash Flow Forecast is approved or deemed approved by Agent and the Required Lenders, the amended Cash Flow Forecast shall constitute the current Approved Budget; provided however; until any such proposed amended, supplemented or replacement Cash Flow Forecast is so approved or deemed approved, the then-current form of the Approved Budget shall remain in effect; provided further that Agent and the Required Lenders shall have deemed to have approved an amended, supplemented or replacement Cash Flow Forecast delivered pursuant to this clause (a)(i) unless Agent and the Required Lenders have objected to such Cash Flow Forecast within forty-eight hours of delivery of an amended, supplemented or replacement Cash Flow Forecast; and

(ii)         no later than 5:00 p.m. on the Thursday of every calendar week, commencing with the Thursday of the first full week following the week in which the Closing Date occurs, a Variance Report. Each such report shall be certified by a Responsible Officer of each of the Loan Parties as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

(b)         Variance Covenant. Beginning with the delivery of the fourth Variance Report and tested, as of the last day of each applicable Test Period, commencing with the last day of the first Test Period ending after the Closing Date, for such initial Test Period, and for each Test Period thereafter, the positive variance (as compared to the Approved Budget) of the aggregate operating disbursements made by the Borrower shall not exceed 15% (the percentage set forth in this clause (b), the “Permitted Variance”). For the avoidance of doubt, professional fees shall not be subject to the variance covenant set forth herein and any positive variance with respect to professional fees (in any amount) as compared to the Budget shall constitute a Permitted Variance. For the avoidance of doubt, the Loan Parties may carry forward to subsequent Test Periods any overperformance during prior Test Periods.

6.24.     Restructuring Milestones.

Borrower agrees to complete, or cause to be completed, all Restructuring Milestones not later than the dates set forth in Schedule 6.24 (or such later date to which the Supermajority Lenders agree in their sole discretion).

6.25.     Additional Financings.

Each Lender shall have the right to participate, directly or through any Affiliate (other than any Competitors), on a pro rata basis, in any debt or equity financing of the Parent or its Subsidiaries in which any other current or future Lender participates, whether pre or post- petition, on the same terms and conditions as applied to all participants in the respective financing. For purposes of this Section 6.25, each Lender, in its capacity as a Pre-Petition Lender, hereby agrees and acknowledges that it has been given the right to participate, on a pro rata basis, in the Term Loans hereunder on the same terms and conditions as applied to all participants in such financing.

7.           Negative Covenants.

Each Loan Party covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash and termination of the Term Loan Commitment, such Loan Party will not (and will cause each of its Subsidiaries to not) do any of the following:

7.1.       Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of formation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of a Loan Party’s business, the Collateral or the records concerning the Collateral to a location that is not within the Loan Parties’ control and was not a location previously disclosed under the Pre-Petition Loan Agreement without twenty (20) days (or such shorter period as may be agreed to by the Required Lenders in their reasonable discretion) prior written notice to Agent, provided that any such removal of a Loan Party’s Collateral may not be to a location outside of the United States without Agent’s (at direction for the Required Lenders) and Required Lenders’ prior written consent.

7.2.       Extraordinary Transactions and Disposal of Collateral. Convey, sell, lease, license, assign, transfer or otherwise Dispose of, all or any Collateral, other than:(i) Dispositions of Inventory in the ordinary course of business (including with respect to consignment arrangements with respect to such Inventory and any disposition or transfer of any Inventory pursuant to the terms of any Indebtedness under clause (m) of the definition of Permitted Indebtedness); (ii) Dispositions of equipment, Vehicles, Rolling Stock and similar assets, in each case, in the ordinary course of business that are surplus, worn-out or obsolete; (iii) uses of cash and Cash Equivalents not prohibited under this Agreement; (iv) Dispositions consisting of or made in connection with Permitted Liens, Permitted Investments (other than clause (c) of the definition thereof; (v) the unwinding, terminating and/or offsetting of any Hedging Agreement; (vi) Dispositions of property will be permitted if such property is subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral; (vii) if no Event of Default then exists or would result as a result thereof, sales and other Dispositions of property not otherwise permitted pursuant to this Section 7.2 (including, without limitation, any disposition under Bankruptcy Code section 363); provided that the Debtors will not be permitted to enter into sales or other Dispositions pursuant to this clause (vii) to the extent the net cash proceeds of which, in the aggregate with all other Dispositions effected under this clause (vii), would reasonably be expected to exceed $5,000,000 in the aggregate; and (viii) Dispositions of any property of any Debtor pursuant to an Approved Bankruptcy Court Order (including any Dispositions contemplated by the procedures for de minimis asset transactions authorized and approved by the Bankruptcy Court) (collectively, the “Permitted Dispositions”). Except for the pledge of its interests in the Equity Interest of any of its Subsidiaries to the Agent or any other Disposition in compliance with the first sentence of this Section 7.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by Applicable Law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Law.

7.3.       Restructure. (i) Without providing not less than twenty (20) days (or such shorter period as may be agreed to by the Required Lenders in their reasonable discretion) advance written notice to Agent, change its name, type of organization, or jurisdiction of formation; (ii) suspend operation of its business or permit any Subsidiary to suspend operations of its business (other than in connection with a dissolution permitted pursuant to Section 7.3(vi) or suspending operations of any portion of the business not necessary after a conversion from renewable diesel to conventional diesel); (iii) engage in any business other than the businesses currently engaged in by Parent and its Subsidiaries, and any business substantially similar or related thereto (except for the conversion of a portion of the Mobile Refinery from renewable diesel to conventional diesel, or, upon the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), to renewable diesel); (iv) experience a departure of a Responsible Officer, without providing Agent a written notice within 10 days after the occurrence of such departure; (v) without Agent’s and Required Lenders’ prior written consent, change the date on which its fiscal year ends; (vi) permit any Loan Party to liquidate or dissolve (other than the liquidation or dissolution of Subsidiaries that (x) are not Loan Parties or (y) whose assets are transferred to Borrower or another Loan Party at the time of such liquidation or dissolution); or (vii) other than in connection with a Permitted Disposition, consummate or permit any Subsidiary to consummate any transaction or series of related transactions (provided such transactions are otherwise permitted under this Agreement) in which the stockholders of Parent or such Subsidiary, as applicable, who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting Equity Interests of a Loan Party, including the Borrower, or a Subsidiary, as applicable, immediately after giving effect to such transaction or related series of such transactions.

7.4.       Liens. Create, incur, assume or suffer to exist any Lien with respect to any of Collateral, except for Permitted Liens. For the avoidance of doubt, all Liens granted by the Loan Parties in the Collateral to the DIP Secured Parties, Hedge Provider and the Intermediator shall be subject to the Lien priorities set forth in Annex 2.

7.5.       Indebtedness, Disqualified Equity Interests and Preferred Stock. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness without Required Lenders’ prior written consent or issue any share of Disqualified Equity Interests or Preferred Stock.

7.6.       Investments. Directly or indirectly make any Investment other than a Permitted Investment without Required Lenders’ prior written consent. In no event, shall Investments be made in Subsidiaries that are not Loan Parties.

7.7.       [Reserved].

7.8.       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party after the Closing Date except (i) transactions between or among Loan Parties, (ii) other transactions as permitted by the Approved Bankruptcy Court Orders and the Approved Budget and (iii) agreements between the Loan Parties and their respective officers and directors in existence prior to the Closing Date or as amended in accordance with the RSA.

7.9.       Stock Certificates. For any Loan Party (other than Parent) for which such Loan Party’s parent’s ownership interest is not evidenced by a certificate, allow such Subsidiary Guarantor to certificate such ownership interest without Agent’s (at direction for the Required Lenders) and Required Lenders’ prior written consent.

7.10.     Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of the Term Loan for that purpose; except as could not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit an ERISA Event or a prohibited transaction (as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) with respect to a Plan to occur; fail to comply with wage and hour laws under the Fair Labor Standards Act or any analogous state wage and hour law with respect to their employees, if such failure to comply would reasonably be expected to have a Material Adverse Effect.

7.11.     Deposit Accounts. Subject to Section 6.19, maintain any Deposit Accounts or Securities Accounts except accounts respecting which Agent has obtained a Control Agreement, provided however, that the Loan Parties may maintain Excluded Accounts without them being subject to a Control Agreement; provided that to the extent such protections are granted in any DIP Order, no new Control Agreements will be required.

7.12.     [Reserved].

7.13.     Sanctions and AML Restrictions on Use of Proceeds. Directly or indirectly use any part of the Term Loan to (a) make any payments to a Sanctions Target, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctions Target, to fund any operations, activities or business of a Sanctions Target, or in any other manner that would result in a violation of Sanctions applicable to any party hereto or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

7.14.     Accounting Changes; Change in Nature of Business; Foreign Operations. Change the Parent’s or any Loan Party’s accounting and financial reporting practices as in effect as of the Closing Date in any material respect, except for any changes made in accordance with GAAP, without the prior written consent of the Agent (at the direction of the Required Lenders) or engage in any material line of business other than a Similar Business or hold a material portion of its Property that would otherwise be required pursuant to the Loan Documents to become subject to a fully perfected Lien in favor of the Agent in a foreign jurisdiction.

7.15.     Burdensome Agreements. Enter into any Contractual Obligation after the Closing Date that (x) limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a)         [reserved];

(b)         are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(c)         arise in connection with covenants in documents creating Permitted Liens prohibiting further Liens on the properties encumbered thereby;

(d)         arise in connection the Intermediation Facility Documents or any Permitted Indebtedness (including negative pledges and restriction on Liens in favor of any holder of Permitted Indebtedness, Permitted Investments or Restricted Payments permitted by this Agreement);

(e)         arise in connection with any Permitted Disposition solely with respect to the assets that are the subject of such Disposition;

(f)          are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g)         are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or any Subsidiary;

(h)         are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(i)          are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(j)          are customary provisions restricting assignment of any agreements;

(k)         arise in connection with any Contractual Obligations that relate to Excluded Property;

(l)          arise in connection with Applicable Law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Closing Date) or are mandated by any Governmental Authority;

(m)        customary provisions in Hedging Agreements;

(n)         customary provisions in joint venture agreements and other similar agreements to the extent permitted hereunder; or

(o)         are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (n) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.16.     Restricted Payments; Prepayments of Certain Indebtedness. (a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Restricted Payments by one Loan Party to another Loan Party, (ii) as otherwise expressly permitted hereunder and expressly identified in any line item in the Approved Budget or (iii) to Affiliates as permitted by Section 7.8(iii).

(b) Subject to any Approved Bankruptcy Court Order, directly or indirectly, purchase, redeem, refinance, convert, exchange, settle, acquire for value, defease or prepay any principal of, premium, if any, interest or any other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Secured Obligations. No Loan Party (nor any Subsidiary thereof) may make any “earn-out” payments or other similar payments. No Loan Party shall make any material payments in respect of Pre-Petition Indebtedness other than to the extent expressly included in a line item in the Approved Budget, permitted by an Approved Bankruptcy Court Order or otherwise agreed to in writing by the Required Lenders.

7.17.     Amendments or Waivers of Certain Related Agreements. (a) To the extent materially adverse to the rights of the Lenders, agree to any amendment, restatement, supplement or other modification to, any of its rights under any Related Agreement (other than any Intermediation Facility Documents) after the Closing Date without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver or (b) (x) except as permitted under an Acceptable Intermediation Order, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Intermediation Facility Documents or (y) to the extent materially adverse to the rights of the Lenders, agree to amend or modify any Intermediation Facility Documents that would have the effect of changing the definition of Independent Amount or any component definition or component calculation thereof.

7.18.     Activities of Parent. In respect of Parent, Parent shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, other than guarantees and obligations permitted under the Loan Documents and any Intermediation Facility Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or Liens permitted pursuant to Section 7.4; (c) engage in any business or activity or own any assets other than (i) directly or indirectly holding 100% of the Equity Interests of each of the Loan Parties and directly or indirectly holding Equity Interests in the other non-Loan Party Subsidiaries as of the Closing Date; (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Related Agreements; (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (iv) any other agreement or activity within the ordinary course of its business or (v) participate in the Bankruptcy Cases; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than as permitted under this Agreement; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries other than as permitted under this Agreement; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Subsidiaries on the Closing Date other than to the extent permitted by this Agreement; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

7.19.     Financial Covenant. So long as the Intermediation Facility is in effect, at any time, permit Consolidated Liquidity to be less than $15,000,000 for any period of more than three (3) consecutive Business Days.

8.           Events of Default.

Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without notice, application or motion, hearing before, or order of the Bankruptcy Court or any notice to any Loan Party, any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1.          Payment Default. If Borrower or any other Loan Party fails to (a) make any payment of principal or interest on the Term Loan when due, or (b) pay any other Obligations required under the terms of the Loan Document within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).

8.2.       Certain Covenant Defaults. If Borrower or any other Loan Party or Subsidiary thereof fails to perform any obligation under Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.10(a), Section 6.11, Section 6.12, Section 6.19, Section 6.21, Section 6.22, Section 6.23, Section 6.24 and Section 6.25, or violates any of the covenants contained in Article 7 of this Agreement.

8.3.       Other Covenant Defaults. If Borrower or any other Loan Party or Subsidiary thereof fails or neglects to perform or observe any other material term, provision, condition, or covenant, or if any representation or warranty made by (or on behalf of) Borrower or any other Loan Party or any Subsidiary thereof was untrue or incorrect in any material respect when made, in each case contained in this Agreement, in any of the Loan Documents, and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within the earlier of thirty (30) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof.

8.4.       Attachment. If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Loan Party receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by the Loan Parties.

8.5.       Other Agreements. Except for defaults occasioned by the filing of the Bankruptcy Cases or entry into this Agreement or resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party or Subsidiary from complying or permits any Loan Party or Subsidiary not to comply, an “event of default”, termination event or similar or equivalent event has occurred and is continuing under any agreement governing Indebtedness in excess of $3,000,000 to which Parent or a Subsidiary, including Borrower, is a party with a third-party or parties (other than any Intermediation Facility Documents).

8.6.       Judgments. If there is entry of a judgment or judgments against any Loan Party, including Borrower, (other than a judgment or judgements covered by independent third- party insurance as to which liability has been acknowledged by such insurance carrier) for the payment of money in an amount, individually or in the aggregate, of at least the Threshold Amount, and the same are not, within thirty (30) days after the entry thereof, vacated or stayed or bonded pending appeal.

8.7.       Misrepresentations. If any material misrepresentation or material misstatement exists when made or when deemed made in any written warranty, representation, statement, certificate, or report made to Agent or any Lender by (or on behalf of) any Loan Party or any Responsible Officer of any Loan Party.

8.8.       Enforceability. If any Loan Document shall in any material respect cease to be, or any Loan Party asserts that any Loan Document is not a legal, valid and binding obligation of the Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms.

8.9.       Bankruptcy Event of Default. The occurrence of any Bankruptcy Event of Default.

8.10.     RSA. The RSA is terminated for any reason, or modified, amended or waived in any manner materially adverse to the Secured Parties without the prior consent of the Required Lenders.

8.11.     [Reserved].

8.12.     Cross Default. If an “event of default”, termination event or similar or equivalent event has occurred and is continuing under any Intermediation Facility Documents, including the Intermediation Order.

8.13.     ERISA. The occurrence of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment under Section 4219 of ERISA with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan.

8.14.     Change of Control. There occurs any Change of Control unless such Change of Control occurs due to a transaction (i) in accordance with the RSA or an Approved Bankruptcy Court Order, or (ii) otherwise with the consent of the Required Lenders.

8.15.     Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents or any of the DIP Orders shall for any reason cease to create a valid and perfected Lien having the status and priority provided in the DIP Orders on any material portion of the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens.

8.16.     [Reserved].

8.17.     Loss of Material Contracts. Except in connection with the Bankruptcy Cases, the loss, termination or modification of, or default under, any Material Contract (unless otherwise replaced on terms not adverse to the interests of the Loan Parties or the Lenders), if such loss, termination, modification or default could reasonably be expected to result in a Material Adverse Effect.

9.           Agent and Lenders’ Rights and Remedies.

9.1.       Rights and Remedies. Subject to the DIP Orders, upon the occurrence and during the continuance of any Event of Default, notwithstanding the provisions of Section 362 of the Bankruptcy Code or any other Debtor Relief Law, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, Applicable Law and, in addition to and without limitation of the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, and at the direction of the Required Lenders shall, do any one or more of the following, all of which are authorized by the Loan Parties:

(a)         upon the occurrence of any Event of Default, then, and in every such event, and at any time thereafter during the continuance of such event, the Agent may (and at the direction of the Required Lenders, shall), by notice to the Borrower, declare the Term Loans and other Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)         by written notice to Borrower, declare the Term Loan Commitments terminated, whereupon the Term Loan Commitments shall be immediately terminated together with any obligation of any Lender to make Term Loans and terminate, reduce or restrict the right or ability of the Loan Parties to use any cash collateral (other than, during the Enforcement Notice Period, cash collateral for payroll and other expenses that the Agent (at the direction of the Required Lenders) approves as critical to keep the business of the Loan Parties operating in accordance with the Approved Budget);

(c)        subject to the Enforcement Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code);

(d)        declare that the application of the Carve Out has occurred by causing the occurrence of the Trigger Date (as defined in the applicable DIP Order); and

(e)         subject to the Enforcement Notice Period (if applicable), exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, the DIP Orders, under applicable law, or in equity, including making such payments and taking such actions as Agent (at the direction of the Required Lenders) considers necessary or reasonable to protect its security interest in the Collateral. The Loan Parties agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Loan Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Loan Parties’ owned premises, each Loan Party hereby grants Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)          Set off and apply to the Secured Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower;

(g)         Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(h)         Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:

(i)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Loan Parties’ premises) as Agent determines are commercially reasonable;

(j)          Agent may credit bid and purchase at any public sale; and

(k)         For the purpose of enabling the Agent to exercise rights and remedies under this Section 9.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, the Loan Parties hereby grant to the Agent, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Loan Party and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2.       Waiver by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, each Loan Party covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of such Loan Party acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

9.3.       Effect of Sale. Subject to Applicable Law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Loan Party in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against such Loan Party, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through such Loan Party, its successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least ten (10) days advance notice of the initial date set for such foreclosure sale.

9.4.       Power of Attorney in Respect of the Collateral. The Loan Parties do hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of such Loan Party with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Article 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were such Loan Party itself, (b) to receive payment of and to endorse the name of such Loan Party to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion (at direction for the Required Lenders) to file any claim or take any other action or proceedings, either in its own name or in the name of such Loan Party or otherwise, which Agent (at direction for the Required Lenders) may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, (e) to sign an amendment to any Loan Document if such Loan Party is obligated, but fails, to do so, (f) in the case of any Intellectual Property owned by or licensed to any Loan Party, execute, deliver and have recorded any document that the Agent may request to evidence, effect, publicize or record the Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby, (g) assign any Intellectual Property owned by any Loan Party or any licenses of any Loan Party throughout the world on such terms and conditions and in such manner as the Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment or (h) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.

9.5.       Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Agent and/or any Lender may do (but shall not be required to do) any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate herein above provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.6.       Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity, provided however, that Lender must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or Lenders (to the extent authorized by Agent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of Lenders, of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by such party.

9.7.       Reinstatement of Rights. If Agent (or a Lender with Agent’s written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.8.       Share Collateral. The Loan Parties recognize that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of Parent’s Subsidiaries that constitute Collateral (the “Shares”), by reason of certain prohibitions contained in federal securities laws and any other applicable securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. The Loan Parties acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state or foreign securities laws. Notwithstanding the foregoing, Agent shall use commercially reasonable efforts with respect to such sale and the price and terms of such sale.

9.9.       Application of Proceeds. Notwithstanding any contrary provision set forth herein or in any other Loan Document, proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Agent of its remedies shall be applied, subject to the DIP Orders, together with any other sums then held by the Agent pursuant to this Agreement or any other Loan Document, promptly by the Agent, as follows:

(i)          First, to the payment of all reasonable and documented costs and expenses, fees, commissions and Taxes of such sale, collection or other realization including compensation to the Agent and its agents and counsel and all expenses, liabilities and advances made or incurred by the Agent in connection therewith and all amounts for which the Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii)         Second, to the payment of all other reasonable and documented Lender Expenses related to such sale, collection or other realization to the other Secured Parties and their agents and counsel and all costs incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii)        Third, to the payment in full of the interest then due and payable in respect of the New Money Term Loans (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such New Money Term Loans owed to them on the date of any such distribution);

(iv)        Fourth, to the payment in full of principal of the New Money Term Loans until paid in full, (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such New Money Term Loans owed to them on the date of any such distribution);

(v)         Fifth, to the payment in full of the interest then due and payable in respect of the Roll-Up Loans (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Roll-Up Loans owed to them on the date of any such distribution);

(vi)        Sixth, to the payment in full of principal of the Roll-Up Loans until paid in full, (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Roll-Up Loans owed to them on the date of any such distribution);

(vii)       Seventh, to the payment in full of the other Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such other Secured Obligations owed to them on the date of any such distribution, including all Bank Product Obligations and all Additional Secured Obligations); and

(viii)      Eighth, the balance, if any, after all Secured Obligations have been paid in full, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above. In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 9.9, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

9.10.     Lift of Stay; Stay of Proceedings. Subject to the applicable DIP Order, the Automatic Stay shall be modified and vacated to permit the Agent and Lenders to exercise all rights and remedies under this Agreement, the other Loan Documents or applicable law, without, except as provided in the DIP Order, motion or application to, hearing before, or order from, the Bankruptcy Court.

10.         Waivers; Indemnification.

10.1.     Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives any demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and any other notices relating to the Secured Obligations or Agent’s and/or Lenders’ rights and remedies hereunder.

10.2.     Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9-207 of the UCC, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3.     Indemnification; Lender Expenses.

(a)         General Indemnity. Each Loan Party shall, jointly and severally, pay, indemnify, and hold Agent and each Lender, and each of their Related Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, claims, expenses or disbursements (including without limitations reasonable attorney’s fees and settlement costs) of any kind or nature whatsoever arising out of, with respect to, or as a result of (i) the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents or the transactions contemplated hereby and thereby, (ii) any actual or alleged presence or Release of Hazardous Materials on or from any Real Property currently owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, and (iii) with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Term Loan or the use or proposed use of the proceeds thereof, whether or not any Indemnified Person is a party thereto, including the Bankruptcy Cases (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment. Paragraph (a) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)         Defense. At the election of the Required Lenders, each Loan Party shall, jointly and severally, defend such Indemnified Persons in connection with the Indemnified Liabilities, at the sole cost and expense of Borrower. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

(c)         Lender Expenses. Borrower agrees to promptly pay (a) all Lender Expenses when due, (b) all reasonable out of pocket expenses incurred by the Agent and the Lenders in connection with the syndication of the Term Loans, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all out of pocket expenses incurred by the Agent or any Lender in connection with the enforcement or protection of its rights (including any expenses with respect to any appraisers, investment bankers, advisors or consultants and not in duplication of Lender Expenses in clause (a) above) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans. Without limiting the foregoing, if any Loan Party is required to take any action under any Loan Document, such action shall be taken at the expense of such Loan Party.

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnified Person or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)         Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder or the earlier resignation or removal of the Agent.

11.         Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrower, to Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Vertex Refining Alabama LLC 1331 Gemini, #250 Houston, Texas 77058 Attn: Ben Cowart, President E-mail: benc@vertexenergy.com

With a copy to (which shall not constitute notice):	Bracewell LLP 31 W. 52nd Street, Suite 1900 New York, NY 10019 Attn: Brian Rogers E-mail: brian.rogers@bracewell.com

With a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Attention: Mary Kogut, P.C. Email: mary.kogut@kirkland.com

If to Agent:	Cantor Fitzgerald Securities 110 East 59th Street New York, NY 10022 Attn: R. Yeh (Vertex) E-mail: Ryan.Yeh@cantor.com

With a copy to:	Cantor Fitzgerald Securities 900 West Trade, Suite 725 Charlotte, NC 28202 Attn: Bobbie Young (Vertex) E-mail: BankLoansAgency@cantor.com

With a copy (which shall not constitute notice) to:	Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103 Attn: N. Plotkin (Vertex) E-mail: nplotkin@goodwin.com

If to the Whitebox Lenders:

Whitebox Advisors LLC

3033 Excelsior Boulevard, Suite 500

Minneapolis, MN 55416

Attn: Andrew Thau and Parker Tornell

E-mail: AThau@whiteboxadvisors.com,
ptornell@whiteboxadvisors.com,

WHB_LoanDocsHedgeFund_Dist@Whiteboxadvisors.com

With a copy to (which shall not constitute notice):	Sidley Austin LLP 787 7th Avenue New York, NY 10019 Attn: Leslie Plaskon & Michele Nudelman E-mail: lplaskon@sidley.com & mnudelman@sidley.com

If to the Highbridge Lenders:
Highbridge Capital Management, LLC 277 Park Avenue, 23rd Floor New York, NY 10172 Attn: Damon Meyer & Steve Ardovini E-mail: damon.meyer@highbridge.com & mo-us@highbridge.com

With a copy to (which shall not constitute notice):	Sidley Austin LLP 787 7th Avenue New York, NY 10019 Attn: Leslie Plaskon & Michele Nudelman E-mail: lplaskon@sidley.com & mnudelman@sidley.com

If to the BlackRock Lenders:	c/o BlackRock Financial Management, Inc. 50 Hudson Yards New York, NY 10001 Attn: Zachary Viders and William Im E-mail: zachary.viders@blackrock.com and William.im@blackrock.com

If to CrowdOut Credit Opportunities Fund LLC or CrowdOut Capital LLC

812 San Antonio Street

Suite 105

Austin, TX 78701

Attn: Ken Chuang, Alexander Schoenbaum and Brian Gilmore

Email: kchuang@corwdoutcapital.com,
alexander@crowdoutcapital.com and
brian@crowdoutcapital.com

With a copy to (which shall not constitute notice):	Sidley Austin LLP 787 7th Avenue New York, NY 10019 Attn: Leslie Plaskon & Michele Nudelman E-mail: lplaskon@sidley.com & mnudelman@sidley.com

With a copy to (which shall not constitute notice):	c/o BlackRock, Inc. Office of the General Counsel 50 Hudson Yards New York, NY 10001 Attention: Lucy Liu E-mail: LegalTransactions@blackrock.com

If to the JS Lender:	On file with the Borrower and Agent.

With a copy to (which shall not constitute notice):	Latham & Watkins LLP 811 Main Street, Suite 3700 Attn: Michael Chambers E-mail: Michael.Chambers@lw.com

If to any other Lender:	At such address provided in the respective Assignment Agreement

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.         Agent Provisions.

12.1.     Appointment and Authorization.

(a)         Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.

(b)         Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of such Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 14.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders (which may, in Agent’s sole discretion be evidence by direction by e-mail from the Required Lenders or their counsel (who as of the Closing Date is Sidley Austin LLP)), Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any party from a Guarantor Joinder Agreement if all of the Equity Interests of such party are transferred to any Person (other than an Affiliate of a Loan Party) pursuant to a Disposition permitted hereunder or to which Required Lenders have otherwise consented, (c) subject to Section 14.4, subordinate the Liens of Agent, on behalf of Lenders, to any other Permitted Lien as certified by a Responsible Officer of the Borrower or (d) release all Liens in accordance with Section 12.12. Whether or not expressly stated therein, the rights, privileges and immunities of the Agent set forth herein shall be incorporated by reference, whether or not expressly stated in such Loan Document. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders and Agent shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents.

(c)         Upon receipt of any notice, agreement or other document required to be delivered to Agent hereunder, Agent shall immediately deliver such notice, agreement or other document to the Lenders.

12.2.     Agent in Individual Capacity; Lender as Agent. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Article 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.

12.3.     Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(a)         be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)        have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)         except as expressly set forth in the Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall (i) provide Lenders a copy of material written information its receives from Borrower promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to Lenders, and (ii) endeavor to keep Lenders generally apprised of important non-written information Borrower communicates to Agent.

12.4.     Exculpation; Limitation of Liability.

(a)         Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable decision by a court of competent jurisdiction.

(b)         Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document, (v) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral or (vi) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to Agent.

(c)         Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel (which may be counsel for the Loan Parties), and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.

(d)         The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institution. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution.

12.5.     Credit Decisions. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Parent, Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.

12.6.     Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 10.3 to be paid by it to the Agent (or any sub- agent thereof), each Lender severally agrees to pay to the Agent (or any such sub-agent), such Lender’s Pro Rata Percentage according to their respective Term Loan Commitment (provided, that if at such time all Term Loan Commitments have been terminated, then such Lender’s funded Term Loans, and if the Obligations paid in full, then each Lender’s Pro Rata Percentage shall be determined as of the day immediately preceding the date that the Obligations were paid in full) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 12.6 shall survive in accordance with Section 10.3(e) and are subject to the provisions of Section 2.7(d).

12.7.     Successor Agents. Agent may resign upon thirty (30) days’ notice to the Lenders and Borrower. In addition, the Required Lenders may remove the Agent at any time upon at least five (5) Business Days’ notice to the Borrower and the existing Agent, with or without cause and without the consent of the Borrower (provided, the foregoing shall have no effect on the rights of the Borrower in the immediately succeeding sentence with respect to consent over appointment of a replacement Agent). If Agent shall resign or be removed in its capacity under this Agreement and the other Loan Documents, then the Required Lenders (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is thirty (30) days following such retiring Agent’s notice of resignation or within five (5) Business Days following notice to the Borrower and the existing Agent of such Agent’s removal by the Required Lenders, such retiring or removed Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Required Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring or removed Agent’s resignation or removal as Agent, as applicable, the provisions of this Article 12 and Section 10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

12.8.     Agent Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.

12.9.     Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans. Such instruction may, in the Agent’s sole discretion, be delivered by e-mail from the Required Lenders or their counsel, who, as of the Closing Date is Sidley Austin LLP, and the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under Debtor Relief Laws.

12.10.   Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

12.11.   Erroneous Payments.

(a)         If the Agent (x) notifies a Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 12.11 and held in trust for the benefit of the Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)              it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 12.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 12.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.11(a) or on whether or not an Erroneous Payment has been made.

(c)         Each Lender or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d)         (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a platform such as ClearPar as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Term Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment.

(i)              Subject to Section 14.1 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e)         The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Term Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 12.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 12.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

12.12.  Collateral Matters.

(a)         The Lenders hereby authorize Agent, at the direction of the Required Lenders, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Term Loan Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnification obligations that are not then due and payable) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of upon the sale or other disposition thereof in compliance with Section 7.2, and (iii) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(b)         No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any provision of Articles 4 or 13 of this Agreement. The Lenders understand and agree that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof.

(c)          Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Loan Party in connection therewith, and the Agent shall not be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral. Each party to this Agreement acknowledges and agrees that the Agent shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of any Agent’s Lien on the Collateral, other than, in each case, as instructed by the Required Lenders or their counsel, together with the form of such financing statement to be filed.

13.         Guaranty.

13.1.     Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non- perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

13.2.     Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

13.3.     Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or Lender’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Property which means, among other things: (i) Agent may collect from any Loan Party without first foreclosing on any Real Property pledged by a Loan Party; (ii) if Agent or any Lender forecloses on any Real Property pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Property is sold at the foreclosure sale, even if the Real Property is worth more than the sale price; and (iii) the Agent may collect Obligations from a Loan Party even if Agent, by foreclosing on any such Real Property, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

13.4.     Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

13.5.     Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Term Loan Commitments and the Term Loans are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

13.6.     Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Maturity Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 13.6 shall survive termination of this Guaranty.

13.7.     Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

13.8.     Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13.9.     Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties. The foregoing appointment and agreement shall terminate upon the foreclosure of any pledge in favor of the Secured Parties of the direct or indirect equity interest in the Borrower.

13.10.   Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

14.         General Provisions.

14.1.     Successors and Assigns.

(a)         This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Agent’s and Required Lenders’ prior written consent, which consent may be granted or withheld in Agent’s and Required Lenders’ sole discretion.

(b)        Each Lender shall have the right without the consent of and without written notice to Borrower to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document (an “Assignment”) to a Lender or an Affiliate or Approved Fund of a Lender; provided, that any sale or assignment of a Lender’s interest in any Loan Document (to a Person other than a Lender or Affiliate or Approved Fund of a Lender) shall require (a) Agent’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, (b) if no Default or Event of Default exists and is continuing, Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), (c) Required Lender consent for any Assignment to a Competitor whether or not identified to the Agent, (d) a minimum of $1,000,000 (which minimum may be waived with consent of the Agent (at the direction of the Required Lenders) and, unless an Event of Default exists, the Borrower) and (e) shall not be to a Disqualified Institution. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, and, except with respect to an assignee that is a Lender or Affiliate or Approved Fund of a Lender, such other information regarding such assignee as Agent reasonably shall require, to include, without limitation for any assignee which is not already a Lender party hereto, an Administrative Questionnaire, all applicable “know your customer” documentation requested by Agent, and a processing fee of $3,500.

(c)         From and after the date on which the conditions described above have been met and recordation in the Register, as set forth in Section 14.1(d) below, (i) such assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survived termination pursuant to Section 14.8 and, for greater certainty, the assigning Lender shall continue to be entitled to the benefits of Section 2.9 with respect to the facts and circumstances existing prior to the date of such assignment) and (iii) upon the request of such assignee (and as applicable, the assigning Lender), new Notes in the aggregate principal amount of such assignee’s percentage interest in the Term Loan (and, as applicable, Notes in the principal amount of that portion of the Term Loans retained by the assigning Lender) shall be executed and delivered to such assignee (and, if applicable, the assigning Lender) and the assigning Lender shall return to the Borrower any prior Note held by it upon receipt of such new Note (if applicable).

(d)         The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Term Loan Commitments of, and principal amounts (and stated interest) of the applicable Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)         Any Lender may at any time, without the consent of, or notice to, Agent or Borrower, sell to one or more Persons participating interests in its Term Loans, commitments or other interests hereunder (any such Person, a “Participant”). No Lender shall sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document to any Defaulting Lender, any Loan Party or Disqualified Institution. In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.9 (subject to the requirements and limitations therein, including the requirements under Section 2.9(g) (it being understood that the documentation required under Section 2.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.8 or 2.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 14.4 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly and adversely affected lenders. Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)          [Reserved].

(g)         Notwithstanding the forgoing or any other provision of this agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank and, in the case of any Lender that is a fund, to its trustee for the benefit of its investors; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.2.     Representation of the JS Lender. The JS Lender hereby represents and warrants that the JS Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

14.3.     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.4.     Entire Agreement; Construction; Amendments and Waivers.

(a)         This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement between the Loan Parties, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b)         This Agreement is the result of negotiations between and has been reviewed by each of the Loan Parties, Agent and Lenders as of the Closing Date and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any Loan Party, Agent or any Lender as a result of such provision having been written by such party. The Loan Parties, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish the Loan Parties’, Agent’s or Lenders’ actual intentions.

(c)         [reserved]

(d)        No amendment, modification, discharge or waiver, unless in writing and signed by all the Lenders (and in the case of clauses (d)(iii)(a)(x), (d)(iii)(a)(y) and (d)(iii)(b) below, each Bank Product Provider holding Secured Obligations directly and adversely affected thereby at such time) directly and adversely affected thereby, or, in connection with the case of any Restructuring and with respect to clauses (ii), (iv), (v), and (vi) below only, the Supermajority Lenders, shall do any of the following:

(i)             increase or extend the Term Loan Commitment of such Lender;

(ii)            postpone or delay any date fixed for, or reduce, waive, defer, forgive or extend any scheduled payment of principal, interest (other than the waiver of interest at the Default Rate which may be effected upon consent of Required Lenders), fees, premiums or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; provided that any extension of the Maturity Date in accordance with the definition thereof shall not constitute a postponement or delay hereunder;

(iii)           (a) change the pro rata treatment of any Lender with respect to (x) any payments (including voluntary and mandatory prepayments), (y) proceeds of Collateral or (z) reductions in Term Loan Commitments and (b) amend the definition of Pro Rata Percentage (it being understood by the Parties that participation by any Lender in a new financing by the Loan Parties offered to the Lenders in compliance with Section 6.25 providing rights under any debt instrument with respect to payment and collateral senior to the Term Loans in and of itself shall not constitute a change in the pro rata treatment of any Lender so long as such terms of any senior terms apply on an equal and ratable basis to the rights of Lenders with respect to, and the terms of the Term Loans outstanding, under this Agreement as of the Closing Date);

(iv)           discharge all or substantially all of the guarantees of the Loan Parties under the Loan Documents or release all or substantially all of the Collateral, in each case except as otherwise may be provided in this Agreement or the other Loan Documents; and

(v)            subordinate the Lien securing the Term Loans to any other Lien securing any material other Indebtedness for borrowed money except in the case of (1) any Indebtedness that is expressly permitted by this Agreement as in effect on the Closing Date to be secured by a Lien that is senior to the Lien securing the Term Loans or (2) any other Indebtedness so long as such Indebtedness (and any fees offered in connection therewith) if proposed by any Lender or any Affiliate thereof is offered ratably to all Lenders on the same terms and conditions;

(vi)           subordinate the Term Loans to any material other Indebtedness for borrowed money except in the case of (1) any Indebtedness that is expressly permitted by this Agreement as in effect on the Closing Date to be senior in right of payment to the Term Loans or (2) any other Indebtedness so long as such Indebtedness (and any fees offered in connection therewith) if proposed by any Lender or any Affiliate thereof is offered ratably to all Lenders on the same terms and conditions; and

(vii)          amend this Section 14.4(d), the definition of Required Lenders, the definition of Supermajority Lenders, or any provision providing for consent or other action by all Lenders.

For purposes of this Section 14.4(d), a “Restructuring” means any amendment, modification, discharge, waiver of terms of this Agreement or other Collateral Document, or the exchange or conversion of Term Loans, in each case, reasonably necessary or required to consummate a restructuring of the Borrower’s capital structure which is consented to by Supermajority Lenders; provided: (x) subject to Section 14.4(d)(iii) and no Lender is adversely affected disproportionately to the other Lenders and (y) the principal amount of each Term Loan is given proportional economic treatment, and receiving the same form of consideration, to the principal amount of all other outstanding Term Loans.

Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 14.4 shall be binding upon Agent, Lenders and Borrower.

(e)         This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f)         Notwithstanding anything to the contrary contained in this Section 14.4 (i) Agent may amend Schedules to reflect assignments or participations entered into pursuant to Section 14.1 and (ii) Agent (at the direction of Required Lenders) and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Lenders, extend an existing Lien over additional property for the benefit of the Lenders or join additional Persons as Loan Parties, and (3) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(g)         Any fee letter, side letter, any Control Agreement, any mortgage or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto. Only the consent of the parties to any Bank Product Agreement relating to a Bank Product shall be required for any modification of such Bank Product Agreement.

(h)         Notwithstanding anything else to the contrary herein or in any other Loan Document, any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document may be provided or documented via email in the discretion of the Lenders providing such consent subject to the thresholds required in this Agreement and the other Loan Documents.

14.5.     Reliance. All covenants, agreements, representations and warranties made herein by the Loan Parties shall, notwithstanding any investigation by Agent and Lenders, be deemed to be material to and to have been relied upon by Agent and Lenders.

14.6.     [Reserved].

14.7.     Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement or any of the other Loan Documents by telecopy or other electronic imaging means (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart.

14.8.     Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification obligations) remain outstanding. The obligation of Borrower to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further, Sections 14.9 and 14.12 shall survive the termination of the Term Loan Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations.

14.9.     Publicity. Agent and Lender may use Parent’s name and logo and include a brief description of the relationship between Borrower, Parent, Agent and Lender, in Agent’s and Lender’s marketing materials.

14.10.   Keepwell; Acknowledgement Regarding Any Supported QFCs.

(a)         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the this Agreement in respect of Additional Hedge Obligations under any Secured Hedge Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.10(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.10(a), or otherwise under this Agreement, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 14.10(a) shall remain in full force and effect until the guarantees in respect of Additional Hedge Obligations under each Secured Hedge Agreement have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 14.10(a) constitute, and this Section 14.10(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.11.  Relationship of Parties. Borrower, Agent and Lenders acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Agent and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor Lenders nor any of their Related Parties shall under any circumstances be construed to be a partner or joint venturer of Borrower, any other Loan Party or any of their respective Affiliates; nor shall Agent or any Lender nor any of their Related Parties under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, any other Loan Party or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, any other Loan Party or any of their respective Affiliates. Agent and Lenders do not undertake or assume any responsibility or duty to Borrower, any other Loan Party or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower, any other Loan Party or any of their respective Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrower, any other Loan Party or any of their respective Affiliates. Borrower, each other Loan Party and their respective Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders, and Borrower, any other Loan Party or any of their respective Affiliates is not entitled to rely thereon.

14.12.  Confidentiality. Neither Agent, Lenders nor any of their employees, agents or representatives shall disclose to any third-party any Confidential Information that any Loan Party or any Affiliate of any Loan Party discloses to it pursuant to the Loan Documents, except that Agent and Lenders (together with their employees, agents and representatives) (i) may disclose Confidential Information to a third-party to the extent required by subpoena, civil investigative demand, interrogatories or similar legal process or otherwise as required by Applicable Law (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) or as requested by a governmental authority (in which case such Person, to the extent practical and permitted by law and except in connection with any request as part of a regulatory examination or with respect to any request for information by any legal, judicial, governmental, administrative, or regulatory authority that is not specific to the confidential information provided hereunder, agrees to inform the Borrower promptly thereof), (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 14.12, (iii) may disclose Confidential Information to their and their Affiliates’ members, partners, limited partners, lenders, investors, prospective investors, managed accounts, rating agencies, directors (or equivalent managers), officers, managers, employees, agents, independent auditors, legal counsel, accountants and other professional advisors and any other Related Parties of any Lender provided they are informed of the confidential nature of such information and advised to adhere to substantially similar confidentiality obligations as Agent or Lender as set forth in this Section, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that a Loan Party or an Affiliate of Loan Party discloses to Agent or Lenders pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Agent or Lenders, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by such Loan Party or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non- confidential basis from a source other the Loan Party or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third-party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to confidential information provided by Loan Party or an Affiliate of a Loan Party. Notwithstanding the foregoing, (1) any Lender may disclose (A) the aggregate principal amount of the Term Loan, (B) the interest rate of the Term Loan, (C) the call protection applicable to the Term Loan, (D) the role of such Lender in the transactions contemplated hereby, (E) the name and logo of Parent and (F) the date on which the Closing Date actually occurs, in each case, to any potential limited partner or potential client of the applicable Lender or such Lender’s relevant Affiliates and (2) Parent grants each Lender permission to use Parent’s and its Subsidiaries’ names and logos in such Lender’s or its Affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent or any of its Subsidiaries or the reputation or goodwill of any of them. No Lender shall disclose to make copies or abstracts of with the intention to share, or discuss with, any Competitor any Restricted Information received hereunder; provided that the Lenders may share such Restricted Information to the extent such Competitor is separately under a nondisclosure agreement with the Loan Parties covering such Restricted Information.

14.13.   Patriot Act/Freedom Act. Agent and Lenders hereby notify Parent and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies Parent and its Subsidiaries, which information includes the name and address of Parent and its Subsidiaries and other information that will allow them to identify Parent and its Subsidiaries in accordance with the USA PATRIOT Act and the USA FREEDOM Act.

14.14.   Governing Law; Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in any of the Loan Documents, the laws of the State of New York and to the extent applicable, the Bankruptcy Code, govern the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, each of the Loan Parties, Agent and Lenders submit to the exclusive jurisdiction of the State and Federal courts in the Borough of Manhattan in New York, New York or the Bankruptcy Court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower and each other Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower and each other Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower and each other Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Article 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or such other Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH OTHER LOAN PARTY, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. This Section 14.14 shall survive the termination of this Agreement.

14.15.   DIP Orders Control. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. To the extent that any specific provision hereof is inconsistent with any of the DIP Orders, the Interim Order or Final Order (as applicable) shall control.

14.16.   Counterparts. This Agreement and any notices delivered under this Agreement may be executed by means of (i) an electronic signature that complies with the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all parties hereto be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

14.17.   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution, and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

PARENT:	VERTEX ENERGY, INC.,
a Nevada corporation

	By:	/s/ Benjamin P. Cowart
	Name:	Benjamin P. Cowart
	Title:	President and Chief Executive Officer

BORROWER:	VERTEX REFINING ALABAMA LLC,
a Delaware limited liability company

	By:	/s/ Benjamin P. Cowart
	Name:	Benjamin P. Cowart
	Title:	President and Chief Executive Officer

SUBSIDIARY GUARANTORS:	VERTEX REFINING TEXAS LLC,
a Texas limited liability company

	By:	/s/ Benjamin P. Cowart
	Name:	Benjamin P. Cowart
	Title:	President and Chief Executive Officer

VERTEX MARINE FUEL SERVICES LLC,
a Delaware limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

VERTEX REFINING LA, LLC,
a Louisiana limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

HPRM LLC,
a Delaware limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	Director, President and Chief Executive Officer

TENSILE-HEARTLAND ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	Director, President and Chief Executive Officer

VERTEX RECOVERY MANAGEMENT, LLC,
a Texas limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX REFINING NV, LLC,
a Nevada limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX SPLITTER CORPORATION,
a Delaware corporation

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	Director

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

VERTEX REFINING MYRTLE GROVE LLC,
a Delaware limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

CRYSTAL ENERGY, LLC,
an Alabama limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President

VERTEX ACQUISITION SUB, LLC,
a Nevada limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

BANGO OIL LLC,
a Nevada limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

CEDAR MARINE TERMINALS, LP,
a Texas limited partnership

By: Vertex II GP, LLC, its General Partner

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

CROSSROAD CARRIERS, L.P.,
a Texas limited partnership

By: Vertex II GP, LLC, its General Partner

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX RECOVERY, L.P.,
a Texas limited partnership

By: Vertex II GP, LLC, its General Partner

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

H & H OIL, L. P.,
a Texas limited partnership

By: Vertex II GP, LLC, its General Partner

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX II GP, LLC,
a Nevada limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

TENSILE-MYRTLE GROVE ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chairman of the Board

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

VERTEX MERGER SUB, LLC,
a California limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX RENEWABLES LLC,
a Delaware limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX RENEWABLES ALABAMA LLC,
a Delaware limited liability company

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

WHITEBOX MULTI-STRATEGY PARTNERS, LP,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Andrew Thau
	Name:	Andrew Thau
	Title:	Managing Director

WHITEBOX RELATIVE VALUE PARTNERS, LP,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Andrew Thau
	Name:	Andrew Thau
	Title:	Managing Director

WHITEBOX GT FUND, LP,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Andrew Thau
	Name:	Andrew Thau
	Title:	Managing Director

PANDORA SELECT PARTNERS, LP,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Andrew Thau
	Name:	Andrew Thau
	Title:	Managing Director

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.,
as a New Money Lender and as a Roll-Up Lender

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director, Co-Chief Investment Officer

HIGHBRIDGE SCF II LOAN SPV, L.P.,
as a New Money Lender and as a Roll-Up Lender

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director, Co-Chief Investment Officer

HIGHBRIDGE TACTICAL CREDIT INSTITUTIONAL FUND, LTD.,
as a New Money Lender and as a Roll-Up Lender

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director, Co-Chief Investment Officer

1992 MASTER FUND CO-INVEST SPC - SERIES 4 SEGREGATED PORTFOLIO,
as a New Money Lender and as a Roll-Up Lender

By:	Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director, Co-Chief Investment Officer

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

BLACKROCK DIVERSIFIED PRIVATE DEBT FUND MASTER LP,
as a New Money Lender and as a Roll-Up Lender

By:	BlackRock Financial Management, Inc., its manager

By:	/s/ Zach Viders
	Name:	Zach Viders
	Title:	Authorized Signatory

GCO II AGGREGATOR 6 L.P.,
as a New Money Lender and as a Roll-Up Lender

By:	BlackRock Financial Management, Inc., its manager

By:	/s/ Zach Viders
	Name:	Zach Viders
	Title:	Authorized Signatory

GCO II AGGREGATOR 2 L.P.,
as a New Money Lender and as a Roll-Up Lender

By:	BlackRock Financial Management, Inc., its manager

By:	/s/ Zach Viders
	Name:	Zach Viders
	Title:	Authorized Signatory

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

CROWDOUT CAPITAL LLC,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Brian Gilmore
	Name:	Brian Gilmore
	Title:	Managing Member

CROWDOUT CREDIT OPPORTUNITIES FUND LLC,
as a New Money Lender and as a Roll-Up Lender

By:	/s/ Brian Gilmore
	Name:	Brian Gilmore
	Title:	Managing Member

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

JENNIFER STRAUMINS,
as a New Money Lender and as a Roll-Up Lender

/s/ Jennifer Straumins

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

AGENT:

Legal Reviewed	CANTOR FITZGERALD SECURITIES, as Agent

/s/ Ryan Yeh	By:	/s/ Christian Wall
Ryan Yeh		Name:	Christian Wall
Assistant General Counsel		Title:	Head of Fixed Income

Signature Page to Senior Secured Super-Priority
Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

List of Schedules and Exhibits

Schedule 1	Subsidiaries
Schedule 2	Disqualified Institutions Designated by the Supermajority Lenders
Schedule 2.1(a)	Term Loan Commitments
Schedule 6.19	Post-Closing Matters
Schedule 6.24	Restructuring Milestones
Annex 1	Collateral Description Attachment to Loan and Security Agreement
Annex 2	Relative Lien Priorities on Collateral
Annex 3	Relative Claim Priorities
Annex 4	Certain Defined Terms
Exhibit A	Form of Interim DIP Order
Exhibit B-1	Form of Borrower Joinder Agreement
Exhibit B-2	Form of Guarantor Joinder Agreement
Exhibit C	Form of Assignment
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Note
Exhibit F	[Reserved]
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Tax Compliance Certificates
Exhibit I	[Reserved]
Exhibit J	Form of Initial Approved Budget

Schedule 1
Subsidiaries

●	VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (wholly- owned) (“Vertex Operating”)

●	Vertex Splitter Corporation, a Delaware corporation (wholly-owned) (“Vertex Splitter”)

●	Vertex Refining LA, LLC, a Louisiana limited liability company (wholly-owned by Vertex Operating) (“VRLA”)

●	Crystal Energy, LLC, an Alabama limited liability company (wholly-owned by Vertex Operating) (“Crystal”)

●	Tensile-Myrtle Grove Acquisition Corporation, a Delaware corporation (wholly-owned by Vertex Splitter) (“TMGA”)

●	VERTEX MERGER SUB, LLC, a California limited liability company (wholly-owned by Vertex Operating) (“Merger Sub”)

●	VERTEX RECOVERY MANAGEMENT, LLC, a Texas limited liability company (wholly-owned by Vertex Operating) (“VRM”)

●	Vertex Refining NV, LLC, a Nevada limited liability company (wholly owned by Vertex Operating) (“VRNV”)

●	Vertex Refining Myrtle Grove LLC, a Delaware limited liability company (84% owned by Vertex Operating and 16% owned by TMGA)

●	Vertex II GP, LLC, a Nevada limited liability company (100% owned by Vertex Operating) (“Vertex II GP”)

●	Vertex Acquisition Sub, LLC, a Nevada limited liability company (wholly-owned by Vertex Operating) (“Vertex Acquisition”)

●	BANGO OIL LLC, a Nevada limited liability company (wholly-owned by VRNV) (“Bango Oil”)

●	VERTEX RECOVERY, L.P., a Texas limited partnership (99% owned by Vertex Acquisition and 1% owned by Vertex II GP) (“Vertex Recovery”)

●	CROSSROAD CARRIERS, L.P., a Texas limited partnership (99% owned by Vertex Acquisition and 1% owned by Vertex II GP) (“Crossroad Carriers”)

●	CEDAR MARINE TERMINALS, LP, a Texas limited partnership (99% owned by Vertex Acquisition and 1% owned by Vertex II GP) (“CMT”)

●	H & H OIL, L. P., a Texas limited partnership (100% owned by Crossroad Carriers) (“H &H Oil”)

●	HPRM, LLC, a Delaware limited liability company (1% owned by Vertex Splitter, 65% owned by THAC and 34% owned by Vertex Operating) (“HPRM”)

●	Tensile-Heartland Acquisition Corporation, a Delaware corporation (100% owned by Vertex Splitter) (“THAC”)

●	Vertex Marine Fuel Services LLC, a Delaware limited liability company (wholly-owned by Vertex Operating) (“Vertex Marine”)

●	Vertex Refining Texas LLC, a Texas limited liability company (wholly-owned by Vertex Operating) (“Vertex Texas”)

●	Vertex Renewables LLC, a Delaware limited liability company (wholly-owned by Vertex Operating) (“Renewables”)

Senior Secured Super-Priority Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

Schedule 1 - 1

●	Vertex Renewables Alabama LLC, a Delaware limited liability company (wholly-owned by Renewables) (“Renewables AL”)

Excluded Subsidiaries as of the Closing Date

●	Vertex Recovery Management LA, LLC, a Louisiana limited liability company (50% owned by VRM) (“VRM-LA”)

Senior Secured Super-Priority Debtor-in-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

Schedule 1 - 2

Schedule 2

Disqualified Institutions Designated by the Supermajority Lenders

[On file with Agent]

Schedule 2.1(a)
Term Loan Commitments

Lender Name	Term Loan Commitments for New Money Term Loans as of the Closing Date	Interim Roll -Up Loan Amounts	Restricted Roll-Up Loan Amounts	Final Roll-Up Loan Amounts
Whitebox Multi-Strategy Partners, LP	$10,722,291.21	$4,979,354.62	$15,635,700.38	$6,066,641.50
Whitebox Relative Value Partners, LP	$6,307,230.13	$2,929,032.13	$9,197,470.82	$3,568,612.66
Whitebox GT Fund, LP	$1,009,156.82	$468,645.14	$1,471,595.33	$570,978.02
Pandora Select Partners, LP	$587,345.33	$272,758.94	$1,011,721.78	$392,547.40
Highbridge SCF II Loan SPV, L.P.	$1,697,567.02	$788,337.87	$0.00	$1,897,559.83
Highbridge Tactical Credit Master Fund, L.P.	$7,668,655.49	$3,561,268.23	$15,833,630.27	$1,174,915.76
Highbridge Tactical Credit Institutional Fund, Ltd.	$1,780,600.07	$826,897.82	$4,032,906.68	$106,271.67
1992 Master Fund Co-Invest SPC – Series 4 Segregated Portfolio	$386,503.94	$179,489.64	$0.00	$432,038.53
GCO II Aggregator 2 L.P.	$0.00	$3,090,700.20	$56,385,753.51	$0.00
BlackRock Diversified Private Debt Fund Master LP	$10,697,564.88	$4,967,871.90	$22,528,546.11	$1,418,154.96
GCO II Aggregator 6 L.P.	$33,764,720.20	$12,589,392.09	$0.00	$10,175,293.93
CrowdOut Credit Opportunities Fund LLC	$3,407,157.94	$1,582,259.56	$7,266,001.95	$365,078.14
CrowdOut Capital LLC	$1,471,206.97	$683,217.89	$1,839,494.17	$459,860.57
Jennifer Straumins	$500,000.00	$1,030,000.00	$0.00	$220,000.00
TOTAL	$80,000,000.00	$37,949,226.03	$135,202,821.00	$26,847,952.97

Loan and Security Agreement – Vertex Refining Alabama LLC

Schedule 2.1(a) - 1

Schedule 6.19
Post-Closing Matters

The Loan Parties agree to and will complete, or cause to be completed, all of the following actions, including execution and delivery of any documents, as applicable, not later than the dates specified following the Closing Date (or such later date as agreed by the Required Lenders in their sole discretion), in each case, in form and substance satisfactory to Agent and the Required Lenders:

1.	None.

Loan and Security Agreement – Vertex Refining Alabama LLC

Schedule 6.19 - 1

Schedule 6.24
Restructuring Milestones

●	No later than three (3) days after the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Interim DIP Order, the Scheduling Order and the Bid Procedures Order;

●	No later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

●	No later than thirty-five (35) days after the Petition Date, the deadline for submitting indications of interest;

●	No later than fifty (50) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the disclosure statement;

●	If the Debtors elect to pursue a Credit Bid Sale, no later than seventy (70) days after the Petition Date, the Bankruptcy Court shall have entered the Credit Bid Sale Order;

●	If the Debtors elect to pursue a Third-Party Sale, (a) the Bid Deadline shall be no later than no later than sixty-five (65) days after the Petition Date; and (b) no later than ninety (90) days after the Petition Date, the Bankruptcy Court shall have entered the Third-Party Sale Order;

●	No later than ninety-five (95) days after the Petition Date, the order confirming the Plan shall have been entered; and

●	No later than one hundred and fifteen (115) days after the Petition Date, the Plan Effective Date shall have occurred.

Loan and Security Agreement – Vertex Refining Alabama LLC

Schedule 6.24 - 1

ANNEX 1

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

DEBTOR:                  Each of the Loan Parties

SECURED PARTY: Cantor Fitzgerald Securities, as Agent for the benefit of Lenders

All property of each of the Loan Parties (herein referred to as “Grantor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to (collectively, the “Collateral”):

(a)        all accounts, accounts receivable, contract rights, notes, drafts, acceptances, chattel paper, leases, letters of credit issued for the benefit of such Grantor and all writings evidencing a monetary obligation or a security interest in or a lease of goods; all rights to receive the payment of money or other considerations under contracts (including, without limitation, letter-of-credit rights) or by virtue of merchandise sold, leased or licensed, services rendered, loans and advances made or other considerations given, whether or not earned by performance and whether or not evidenced by or set forth in or arising out of any chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof; all merchandise which gave rise to any or all of the foregoing, including all goods; all claims or causes of action in connection with or under any agreement, contract, instrument or document or by operation of law or otherwise with respect to any of the foregoing; all collateral security of any kind given by any Person with respect to any of the foregoing; and, in any event, all accounts, instruments, letter-of-credit rights and chattel paper within the meaning of the UCC (any and all of the foregoing being the “Accounts, Instruments, Letter-of-Credit Rights and Chattel Paper”);

(b)        all inventory in all of its forms, wherever located, whether acquired by purchase, merger or otherwise; all raw materials and work in process therefor; all finished goods thereof and all materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing or production thereof, and, in any event, all inventory within the meaning of the UCC; goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind and goods which are returned to or repossessed by such Grantor; and all accessions thereto and products thereof (any and all such inventory, goods, accessions and products being the “Inventory”);

(c)        all equipment, machinery, chattels, tools, parts, machine tools, motor vehicles, aircraft, rolling stock, furniture, furnishings, fixtures and supplies of every nature, wherever located, and all accessions, additions and improvements thereto and substitutions therefor and all parts and equipment which may be attached to or which are necessary for the operation and use of such personal property, whether or not the same shall be deemed to be affixed to real property; all rights under or arising out of contracts relating to the foregoing; and, in any event, all equipment within the meaning of the UCC (any and all of the foregoing being the “Equipment”);

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 1 - 1

(d)        all general intangibles of every nature, including, without limitation, all payment intangibles; all books, correspondence, credit files, records, computer tapes, cards and other papers and documents in the possession or control of such Grantor, claims (including, without limitation, all claims for income tax and other refunds), rights, powers, privileges, authority, options, security interests, liens, remedies, choses in action, judgments, franchises, permits, licenses, licensing agreements and distributor agreements, together with the goodwill of the business associated with the foregoing, arising in or relating to the ordinary course of such Grantor’s business; all amounts received as an award in or settlement of a suit in damages and all rights to sue for past, present or future infringements; interests in joint ventures, general or limited partnerships or limited liability companies, option agreements, joint operating agreements, promotional materials and rights, leases and subleases; all other contract rights of such Grantor, including, without limitation, all rights to payment under a contract not yet earned by performance and not yet evidenced by an Account, Instrument, Letter-of-Credit Right or Chattel Paper; and, in any event, all general intangibles within the meaning of the UCC (any and all of the foregoing, together with all Intellectual Property (as defined in the Loan Agreement), being the “General Intangibles” and, together with the Accounts, Instruments, Letter-of-Credit Rights and Chattel Paper, herein collectively being the “Receivables”);

(e)        all documents of every nature and, in any event, all documents within the meaning of the UCC (any and all of the foregoing, including electronic documents, being the “Documents”);

(f)         all investment property of every nature, including, without limitation, allsecurities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts and, in any event, all investment property within the meaning of the UCC (any and all of the foregoing being the “Investment Property”);

(g)        all deposit accounts of every nature, including without limitation, all demand, time, checking, savings, passbook or other accounts maintained with any bank or similar institution and, in any event, all deposit accounts within the meaning of the UCC; provided that “Collateral” shall not include any zero-balance accounts for the purpose of managing payroll, employee benefits, or payroll or withholding tax payments (any and all of the foregoing being the “Deposit Accounts”);

(h)       all Intellectual Property (as defined in the Loan Agreement); and

(i)         supporting obligations, commercial tort claims, and the proceeds (in cash or otherwise) and products of the Collateral described in the foregoing clauses (a) through (o) including, without limitation, the proceeds of any sale or other disposition of such Collateral and all insurance proceeds of any kind paid at any time in connection with such Collateral, all liens (whether possessory, contractual, statutory or otherwise) with respect to such Collateral, and all rights and claims (whether in the nature of indemnities, warranties, guaranties or otherwise) of such Grantor with respect to such Collateral, including, without limitation, the right of such Grantor to bring suit to enforce its rights with respect to such Collateral; provided that the inclusion of proceeds in this Agreement does not authorize such Grantor to sell, dispose of or otherwise use the Collateral in any manner not specifically authorized hereby or by the Loan Agreement.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 1 - 2

Notwithstanding the foregoing, “Collateral” shall not include and no security interest shall be deemed granted in any Excluded Property; provided, however, the exclusion in clause (c) of the definition of “Excluded Property” in the Loan Agreement shall in no way be construed (i) to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9- 407 and 9- 408 thereof) or other applicable law (including the United States Bankruptcy Code) or principles of equity, (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing Liens upon any rights or interests of any Grantor in or to the Proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts or other Receivables), or (iii) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 1 - 3

ANNEX 2

Relative Lien Priorities on Collateral1

Shared Collateral constituting Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds)	Shared Collateral constituting DIP Priority Collateral (other than Business Interruption Insurance Proceeds)	Shared Collateral constituting Business Interruption Insurance Proceeds[2]	DIP Exclusive Collateral
Carve Out	Carve Out	Carve Out	Carve Out
Permitted Priority Liens	Permitted Priority Liens	Permitted Priority Liens	Permitted Priority Liens
Intermediation Facility Liens	Hedging Liens	Hedging Liens/ Intermediation Facility Liens/DIP Liens	Hedging Liens[3]
Intermediation Facility Adequate Protection Liens	DIP Liens	Pre-Petition Term Loan Adequate Protection Liens/ Intermediation Facility Adequate Protection Liens	DIP Liens
Hedging Liens	Pre-Petition Term Loan Adequate Protection Liens	Pre-Petition Liens	Pre-Petition Term Loan Adequate Protection Liens
DIP Liens	Pre-Petition Liens	—	Pre-Petition Liens
Pre-Petition Term Loan Adequate Protection Liens	Intermediation Facility Liens	—	—
Pre-Petition Liens	Intermediation Facility Adequate Protection Liens	—	—

1 Terms used in this Annex shall have the meaning given to such terms in Annex 4.

2 The Intermediator must have marshalled, taken, liquidated and exhausted all remedies and recoveries available to the Intermediator under the Intermediation Contracts from any other Intermediation Facility Priority Collateral, including Intermediation Title Property.

3 Only with respect to DIP Exclusive Collateral held by Participating Hedging Debtors.

Annex 2 - 1

ANNEX 3

Relative Claim Priorities4

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
Carve Out	Carve Out	Carve Out	Carve Out	Carve Out	Carve Out	Carve Out
Intermediation Superpriority Claims	Superpriority Hedging Claims	Superpriority Hedging Claims/ DIP Super-Priority Claims/ Intermediation Superpriority Claims	Superpriority Hedging Claims	Superpriority Hedging Claims	Superpriority Hedging Claims	DIP Super-Priority Claims

4 Terms used in this Annex shall have the meaning given to such terms in Annex 4.

Annex 3 - 1

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
Pre-Petition Intermediation Facility Adequate Protection Claims	DIP Super-Priority Claims	Shell Superpriority Claims	All DIP Super-Priority Claims / Certain Intermediation Superpriority Claims (solely with respect to Business Interruption Insurance Proceeds)	All DIP Super-Priority Claims	DIP Super-Priority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims
Superpriority Hedging Claims	Intermediation Superpriority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims / Pre- Petition Intermediation Facility Adequate Protection Claims	Intermediation Superpriority Claims (claims other than Business Interruption Insurance Proceeds)	Intermediation Superpriority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims	—

Annex 3 - 2

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
DIP Super-Priority Claims	Shell Superpriority Claims	—	Shell Superpriority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims	—	—
Shell Superpriority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims	—	Pre-Petition Term Loan Adequate Protection Super-Priority Claims /Certain Pre-Petition Intermediation Facility Adequate Protection Claims (solely with respect to Business Interruption Insurance Proceeds)	—	—	—

Annex 3 - 3

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
Pre-Petition Term Loan Adequate Protection Super-Priority Claims	Pre-Petition Intermediation Facility Adequate Protection Claims	—	Pre-Petition Intermediation Facility Adequate Protection Claims (claims other than Business Interruption Insurance Proceeds)	—	—	—

Annex 3 - 4

ANNEX 4

Certain Defined Terms

“Books” means, as to any Debtor, the books and records, including ledgers; records concerning such Debtor’s assets or liabilities, including the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Interruption Insurance Percentage” means, as of any date of determination, (i) with respect to the Intermediator, the percentage determined by dividing the outstanding Intermediation Obligations after the Intermediator has marshalled, taken, liquidated and exhausted all remedies and recoveries available to the Intermediator under the Intermediation Contracts (as defined in the Intermediation Order) from any other Intermediation Facility Priority Collateral and any insurance rights owned or held by the Intermediator in its own name covering such Intermediation Facility Priority Collateral to the Intermediation Obligations under the Intermediation Contracts, by the sum of such Intermediation Obligations, plus the outstanding Hedge Obligations plus the outstanding DIP Obligations, hereunder in each case, as of the time of the occurrence of the event giving rise to Business Interruption Insurance Proceeds; (ii) with respect to the Hedge Provider, the percentage determined by dividing the outstanding Hedge Obligations, by the sum of such Intermediation Obligations, plus the outstanding Hedge Obligations plus the outstanding DIP Obligations, hereunder in each case, as of the time of the occurrence of the event giving rise to Business Interruption Insurance Proceeds and (iii) with respect to the DIP Secured Parties hereunder, the difference between 100% and the percentages determined in items (i) and (ii) of this definition. For purposes of determining “Business Interruption Insurance Percentage” with respect to the Intermediator, the Intermediator shall be required to marshal, take, liquidate and exhaust all remedies and recoveries available to the Intermediator with respect to (x) all other categories of Intermediation Facility Priority Collateral, including Intermediation Title Property and (y) all insurance owned and held in the name of the Intermediator with respect to the Intermediation Facility Priority Collateral prior to receiving any recovery of Business Interruption Insurance Proceeds under policies required by the Intermediation Contracts and such policies shall be the secondary policy with respect to Intermediation Facility Priority Collateral.

“Business Interruption Insurance Proceeds” means proceeds of business interruption insurance policies maintained by Parent or Vertex Refining. Any Business Interruption Insurance Proceeds go, first, to satisfy the Carve Out, second, to any Permitted Priority Liens, and third, to any obligations secured by Hedging Liens, DIP Liens and Intermediation Facility Liens on a pari passu basis in accordance with the Business Interruption Insurance Percentage to claims secured by the DIP Liens, Hedging Liens and Intermediation Facility Liens.

“Catalyst Assets” means any catalyst assets and inventory constituting catalyst, precious metals assets and precious metals inventory and all additions, accessions and all rights related thereto.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 1

“Carve Out” means the Carve Out (as defined in the DIP Order).

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Debtor or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property (as defined in the DIP Order or as defined in the Intermediation Order)) in or upon which a Lien is granted by a Debtor to the Secured Parties with the priorities as set forth in Annex 3.

“Debtors” means the Debtors (as defined in the DIP Order).

“DIP Exclusive Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Debtor (excluding, Vertex Refining and limited with respect to the Hedge Provider, only Participating Hedging Debtors) or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property or any other Shared Collateral, including business interruption insurance policies maintained by Parent) in or upon which a Lien is granted by a Debtor to the Hedge Provider and DIP Secured Parties with the priorities as set forth in Annex 3; provided that no Debtor shall grant a Lien to the Hedge Provider to the extent such Debtor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty by such Debtor.

“DIP Liens” means the DIP Liens (as defined in the DIP Order).

“DIP Obligations” means the DIP Obligations (as defined in the DIP Order).

“DIP Order” means that certain interim or final order (I) Authorizing The Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (IV) Granting Adequate Protection to the Pre-Petition Term Loan Secured Parties, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief.

“DIP Priority Collateral” means Shared Collateral other than the Intermediation Facility Priority Collateral including the DIP Secured Parties’ Business Interruption Insurance Percentage.

“DIP Secured Parties” means the DIP Secured Parties (as defined in the DIP Order).

“DIP Super-Priority Claims” means the DIP Super-Priority Claims (as defined in the DIP Order).

“Excluded Property” means Excluded Property (as defined in the DIP Order or as defined in the Intermediation Order).

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 2

“Hedge Facility” means the Hedge Facility (as defined in the Intermediation Order).

“Hedge Obligations” means the Hedge Obligations (as defined in the Intermediation Order) but shall not include any other Intermediation Obligations or Transaction Obligations (as defined in the Intermediation Contracts), including, without limitation, by virtue of setoff, netting, or indemnification rights under the Intermediation Contracts.

“Hedge Provider” means the Hedge Provider (as defined in the Intermediation Order).

“Hedging Liens” means the Hedging Liens (as defined in the Intermediation Order).

“Hydrocarbon Credit Support” means, as of any time, all Inventory constituting or consisting of Hydrocarbons (as defined in the Intermediation Contracts) then owned or at any time hereafter acquired by Vertex Refining, that is located at a Company Storage Location (as defined in the Intermediation Contracts); provided that “Hydrocarbon Credit Support” shall not include any Excluded Property or any Catalyst Assets.

“Independent Amount” means the Independent Amount (as defined in the Independent Amount Letter as in effect on the date hereof).

“Independent Amount Letter” means the independent amount letter entered into between Vertex Refining and the Intermediator in connection with the Intermediation Contracts, as may be amended from time to time.

“Intermediation Contracts” means the Intermediation Contracts (as defined in the Intermediation Order).

“Intermediation Title Property” means Intermediation Title Property (as defined in the Intermediation Order) or the Proceeds thereof and Supporting Obligations with respect thereto, and the Independent Amount.

“Intermediation Facility Adequate Protection Liens” means the Intermediation Facility Adequate Protection Liens (as defined in the Intermediation Order).

“Intermediation Facility Liens” means the Intermediation Facility Liens (as defined in the Intermediation Order).

“Intermediation Facility Priority Collateral” means all of the following assets of Vertex Refining (or Parent, solely with respect to business interruption insurance policies held by the Parent subject, clause (c)) with respect to which a Lien is granted as security for the Intermediation Obligations in each case whether tangible or intangible: (a) all Inventory subject to or intended to be sold as Intermediation Title Property under the Intermediation Contracts; (b) all Inventory constituting Hydrocarbon Credit Support; (c) the Intermediator’s Business Interruption Insurance Percentage of the proceeds of business interruption insurance policies; and (d) all Proceeds of (including other proceeds of insurance with respect to the foregoing), and Supporting Obligations (including Letter of Credit Rights) with respect to, any of the foregoing.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 3

“Intermediation Obligations” means the Intermediation Obligations (as defined in the Intermediation Order), whether arising prepetition or post-petition, but shall not include any Hedge Obligations, including, without limitation, by virtue of setoff, netting, or indemnification rights under the Intermediation Contracts or Hedge Facility.

“Intermediation Order” means that certain interim or final order (I) Authorizing Continuation of the Intermediation Contracts, as Amended, (II) Authorizing the Debtors to Enter Into and Perform Postpetition Intermediation Transactions and Postpetition Hedging Transactions, (IV) Providing Superpriority Administrative Expense Status and Liens in respect of Postpetition Intermediation Transactions and Postpetition Hedging Transactions, (V) Granting Adequate Protection to the Intermediation Provider, (VI) Provider Superpriority Administrative Expense Status in respect of Purchaser Support Agreements, (VII) Modifying the Automatic Stay, (VIII) Scheduling a Final Hearing and (IX) Granting Related Relief.

“Intermediation Superpriority Claims” means the Intermediation Superpriority Claims (as defined in Intermediation Order).

“Intermediator” means Macquarie (as defined in the Intermediation Order).

“Inventory” means “inventory” as defined in the UCC, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Debtor, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Debtor’s Books relating to any of the foregoing.

“Letter of Credit Rights” means “letter of credit rights” as defined in the UCC.

“Lien” means any pledge, bailment, lease, mortgage, deed of trust (or similar instrument), hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance, preference, priority or other lien (statutory or otherwise) in favor of the Secured Parties under the DIP Order or Intermediation Order.

“Parent” means Vertex Energy, Inc., a Nevada corporation, as debtor and debtor-in-possession.

“Participating Hedging Debtors” means the Participating Hedging Debtors (as defined in Intermediation Order).

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 4

“Permitted Priority Liens” means the Permitted Priority Liens (as defined in the DIP Order or as defined in the Intermediation Order).

“Pre-Petition Intermediation Facility Adequate Protection Claims” means Pre-Petition Intermediation Facility Adequate Protection Claims (as defined in the Intermediation Order).

“Pre-Petition Liens” means the Pre-Petition Liens (as defined in the DIP Order).

“Pre-Petition Loan Obligations” means the Pre-Petition Loan Obligations (as defined in the DIP Order).

“Pre-Petition Term Loan Adequate Protection Liens” means the “Pre-Petition Term Loan Adequate Protection Liens (as defined in the DIP Order).

“Pre-Petition Term Loan Adequate Protection Super-Priority Claims” means the Pre-Petition Term Loan Adequate Protection Super-Priority Claims (as defined in the DIP Order).

“Proceeds” means “proceeds” as defined in the UCC.

“Secured Parties” means DIP Secured Parties, the Hedge Provider and the Intermediator.

“Shared Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Vertex Refining and Parent (solely with respect to business interruption insurance policies maintained by Parent) thereby or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property) in or upon which a Lien is granted by a Debtor with the priorities as set forth in Annex 3. For the avoidance of doubt and notwithstanding anything to the contrary herein, Shared Collateral constituting Intermediation Facility Priority Collateral shall not include Intermediation Excluded Property.

“Shell Superpriority Claims” means the Shell Superpriority Claims (as defined in Intermediation Order).

“Superpriority Hedging Claims” means the Superpriority Hedging Claims (as defined in Intermediation Order).

“Supporting Obligations” means “supporting obligations” as defined in the UCC.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 5

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, any Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Vertex Refining” means Vertex Refining Alabama, LLC, a Delaware limited liability company, as debtor and debtor-in-possession.

Loan and Security Agreement – Vertex Refining Alabama LLC

Annex 4 - 6

Exhibit A

Form of Interim DIP Order

[See proposed Interim DIP Order attached to DIP Motion]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 A - 1

Exhibit B-1

Form of Borrower Joinder

THIS BORROWER JOINDER AGREEMENT NO. ___ (this “Agreement”), dated as of [___________], [___], to that certain Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of September 25, 2024, as may be amended from time to time (hereinafter referred to as the “Loan Agreement”) by and among Vertex Energy, Inc., a Nevada corporation (“Parent”), Vertex Refining Alabama LLC, a Delaware limited liability company (the “Borrower”), each of Parent’s direct and indirect subsidiaries from time to time party thereto, Cantor Fitzgerald Securities, as agent (the “Agent”) and the several lenders from time to time party thereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Loan Agreement.

The undersigned, ______________a [●] [corporation/limited liability company] (the “Additional Borrower”) wishes to become a party to the Loan Agreement and to acquire and undertake the rights and obligations of a “Borrower” thereunder. The Additional Borrower is entering into this Agreement in accordance with the provisions of the Loan Agreement in order to become a Borrower thereunder.

Accordingly, the Additional Borrower and the other Loan Parties hereby agree as follows with the Agent, for the benefit of the Secured Parties:

1.             The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Borrower will be deemed to be a party to and a “Borrower” under the Loan Agreement and shall have all of the obligations of a Borrower thereunder as if it had executed the Loan Agreement and the other Loan Documents as a “Borrower”. The Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Loan Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Paragraph 1, the Additional Borrower (i) is hereby made a party to the Loan Agreement and the other Loan Documents as a “Borrower” thereunder with the same force and effect as if originally named therein as a “Borrower” and the Additional Borrower hereby jointly and severally assumes and agrees to pay and perform all obligations of a Borrower under the Loan Agreement and each of the other Loan Documents, (ii) hereby jointly and severally agrees to pay in full the Obligations as set forth in Article XIII of the Loan Agreement, and (iii) hereby expressly assumes all obligations and liabilities of a Borrower under the Loan Agreement.

2.             Each of the Additional Borrower and the other Loan Parties hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document are true and correct in all material respects as of the date hereof (without duplication of any materiality qualifier set forth therein) after giving effect to any Disclosure Letter Supplement delivered in connection herewith.

3.             The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Borrower will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of a “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Additional Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement. Without limiting the generality of the foregoing terms of this Paragraph 3, the Additional Borrower hereby grants, pledges and assigns to the Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Additional Borrower in and to the Collateral (as such term is defined in Exhibit A of the Loan Agreement) of the Additional Borrower.

4.            The Additional Borrower acknowledges and confirms that it has received a copy of the Loan Agreement and the schedules and exhibits thereto and each Loan Document and the schedules and exhibits thereto. The information on the schedules to the Loan Agreement are hereby supplemented (to the extent permitted under the Loan Agreement) to reflect the information shown on the attached Schedule A.

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

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5.             The Loan Parties confirm that the Loan Agreement is, and upon the Additional Borrower becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Additional Borrower becoming a Borrower the term “Obligations,” as used in the Loan Agreement, shall include all obligations of the Additional Borrower under the Loan Agreement and under each other Loan Document.

6.             Each of the Loan Parties and the Additional Borrower agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts as the Agent may reasonably request in accordance with the terms and conditions of the Loan Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

7.             The following conditions must be met on or before the date hereof:

(a)           Loan Documents. Agent and the Lenders shall have received executed copies of this Agreement, executed by each applicable Loan Party.

(b)           Organizational Documents; Incumbency. Agent and the Lenders shall have received (i) copies of each Organizational Document executed by Additional Borrower, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated as of the date hereof or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) resolutions of the Board or similar governing body of each Loan Party, in each case, approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the date hereof, certified as of the date hereof by its secretary or an assistant secretary or other similar responsible officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of Additional Borrower’s jurisdiction of incorporation, organization, or formation dated a recent date prior to the date hereof.

(c)           Personal Property Collateral. In order to create in favor of Agent, for the benefit of Secured Parties, a valid, perfected security interest in personal property Collateral, Agent and the Lenders shall have received:

(i)              evidence satisfactory to Required Lenders of the compliance by Additional Borrower of its obligations under the Loan Agreement and the other Loan Documents to which it is a party (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein), together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Required Lenders, desirable to perfect the security interests purported to be created by each Security Agreement,

(ii)             original certificates (if any) with respect to all of the Equity Interests issued by Additional Borrower, together with undated powers executed in blank with respect thereto (provided, that any such certificates issued by any Person other than Additional Borrower shall only be required to be delivered on the date hereof to the extent timely received after using commercially reasonable efforts to obtain them), and

(iii)             a completed Disclosure Letter dated the date hereof and executed by an Responsible Officer of the Borrowers, together with all attachments contemplated thereby.

(d)           Opinion of Counsel. Lenders and the Agent and their respective counsel shall have received executed copies of the favorable written opinions of counsel for the Additional Borrower, and as to such other matters as Required Lenders may reasonably request, dated as of the date hereof and otherwise in form and substance satisfactory to Agent (and such counsel is hereby instructed to deliver such opinion to the Agent and Lenders).

(e)           Fees and Expenses. All accrued costs, fees, and expenses (including, without limitation, reasonable legal fees and expenses and the reasonable fees and expenses of any other advisors) and other compensation due and payable to Agent and the Lenders and required by this Agreement and the other Loan Documents to be paid on the date hereof shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to Borrowers.

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

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(f)            Closing Date Certificate. Borrowers shall have delivered to the Lenders an executed certificate certifying the items described in clause (b) of paragraph 7 and the conditions in Section 3.2(b) of the Loan Agreement have been met, together with all attachments thereto.

(g)           Notes. If requested, the Additional Borrower shall, simultaneously with the execution and delivery of this Agreement, execute and deliver a joinder to any Note that is outstanding substantially in the form of Annex A hereto.

Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Agent or Lenders, as applicable, on the date hereof.

8.                   This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.                   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Section 14.14 of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

10.                 Cantor Fitzgerald Securities is entering into this Agreement solely in its capacity as Agent and shall be entitled to all of the rights, privileges and immunities set forth in the Loan Agreement in acting hereunder.

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IN WITNESS WHEREOF, each of the Loan Parties and the Additional Borrower has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

ADDITIONAL BORROWER:	[ADDITIONAL BORROWER]
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

[LOAN PARTIES]:	[LOAN PARTIES],
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

Acknowledged, accepted and agreed:

CANTOR FITZGERALD SECURITIES,
as Agent

By:
Name:
Title:

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-4

Schedule A

Schedules to Loan Agreement

[TO BE COMPLETED BY BORROWER]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-5

ANNEX A

JOINDER AGREEMENT TO NOTE

This Joinder Agreement to Note (this “Agreement”), dated as of [●], is entered into by [                   ], a [●] [corporation/limited liability company] (the “Additional Borrower”), with respect to that certain Note, dated as of September 25, 2024, made by Vertex Refining Alabama LLC, a Delaware limited liability company (the “Borrower”, and collectively with the Additional Borrower, the “Borrowers”), payable to [●] (the “Lender”) (as amended, modified, supplemented or restated, and in effect from time to time, the “Note”). Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Note.

The Additional Borrower hereby acknowledges that it has received and reviewed a copy of the Note. By its execution and delivery of this Joinder Agreement and the counterpart signature page to the Note attached as Exhibit A hereto, the Additional Borrower shall be deemed to be a party to the Note and shall be a Borrower thereunder, in each case as if such Additional Borrower were an original signatory thereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-6

[ADDITIONAL BORROWER],
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-7

COUNTERPART SIGNATURE PAGE TO NOTE

[See Attached]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-8

[ADDITIONAL BORROWER],
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-1-9

Exhibit B-2

Form of Guarantor Joinder

THIS JOINDER AGREEMENT NO. ___ (this “Agreement”), dated as of [_________________], [___], to that certain Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of September 25, 2024, as may be amended from time to time (hereinafter referred to as the “Loan Agreement”) by and among Vertex Energy, Inc., a Nevada corporation (“Parent”), Vertex Refining Alabama LLC, a Delaware limited liability company (the “Borrower”), each of Parent’s direct and indirect subsidiaries from time to time party thereto, Cantor Fitzgerald Securities, as agent (the “Agent”) and the several lenders from time to time party thereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Loan Agreement.

The undersigned, ________________, a [●] [corporation/limited liability company] (the “Additional Guarantor”) wishes to become a party to the Loan Agreement and to acquire and undertake the rights and obligations of a “Guarantor” thereunder. The Additional Guarantor is entering into this Agreement in accordance with the provisions of the Loan Agreement in order to become a Guarantor thereunder.

Accordingly, the Additional Guarantor and the other Loan Parties hereby agree as follows with the Agent, for the benefit of the Secured Parties:

1.             The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Guarantor will be deemed to be a party to and a “Guarantor” under the Loan Agreement and shall have all of the obligations and rights of a Guarantor thereunder as if it had executed the Loan Agreement and the other Loan Documents as a Guarantor. The Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Loan Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Paragraph 1, the Additional Guarantor (i) is hereby made a party to the Loan Agreement and the other Loan Documents as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and the Additional Guarantor hereby jointly and severally assumes and agrees to pay and perform all obligations of a Guarantor under the Loan Agreement and each of the other Loan Documents, (ii) hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Secured Obligations in accordance with Article XIII of the Loan Agreement and (iii) hereby expressly assumes all obligations and liabilities of a Guarantor under the Loan Agreement.

2.             Each of the Additional Guarantor and the other Loan Parties hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document are true and correct in all material respects as of the date hereof (without duplication of any materiality qualifier set forth therein) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality standard set forth therein) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 5.9 of the Loan Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (i) and (iii), respectively, of Section 6.3(a) of the Loan Agreement.

3.             The Additional Guarantor acknowledges and confirms that it has received a copy of the Loan Agreement and the schedules and exhibits thereto and each Loan Document and Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Loan Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Loan Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A (and each of the Loan Parties ratifies such supplements and confirms that its obligations under the Collateral Documents, as so supplemented, shall be and continue to be in full force and effect).

4.             The Loan Parties confirm that the Loan Agreement is, and upon the Additional Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Additional Guarantor becoming a Guarantor the term “Obligations,” as used in the Loan Agreement, shall include all obligations of the Additional Guarantor under the Loan Agreement and under each other Loan Document.

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-2-1

5.             Each of the Loan Parties and the Additional Guarantor agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts as the Agent may reasonably request in accordance with the terms and conditions of, and to the extent that such further assurances are required under, the Loan Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

6.	The following conditions must be met on or before the date hereof:

(a)	Loan Documents. Agent shall have received this Agreement executed by each applicable Loan Party.

(b)          Organizational Documents; Incumbency. Agent shall have received (i) copies of each Organizational Document executed by Additional Guarantor, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated as of the date hereof or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) resolutions of the Board or similar governing body of each Loan Party, in each case, approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the date hereof, certified as of the date hereof by its secretary or an assistant secretary or other similar responsible officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of Additional Guarantor’s jurisdiction of incorporation, organization, or formation dated a recent date prior to the date hereof.

(c)          Personal Property Collateral. In order to create in favor of Agent, for the benefit of Secured Parties, a valid, perfected security interest in personal property Collateral, Agent shall have received:

(i)                   evidence satisfactory to the Required Lenders of the compliance by Additional Guarantor of its obligations under the Loan Agreement and Collateral Documents to which it is a party (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein), together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Required Lenders, desirable to perfect the security interests purported to be created by the Loan Agreement and Collateral Documents, and

(ii)                  original certificates (if any) with respect to all of the capital stock issued by Additional Guarantor, together with undated powers executed in blank with respect thereto (provided, that any such certificates issued by any Person other than Additional Guarantor shall only be required to be delivered on the date hereof to the extent timely received after using commercially reasonable efforts to obtain them).

(d)          Fees and Expenses. All accrued reasonable costs, fees, and expenses (including, without limitation, reasonable legal fees and expenses and the reasonable fees and expenses of any other advisors) and other compensation due and payable to Agent and the Lenders and required by this Agreement and the other Loan Documents to be paid on the date hereof shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to Borrower.

(e)          Officer’s Certificate. Borrower shall have delivered to the Agent an executed Officer’s Certificate, certifying the items described in clause (b) of this paragraph 6 and the conditions in Section 3.2(b) of the Loan Agreement have been met, with all attachments thereto.

Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Agent or Lenders, as applicable, on the date hereof.

7.             This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-2-2

8.             Each provision of this Agreement shall be severable from every other provision of this Joinder Agreement for the purpose of determining the legal enforceability of any specific provision.

9.             This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Section 14.14 of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

10.           Cantor Fitzgerald Securities is entering into this Agreement solely in its capacity as Agent and shall be entitled to all of the rights, privileges and immunities set forth in the Loan Agreement in acting hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-2-3

IN WITNESS WHEREOF, each of the Loan Parties and the Additional Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

ADDITIONAL GUARANTOR:	[ADDITIONAL GUARANTOR]
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

[LOAN PARTIES]:	[LOAN PARTIES],
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

Acknowledged, accepted and agreed:

CANTOR FITZGERALD SECURITIES,
as Agent

By:
Name:
Title:

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 B-2-4

EXHIBIT E

Form of Note

[                        ], [             ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [_______________________] or its registered assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of September 25, 2024, by and among Vertex Energy, Inc., a Nevada corporation (“Parent”), the Borrower, each of Parent’s direct and indirect subsidiaries from time to time party thereto, Cantor Fitzgerald Securities, as agent (the “Agent”) and the several lenders from time to time party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds in the manner set forth in Section 2.7(a) of the Loan Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This Note is one of the Notes referred to in the Loan Agreement, and the holder is entitled to the benefits thereof. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Delivery of an executed counterpart of a signature page of this Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 E-1

VERTEX REFINING ALABAMA LLC,
a Delaware limited liability company

By:
Name:
Title:

Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement – Vertex Refining Alabama LLC

 E-2